UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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_______________________________________________________________

XEROX HOLDINGS CORPORATION
(Name of Registrant as Specified In Its Charter)
_______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Xerox Holdings Corporation
YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:
You are cordially invited to attend the 2024 Annual Meeting of Shareholders (Annual Meeting) of Xerox Holdings Corporation (Xerox), to be held at 9:00 a.m., Eastern Time, on Wednesday, May 22, 2024, at 501 Merritt 7 in Norwalk, Connecticut. Your Board of Directors and management look forward to greeting those shareholders who are able to attend.
At the Annual Meeting you will be asked to consider and vote upon proposals to: (i) elect ten directors to our Board of Directors; (ii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; (iii) approve, on an advisory basis, the 2023 compensation of our named executive officers; (iv) approve the Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan; (v) consider a shareholder proposal relating to golden parachutes, if properly presented at the meeting; and (vi) consider a shareholder proposal requesting a director election resignation bylaw, if properly presented at the meeting.
Our Board unanimously recommends that you vote “FOR” all nominees for director, “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, “FOR” approval, on an advisory basis, of the 2023 compensation of our named executive officers, "FOR" approval of the Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan, "AGAINST" the shareholder proposal relating to golden parachutes, if properly presented at the meeting, and “AGAINST” the shareholder proposal requesting a director election resignation bylaw, if properly presented at the meeting.
Your vote is important — no matter how many or how few shares you may own. Whether or not you plan to attend the Annual Meeting, please submit your proxy as soon as possible. You may submit a proxy via the Internet, by telephone or, if applicable, by signing, dating, and mailing the proxy card. Specific instructions for shareholders of record who wish to use Internet or telephone proxy procedures are included in the enclosed Proxy Statement. Any shareholder attending the Annual Meeting may vote at the Annual Meeting even if a proxy has been returned.
The accompanying notice of meeting and the Proxy Statement provide specific information about the Annual Meeting and explain the various proposals. Please read these materials carefully.
Thank you for your continued support of Xerox.
For the Board of Directors,

Scott Letier	Steven J. Bandrowczak
Chairman of the Board	Chief Executive Officer
The accompanying Proxy Statement is dated April 11, 2024 and is first being distributed to shareholders on or about April 11, 2024.

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

You are cordially invited to attend the 2024 Annual Meeting of Shareholders of Xerox Holdings Corporation to be held at 9:00 a.m., Eastern Time, on Wednesday, May 22, 2024, at 501 Merritt 7, Norwalk, CT 06851. We look forward to meeting our shareholders who are able to attend.

Shareholders will be asked to:

1.Elect each of the ten directors named in the enclosed Proxy Statement;

2.Ratify the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.Approve, on an advisory basis, the 2023 compensation of our named executive officers;

4.Approve the Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan;

5.Consider a shareholder proposal relating to golden parachutes, if properly presented at the meeting; and

6.Consider a shareholder proposal requesting a director election resignation bylaw, if properly presented at the meeting.

Shareholders will also be asked to consider such other business as may properly come before the Annual Meeting.
Voting:
You are eligible to vote if you were a shareholder of record at the close of business on March 28, 2024.
Ensure that your shares are represented at the meeting by voting in one of several ways:

VIA THE INTERNET.
BY TELEPHONE.
BY MAIL.
AT THE ANNUAL MEETING.
Please review the Notice of Internet Availability of Proxy Materials or accompanying proxy card for voting instructions, and submit your proxy as soon as possible to ensure that your shares are represented, even if you plan to attend the Annual Meeting. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 22, 2024.
The Proxy Statement and 2024 Annual Report are available at
www.xerox.com/investor.

If you have any questions or require assistance in voting your shares, you should call HKL & Co., LLC, Xerox’s proxy solicitor for the Annual Meeting, toll-free at (844) 218-8384 (from the U.S. and Canada) or at (212) 468-5380 (from other locations) (Banks and Brokerage firms may call collect at (212) 468-5380). Alternatively, you can email HKL & Co., LLC at Xerox@hklco.com.
By order of the Board of Directors,
Flor M. Colón
Chief Legal Officer and Corporate Secretary
Norwalk, Connecticut
April 11, 2024

i

ii

How can I contact the Board?	103
What if multiple shareholders have the same address?	103
How may I obtain additional copies of the proxy materials?	104
Is there a list of shareholders entitled to vote at the Annual Meeting?	104
ANNEX A - Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan	105
PROXY CARD	119
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “plan”, “should”, “targeting”, “projecting”, “driving”, and similar expressions, as they relate to us, our business or operations, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions, and expectations and are subject to a number of factors that may cause actual results to differ materially, including those factors that are set forth in Xerox and Xerox Corporation’s combined Annual Report on Form 10-K for the year ended December 31, 2023, and Xerox’s and Xerox Corporation’s other filings with the U.S. Securities and Exchange Commission (SEC). These forward-looking statements speak only as of the date of the Proxy Statement or as of the date to which they refer, and Xerox and Xerox Corporation assume no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.
iii

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
The following are some of the questions that you may have about this proxy statement (Proxy Statement) and the answers to those questions. The information in this section does not provide all of the information that may be important to you with respect to this Proxy Statement. Therefore, we encourage you to read the entire Proxy Statement, which was first made available on or about April 11, 2024, for more information about these topics.

The Annual Meeting
The 2024 Annual Meeting of Shareholders (Annual Meeting) of Xerox Holdings Corporation (Xerox or the Company), will be held beginning at 9:00 a.m., Eastern Time, at 501 Merritt 7 in Norwalk, Connecticut, on Wednesday, May 22, 2024.

What is the purpose of the Annual Meeting?
At the Annual Meeting shareholders will consider and vote on the following matters:
1.Election of the ten nominees named in this Proxy Statement to our Board of Directors (Board), each for a term of one year;
2.Ratification of the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
3.Approval, on an advisory basis, of the 2023 compensation of our named executive officers;
4.Approval of the Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan;
5.Consideration of a shareholder proposal relating to golden parachutes, if properly presented at the meeting; and
6.Consideration of a shareholder proposal requesting a director election resignation bylaw, if properly presented at the meeting.
Shareholders will also be asked to consider any other business that may properly come before the Annual Meeting. In addition, our management will respond to appropriate questions from shareholders.

How do I vote?
Beneficial owners will receive a separate Notice of Internet Availability of Proxy Materials (Notice) with voting instructions from the bank, broker or other holder of record where the shares of common stock, par value $1.00 per share of the Company (Common Stock), or Series A Preferred Stock, par value $1.00 per share, are held. Beneficial owners should follow the instructions from their bank, broker or other holder of record for their shares to be voted. If you hold your shares through a broker, bank, or other nominee and wish to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from your broker, bank, or other nominee in order to vote your shares.

Registered shareholders can vote in any one of four ways:

BY INTERNET	BY TELEPHONE
If you have Internet access, you may vote your shares by following the “Vote by Internet” instructions included in the Notice or on the proxy card you may have received. If you vote via the Internet, do not return your proxy card.
If you received written materials, you may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card. If you vote by telephone, do not return your proxy card.
BY MAIL	AT THE ANNUAL MEETING
If you received written materials, you may vote by completing and signing the proxy card enclosed with this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the shares you own will be voted by the named proxies in accordance with the recommendations of our Board.
We will distribute written ballots to any shareholder of record or authorized representative of a shareholder of record who wants to vote in person at the Annual Meeting instead of by proxy. If you submit a proxy or voting instructions via the Internet, telephone or mail, you do not need to vote at the Annual Meeting. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank, or other nominee, you must obtain a legal proxy from your broker, bank, or nominee for you to vote at the Annual Meeting. See below under “How can I attend the Annual Meeting?”

If you vote by Internet, telephone or mail, you authorize each of the three directors, whose names are listed on the proxy card accompanying this Proxy Statement, to act as your proxies to represent you and vote your shares as you direct.

How does the Board recommend that I vote?
The Board recommends that you vote:
•“FOR” the election of each of the ten directors named in this Proxy Statement;
•“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
•“FOR” the approval, on an advisory basis, of the 2023 compensation of our named executive officers;
•“FOR” the approval of the Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan;
•“AGAINST” a shareholder proposal relating to golden parachutes, if properly presented at the meeting; and
•“AGAINST” a shareholder proposal requesting a director election resignation bylaw, if properly presented at the meeting.

Who can attend the Annual Meeting? How do I attend the Annual Meeting?
Only shareholders of record of our Common Stock and Series A Preferred Stock at the close of business on March 28, 2024, (the “Record Date”) or persons holding a valid proxy for the Annual Meeting have a right to attend the Annual Meeting. In-person admission to the Annual Meeting will be on a first-come, first-served basis. We reserve the right to restrict admission to the meeting or limit the number of representatives for any entity that may be admitted to the meeting for security or health and safety reasons, at our sole discretion.
Registered shareholders will be admitted to the Annual Meeting upon providing a valid form of government-issued photo identification, such as a driver’s license or passport. Your name will be verified against the list of shareholders of record on the Record Date prior to your admission to the Annual Meeting.
Beneficial owners will be admitted to the Annual Meeting upon providing your most recent brokerage statement, along with a valid form of government-issued photo identification, such as a driver’s license or passport, and an admission ticket. Please see “How do I register for the Annual Meeting and receive an admission ticket?” If you own shares in street name and wish to vote those shares at the Annual Meeting, you must obtain a “legal proxy” from your broker, bank or nominee.
No cameras, recording equipment, large bags, or packages will be permitted at the Annual Meeting. The use of cell phones, smart phones, tablets, and other personal communication devices for any reason during the Annual Meeting is strictly prohibited.
A live audio-only webcast of the Annual Meeting will be available at www.news.xerox.com/investors for shareholders that wish to listen to the meeting as a guest. You will not be able to vote your shares or submit questions during the meeting if you listen to the meeting through the webcast.
In the event that it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting in additional proxy materials filed with the SEC and included on our investor website at www.news.xerox.com/investors as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor the www.news.xerox.com/investors website for updated information.
If you have any further questions regarding admission to the Annual Meeting, please call Xerox Shareholder Services at (203) 849-2315.

How do I register for the Annual Meeting and receive an admission ticket?
To ensure that we are able to accommodate all shareholders that seek to attend while also administering our special health and safety protocols in an orderly fashion, we are requiring beneficial owners that wish to attend the Annual Meeting in person to request an admission ticket in advance by calling Xerox Shareholder Services at (203) 849-2315, or by mailing a written request, along with proof of your ownership of our Common Stock or Series A Preferred Stock as of the Record Date, to Xerox Holdings Corporation, Shareholder Services, 201 Merritt 7, Norwalk, CT 06851 — Attention Corporate Secretary.
All calls and written requests for admission tickets must be received by no later than the close of business on May 13, 2024.

PROPOSAL 1 — ELECTION OF DIRECTORS
Shareholders annually elect directors to serve for one year and until their successors have been elected and have been qualified. Based on the director nomination process described below, the ten persons whose biographies appear below have been nominated by the Board to serve as directors. Three of the director nominees currently serve on the Board. There are seven new director nominees.
Confident in the direction and future of Xerox, directors Margarita Paláu-Hernández and Philip Giordano, who have served on the Board since 2021 and 2022, respectively, have decided not to stand for reelection. We thank them for their many significant contributions in helping to guide the transformation of our Company.
Pursuant to our By-Laws, the Board increased the size of the Board from five to ten effective at the Annual Meeting.
Mr. Scott Letier is being nominated by the Board pursuant to the Nomination and Standstill Agreement, dated January 26, 2021, between the Company and Darwin Deason. See 2021 Nomination and Standstill Agreements for further information.
Each nominee brings to us valuable experience from a variety of fields. The biographical information presented regarding each nominee’s specific experience, qualifications, attributes, and skills led our Board to the conclusion that he or she should serve as a director. We believe that each of the nominees has demonstrated business acumen, an ability to exercise independent and sound judgment, an understanding of the Company’s business environment, and a commitment to serve the Company and our Board. We also value their significant experience on other public company boards of directors and board committees. The Board has determined that each of the nominees (other than Steven J. Bandrowczak, Chief Executive Officer of the Company, and John Bruno, President and Chief Operating Officer of the Company) are independent under The Nasdaq Stock Market LLC (Nasdaq) corporate governance rules and the Company’s independence standards.
It is expected that all nominees proposed by our Board will be able to serve on the Board if elected. Although not anticipated, if for any reason a nominee is unable to serve, the proxies may use their discretion to vote for a substitute nominated by the Board.
Diversity and Tenure
The Board is continuously seeking highly qualified, diverse candidates to add to the range of skills and experiences represented on our Board. The ten individuals nominated for election at our 2024 Annual Meeting bring valuable diversity to the Board. Four of the ten director nominees are women. One of our nominees is African American and one of our nominees is Asian. In addition, each director nominee contributes to the Board’s overall diversity by providing a variety of perspectives, personal and professional experiences, and backgrounds. The tenure of the current directors who are standing for election at this Annual Meeting averages approximately 3.5 years.

Board Skills and Diversity Matrix
As a Nasdaq-listed company, the Company is required to disclose Board level diversity statistics using a Nasdaq-mandated form of matrix. The information provided in the matrix below includes the key qualifications, skills, and attributes that each of our director nominees possesses that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill, or that other qualities were not also considered; rather, a mark indicates a specific area of focus or expertise on which the Board relied most heavily. Each director nominee’s biography below describes his or her qualifications and relevant experience in more detail.

Board Skills and Diversity Matrix
(As of April 11, 2024)

	Bandrowczak	Bruno	Erwin	Hung	Letier	Maynard-Elliott	McLaughlin	Roese	Schwetz	Wilson
Skills & Experience
Technology	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Global Business	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Business Operations	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Public/Private Company Boards & Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Tenure & Independence
Tenure (years)	2				6	3
Independence			✓	✓	✓	✓	✓	✓	✓	✓
Demographics
Age	63	59	59	57	63	55	58	53	50	58
Gender	M	M	F	F	M	F	M	M	F	M
Self-Identified Diversity Categories
African American or Black						✓
Asian				✓
White	✓	✓	✓		✓		✓	✓	✓	✓
In addition to the qualifications, skills, and attributes referenced above, we have provided below the principal occupation and other information about the relevant experience, qualifications, attributes, or skills that the Board has concluded qualify each of the nominees to serve as a director of the Company. Each director nominee has consented to being named in this Proxy Statement, and has agreed to serve if elected. Certain terms used in the biographies may be unfamiliar to you, so we are defining them here.
Immediate family means the spouse, the minor children and any relatives sharing the same home as the nominee.

Steven J. Bandrowczak
Age: 63 Director since: 2022
Occupation: Chief Executive Officer of Xerox
Education: B.S. in Computer Science, Long Island University; M.S. in Technology Management, Columbia University
Board Committees: Finance

Other Public Company Directorships (past 5 years): None.
Other Background: Mr. Bandrowczak was named Chief Executive Officer of Xerox Holdings Corporation effective August 2022. He joined Xerox in 2018, as President and Chief Operations Officer. Prior to joining Xerox, Mr. Bandrowczak served as Chief Operating Officer and Chief Information Officer at Alight Solutions, where he was responsible for the application portfolio and technical infrastructure of the organization. Throughout his career, Mr. Bandrowczak also held senior leadership positions at various multi-billion-dollar global companies, including Avaya, Nortel, Lenovo, DHL and Avnet. Mr. Bandrowczak was a director of Fuji Xerox in 2019. He teaches “Leading Disruptive Change in Digital Economy” at Columbia University for the Master of Science program and is a mentor at Columbia University’s Center for Technology Management.

John G. Bruno Age: 59 Occupation: President and Chief Operating Officer of Xerox Education: B.A., Business Management and Marketing, Saint Peter's University
Other Public Company Directorships (past 5 years): Global Payments (NYSE: GPN).
Other Background: Mr. Bruno joined Xerox in 2022 as President and Chief Operating Officer, where he is responsible for the Print, Digital Services, and IT Services business units. Prior to joining Xerox, Mr. Bruno was CEO of Storm Ventures LLC. Mr. Bruno served as Chief Operating Officer of Aon, a global professional services firm, and Chief Executive Officer of Data & Analytics Services. Prior to AON, Mr. Bruno was President, Industry & Field Operations and Executive Vice President of Corporate Development for NCR Corporation from 2014 to 2021. He has also held senior leadership positions with Goldman Sachs, Merrill Lynch, Cisco Systems, and United Parcel Services.

Tami A. Erwin
Age: 59
Occupation: Former EVP and CEO of Verizon Business Group
Education: Business Administration, Pacific Union College, Executive Program at the Stanford University Graduate School of Business

Other Public Company Directorships (past 5 years): John Deere (NYSE: DE), and F5 (NASDAQ: FFIV).
Other Background: Ms. Erwin is a veteran CEO, Fortune 500 director, and expert on digital transformation and growth. She served as EVP and CEO of Verizon Business Group from 2019 to 2022. Prior to becoming EVP and CEO, she served as EVP of Operations at Verizon from 2016 to 2019. Prior roles include: SVP of wireline ops, Chief Marketing Officer and numerous field roles. As EVP and CEO of Verizon Business, Ms. Erwin led more than 26,000 employees in 60 countries. Over three and a half years, she scaled an organization that delivered significant gains in profitability and revenue ($31+ billion in 2022), and advanced Verizon’s leadership in 5G technology.
Ms. Erwin built a culture known for high performance, inclusivity, and belonging. Erwin is on the boards of John Deere, F5, York Space Systems and Skylo. She is a member of the advisory council of Dublin-based Aptiv, an Operating Partner with UK based infrastructure investment group Digital Gravity, an Advisor to the CEO at Cohesity, a Senior Fellow of Mission Possible Partnership, and a Champion in JOURNEY, a nonprofit that works to advance diversity at the top of the private sector.

Priscilla Hung
Age: 57
Occupation: Senior Advisor, Former President & Chief Operating Officer, Guidewire Software
Education: B.A., Computer Science, Mills College; MEng, Operation Research & Industrial Engineering, Cornell University

Other Public Company Directorships (past 5 years): Veeva Systems (NYSE: VEEV), Vonage Holdings
Other Background: Ms. Hung became Senior Advisor to Guidewire Software, a provider of cloud-based software for the insurance industry in 2024 after serving in various management roles since 2005, most recently as President and Chief Operating Officer from 2020 to 2023. Prior to that, Ms. Hung held senior roles at various companies including Ariba Technologies and Sun Microsystems. She is currently a member of the board of directors of Veeva Systems, where she is also a member of the audit committee. She also serves as a member of the board of directors of Ethos Life, a privately held insurance company, and Waystar, a company that offers a technology platform for healthcare revenue cycle management solutions. Ms. Hung was also a director of Vonage Holdings from 2019 until its acquisition in 2022.

Scott Letier
Age: 63       Director since: 2018
Occupation: Managing Director of Deason Capital Services, LLC
Education: B.B.A. with a concentration in accounting, Southern Methodist University — Cox School of Business
Board Committees: Audit (Chair), Compensation, Corporate Governance

Other Public Company Directorships (past 5 years): Conduent Incorporated (NASDAQ: CNDT).
Other Background: Mr. Letier has been Chief Investment Officer and Managing Director of Deason Capital Services, LLC (“DCS”) since July 2014. Prior to joining DCS, Mr. Letier was the Managing Director of JFO Group, LLC, the family office for the Jensen family, from September 2006 to July 2014. Mr. Letier has over 20 years of prior leadership roles serving as a private equity investment professional and chief financial officer, and began his career in the audit group at Ernst & Whinney (now Ernst & Young). Mr. Letier has served on numerous boards in the past, and currently serves as Chairman of the Board of Directors of Conduent Incorporated, a provider of business process outsourcing services, and on the boards of several private companies, including Colvin Resources Group, a Dallas based search and staffing firm, File & ServeXpress, LLC, an electronic filing, process service, and secure document exchange platform serving the legal system, Gardenuity, Inc., a tech enabled wellness and e-commerce company, and he serves on the fund advisory board of Anchor Capital GP, a private equity firm, and Griffis Residential, a Denver based multi-family real estate management and investment firm. Mr. Letier is a Certified Public Accountant.

Nichelle Maynard-Elliott
Age: 55       Director since: 2021
Occupation: Former Executive Director, Mergers & Acquisitions, for Praxair, Inc. (a wholly-owned subsidiary of Linde plc)
Education: B.A. in Economics, Brown University; J.D., Columbia University School of Law
Board Committees: Audit, Compensation (Chair), Corporate Governance

Other Public Company Directorships (past 5 years): Element Solutions Inc. (NYSE: ESI); Lucid Group, Inc. (NASDAQ: LCID).
Other Background: Ms. Maynard-Elliott was Executive Director, Mergers & Acquisitions, for Praxair, Inc., a worldwide industrial gases company, from July 2011 to May 2019, where among other things, she advised Praxair on its $90 billion merger in 2018 with the Linde Group. She was responsible for evaluating and negotiating global acquisitions, divestitures, joint ventures, and other business combinations. Ms. Maynard- Elliott joined Praxair in 2003. Prior to Praxair, Ms. Maynard-Elliott served as an associate at the law firms of Kelley Drye & Warren LLP, Pryor Cashman LLP, and Weil, Gotshal & Manges LLP. Ms. Maynard-Elliott has

served as an independent director of Element Solutions Inc., a global specialty chemicals firm, since 2018 and currently serves as Chair of its Audit Committee. Ms. Maynard-Elliott has served as an independent director of Lucid Group, Inc., a manufacturer of electric vehicles, since 2021, and currently serves as a member of its Nomination and Governance Committee, and Compensation and Human Capital Committee. She also serves as a trustee of The Advisor’s Inner Circle Fund III (and Affiliated Trusts), and Chair of its Governance Committee, and as a director of Chiron Capital Allocation Fund Ltd. and Chair of its Governance Committee. In addition, over the course of her executive and legal careers, Ms. Maynard-Elliott has been actively involved in seeking to influence and develop diverse and inclusive cultures in traditionally white male-dominated environments.

Edward G. McLaughlin Age: 58 Occupation: President and Chief Technology Officer of Mastercard Education: B.A., University of Pennsylvania, Wharton School of Business
Other Public Company Directorships (past 5 years): None.
Other Background: Mr. McLaughlin is the President and Chief Technology officer of Mastercard and a member of the company’s executive committee since 2017. He oversees the company’s technology functions, including the global payments network, enterprise platforms, technology infrastructure and operations, information security, and global technology hubs. Prior to this role, he served as chief information officer, directing the development of Mastercard products and services. Prior to joining Mastercard in 2005, Mr. McLaughlin was group vice president, products and strategy at Metavante (now FIS) which he joined in 2002 through acquisition of Paytrust, an online payments company of which he was co-founder and CEO. Prior to co-founding Paytrust, Mr. McLaughlin was the executive vice president of product and marketing at LogicWorks, Inc., a data modeling software company. He is a graduate of the University of Pennsylvania, Wharton School of Business and a founding member of the Harvard Kennedy School’s Council on the Responsible Use of Artificial Intelligence. Mr. McLaughlin was awarded the Forbes CIO Innovation Award for 2019, and named to the CIO Magazine Hall of Fame in 2024.

John J. Roese Age: 53 Occupation: Chief Technology Officer at Dell Technologies Education: B.S., University of New Hampshire
Other Public Company Directorships (past 5 years): None
Other Background: Mr. Roese has served as Global Chief Technology Officer at Dell Technologies since 2019. In this role, Mr. Roese is responsible for establishing the company’s future-looking technology strategy and fostering a culture of innovation to make sure Dell Technologies is at the forefront of the industry and anticipating customers’ technology needs, even before they arise. Mr. Roese was Chief Technology Officer at Dell Technologies and EMC Corporation from 2012 to 2019. Prior to joining Dell EMC in 2012, Mr. Roese was the CTO, GM, and leader of several technology companies including EMC, Nortel, Broadcom, Futurewei, Enterasys, and Cabletron systems. Mr. Roese is an established conference speaker, published author, and holds more than 20 pending and granted patents in areas such as policy-based networking, location-based services, and security. Mr. Roese has been active in numerous boards, including ATIS, OLPC, Blade Networks, Pingtel, Nexoya, Bering Media, Cloud Foundry Foundation, NYU Wireless Industry Advisory Board, and the Federal Communications Commission (FCC) Communications Security, Reliability, and Interoperability Council. He currently serves on the Open Secure Software Foundation board of directors, and the Purdue Research Foundation / Purdue University Lab to Life Technology Leaders Advisory Board.

Amy Schwetz Age: 50 Occupation: SVP & Chief Financial Officer of Flowserve Education: B.S., Accounting, Indiana University
Other Public Company Directorships (past 5 years): Dril-Quip (NYSE: DRQ).
Other Background: Ms. Schwetz has served as SVP & Chief Financial Officer of Flowserve, a manufacturer of industrial equipment and aftermarket service provider, since 2020. From 2005-2020, Ms. Schwetz held various management roles at Peabody Energy, where she most recently served as EVP & Chief Financial Officer. Ms. Schwetz began her career at Ernst & Young, where she was an audit manager. She is currently a member of the board of directors of Dril-Quip, where she serves as chair of the audit committee and also serves on the compensation, governance, and nomination committees.

Kenneth S. Wilson Age: 58 Occupation: Chief Executive Officer of Jabil Education: B.A., The Open University; MBA, Edinburgh Business School
Other Public Company Directorships (past 5 years): Jabil (NYSE: JBL).
Other Background: Mr. Wilson is the current CEO and director of Jabil since May 2023. He previously served as executive vice president and CEO of Jabil’s Green Point division, where he also assumed responsibility for Consumer Packaging and Corporate Procurement. Prior to Jabil, he spent eight years at Motorola where he served as operations manager in their Handset Division.

The Board unanimously recommends a vote
FOR
the election of each of the ten directors nominated by the Board.

2021 Nomination and Standstill Agreement
On January 26, 2021, the Company entered into a Nomination and Standstill Agreement with Darwin Deason ("Deason" and such agreement, the "Nomination Agreement").
Under the Nomination Agreement, current director Scott Letier is designated as the “Deason Designee” on the Board.
If the Deason Designee resigns from the Board or is not serving on the Board following his or her election or appointment (for any reason other than as a result of not being nominated by the Company for election at an annual meeting of shareholders or not being elected by shareholders at any annual meeting), then Deason has the right to designate a replacement who is approved by the Company, with such approval not to be unreasonably withheld, and who otherwise satisfies the requirements of the applicable Nomination Agreement.
The Company is not required to include the Deason Designee on any slate of directors subsequent to that for the 2021 Annual Meeting. However, for any annual meeting of shareholders subsequent to the 2021 Annual Meeting, the Company has agreed to notify Deason no less than forty-five days before the advance notice deadline set forth in the By-Laws whether the Deason Designee will be nominated by the Company for election as a director at such annual meeting.
Under the Deason Nomination Agreement, the Deason Designee is required to resign from the Board if Deason does not have a net long position in at least 9,919,295 shares of Common Stock, all subject to applicable anti-dilution adjustment. The Nomination Agreement includes certain specified limits on the size of the Board, subject to the terms of the agreement. Under the Nomination Agreement, Deason and his controlled affiliates have agreed to certain standstill and voting commitments during the particular specified periods set forth in the Nomination Agreement.
The foregoing description of the Nomination Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such Nomination Agreement, which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated January 26, 2021, and filed with the SEC.

CORPORATE SOCIAL RESPONSIBILITY
For generations, Xerox has stood for innovation, quality, and an excellent customer experience. Led by the core values our founder established more than a half-century ago, we strive to conduct business ethically and in an environmentally and socially conscious manner. We are the company that revolutionized the office, created printing-on-demand, and repeatedly reinvented and transformed to keep pace with the demands of our clients and the market. We set goals, track our progress, communicate, and share best practices to improve the quality of work and life, keeping to the core value of corporate citizenship.
Today, we honor this heritage by turning investments in innovation into products and services that help our customers and clients be more productive, profitable, and sustainable. We are helping define the future of work and enabling printing beyond paper with new technologies designed to disrupt the market and change the way we think about workflows and information processes. This is our contribution to a more sustainable world.
Reaching Net Zero by 2040
With climate change being one of the defining issues of our time, we fast-tracked our net zero goal by 10 years to 2040, and integrated climate change-related risks and opportunities into our Enterprise Risk Management. We shared our roadmap to reach net zero in our 2022 Corporate Social Responsibility Report (CSR). Our roadmap covers our full value chain, and focuses on improving processes and energy efficiency as well as designing environmentally responsible products and clean technologies that extend beyond print. Our interim goal is to reduce our Scope 1 and Scope 2 Green House Gas (GHG) emissions at least 60% by 2030, against the Company’s 2016 baseline. This is in line with the ambitious science-based global warming target, validated and approved by the Science Based Targets initiative (SBTi). Our GHG emissions are third-party assured in accordance with ISO 14064-3:2019, and are updated in our progress summary as new data becomes available. In 2022, Xerox was named to CDP’s Annual "A List” for climate change transparency and performance. CDP is a nonprofit organization that runs the global disclosure system for investors, companies, and regions to manage their environmental impacts.
Circular economy initiatives remain a part of our business strategy. Our first commercial product in 1959, the Xerox 914, introduced electronics remanufacturing long before the term “circular economy” became popular. Our vision was to transform Xerox manufacturing, operations, offices, and facilities into waste-free workplaces. We had this same vision for our clients’ workplaces: a world where electronics and supplies at the end of their useful life would come full circle to become raw materials for tomorrow’s technology. In this model, quality and performance are not compromised, precious natural resources are conserved, and waste becomes obsolete. Six decades later, we continue to demonstrate that a circular economy delivers environmental, economic, and societal benefits. To meet this commitment, we have developed several collection and waste reduction programs, while also designing technology to align with the circular economy’s key elements. The majority of spent toner cartridges and other consumables returned through Green World Alliance, Xerox's customer recycling program, are recycled, reused, or remanufactured. We continue to make progress towards increasing the post-consumer recycled content in our eco-label eligible devices.
Our Corporate Social Responsibility Goals
We report our environmental and social goals and a status of our progress toward achieving those goals in our CSR Report which is available on our website at www.xerox.com/en-us/about/corporate-social-responsibility, as well as in our Corporate Social Responsibility Progress Summary, also available from xerox.com under “About Xerox — Corporate Information — Corporate Social Responsibility.” Information about Environment, Health, Safety, and Sustainability at Xerox, including details of our initiatives with respect to carbon footprint, paper, clean air & water, waste, chemical management, and health & safety, is available on our website at www.xerox.com/en-us/about/ehs. Information on the Xerox website, including the above-referenced information and materials, is not incorporated by reference into this Proxy Statement.
Diversity, Inclusion, and Belonging
We know the power of having a global and diverse team. It is one of the reasons Xerox has been successful for more than 115 years. By having a diverse workforce, we gain the benefit of different ways of looking at our business, leading to innovative breakthroughs for our customers and more engaging work for our people. Research shows diverse companies have more engaged, productive, and innovative workforces and in turn perform better financially.
In 2023, women made up approximately 26 percent of the Xerox workforce and 40 percent of our Executive Committee – a reflection of our commitment to gender diversity and inclusion at the highest level. We continue to focus on improving the representation of women in professional roles and creating more opportunities in leadership for women across Xerox and within our Board.
These accomplishments are the direct result of our Diversity, Inclusion, and Belonging (DIB) roadmap, which reflects the foundation set by our first modern-day Chief Executive Officer (CEO), Joseph Wilson. Thanks to his vision, social responsibility, diversity, and inclusion became a part of our value system and helped forge who we are today – a workplace where everyone can thrive and reach full potential.
As the world changes, we continue to evolve to turn today's challenges into opportunities, incorporating new elements within our DIB strategy, including employee listening sessions that educate and cultivate belonging.
Our DIB roadmap continues to focus on the areas where we can deliver the most meaningful impact:
•Diverse Pipeline: We aim to recruit, hire, and promote more woman globally, as well as underrepresented talent within the U.S. for professional-level job roles. Our pipeline is governed by Xerox's diversity policy known as the Wilson Rule.
•Partnership: We build relationships with external organizations to help ensure our talent pools reflect the markets and communities we serve. For example, we are working with AI vendors using their unique algorithms to increase the pool of women and underrepresented candidates for our job openings.
•Culture Change: We leveled-up our culture cohesion by hosting organization-wide DIB learning events and listening sessions and expanding the number of Employee Resource Groups (ERGs) to 10, welcoming a disability-focused ERG called Enable All. In 2023, we held our fourth annual All of Us Together DIB event that was focused on cultivating and sustaining an inclusive workplace culture. The event received an overall 96% satisfaction rating on information and engagement with 99% of respondents stating that they understand how Xerox is advancing our DIB roadmap.
•Community Outreach: We foster relationships with partners that reflect the communities that we serve. Examples of these partnerships include our work with A Better Chance, the Thurgood Marshall College Fund Leadership Institute, and GenderCool to provide mentorship, sponsorship, and scholarship support to underrepresented youth, and provide equality-opportunities for more successful career outcomes. In the U.K., we partner with the Prince's Trust, a leading youth charity in the country. Our partnership focuses on fundraising efforts and practical support for the charity’s programs that provide opportunities for young people from deprived and disadvantaged backgrounds to succeed.
•Accountability: We are committed to being transparent about our DIB progress. We measure progress against our Environmental, Social, and Governance (ESG) metrics and leverage our Corporate Social Responsibility Report to inform the public about our strategy and progress. In 2023, we completed an assurance audit against Social Key Performance Indicators that confirmed the accuracy of our methodology and an internal audit of all DIB programs, processes, policies, and strategies for impacts to protected characteristics.
More information about our global DIB initiatives and strategies is available on our website at www.xerox.com/en-us/jobs/diversity. Information on the Xerox website, including the above-referenced information, is not incorporated by reference into this Proxy Statement.
Environmental, Social, and Governance (ESG) Initiatives
At our core is a deep and long-lasting commitment to ESG, a pledge to inspire and support our people, conduct business ethically across the value chain, and preserve our planet. This commitment stems from our corporate values established over 60 years ago, which include: succeeding through satisfied customers; delivering quality and excellence in all we do; requiring a premium return on assets; using technology to develop market leaders; valuing and empowering our employees; and behaving responsibly as a corporate citizen.
We continue this legacy by creating products and services that help our customers to be more productive, profitable, and sustainable. We deliver solutions that drive customer success and enable a new, better world. We do this in our own operations, as well as in workplaces, communities, and cities around the world. We recognize the world’s challenges such as climate change and human rights, and understand the role we play.
Our pledge to inspire and support our people, conduct business ethically, and protect our planet remains at the core of everything we do. At Xerox, we believe in continuously improving and we apply this mentality to ensuring we are always finding ways to improve the sustainability of our operations.

The Xerox 2023 CSR report describes our management approach related to ESG. Our work aligns with the United Nations Sustainable Development Goals (SDGs), and in 2023 Xerox joined the UN Global Compact, demonstrating our commitment to this framework. To ensure we are responsive to all stakeholders, Xerox has also been reporting in accordance with the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate Change Related Disclosures (TCFD).
The content of our website, including the above-referenced information, is not incorporated by reference into this Proxy Statement.
Our Employees
As of December 31, 2023, we had approximately 20,062 employees; a reduction of approximately 390 (2%) employees since December 31, 2022. The reduction in headcount resulted from net attrition (attrition net of gross hires), restructuring, as well as the impact of organizational changes including employee transfers associated with shared services arrangements.
On a geographic basis, approximately 10,161 employees were located in the U.S. and approximately 9,897 employees were located outside the U.S. We had approximately 10,665 employees or approximately 53% of our employees engaged in providing services to customers (direct service and managed services).
Approximately 20% of our employees are represented by unions or similar organizations, such as worker’s councils, with approximately 90% located outside the U.S. As of December 31, 2023, approximately 24.6% of our employees were women and 32% of our U.S. employees self-identified as diverse.
Employee Safety
At Xerox, we are committed to maintaining a safe workplace environment for our people. We have an incident reporting process, workplace safety inspections, and hazard analysis that allows improvements in areas where we can reduce or prevent incidents. Several methods are also used to raise employee safety awareness including site-specific hazard management, off-the-job safety information, and communications regarding safety concerns. In 2023, we created and launched a safety training module to raise safety awareness globally, which was completed by approximately 99% of employees. During 2023 the total number of Day Away from Work Injury cases, which relies on employees to self-report, was 102 cases, as compared to 77 cases in 2022.
Talent Management and Workforce Development
Talent management and workforce development are critical for the future of Xerox and fueling business growth and innovation. We use high-impact practices and technology to drive global workforce capability and integrate learning with work. Our organization and talent planning processes include reviews with business leaders to build our talent pipeline. More broadly, Human Resources (HR) provides a forum for management to review the future needs of the organization, noting strengths, gaps, and strategies to build strong teams for the next chapter at Xerox. During our most recent organization and talent planning process, we identified the potential successors for critical roles. We also utilize a third-party, online learning platform that is available to all Xerox employees for self-directed learning, which supports skill and career growth.
Xerox aligns all leadership offerings to our Leadership Capability model called MEET. This model outlines a set of curated attributes that we know are the key to our future success. The MEET model reflects what we value and how we aspire to work together to move our company forward including leading with purpose (Model), striving for continuous improvement (Evolve), equipping others to thrive (Empower), and fostering trust (Trust). Our senior leaders have been introduced to and have evaluated themselves against the MEET criteria. During 2024 the model will be rolled out to the remainder of the Xerox population and integrated into our Performance Management process.
The Company is also committed to accelerating the careers of high-potential, diverse employees and women along with identifying more diverse candidates for open roles. For example, Vista, our high-potential development program, recently completed its second year, and we launched the third cohort in early 2023. This is a one-year program that provides opportunities for our highest-potential employees across the globe, to accelerate their career development through education, experience, and exposure. This program also includes individualized career coaching, mentorship, and networking opportunities with Executive Committee and Senior Leadership members, which accelerates our talent pipeline, retains early talent, and increases employee engagement.
Additionally, our leaders embrace and support the Wilson Rule, which requires that one out of every three final candidates for professional roles be diverse.

Global Learning Innovation
We adopt a blended technology-led learning model to drive the Xerox business and talent strategies. Learning is delivered to our staff using an appropriate modality to support professional development and build capabilities across the company, on time, and in a cost-effective manner. Our Learning and Development (L&D) function is focused on business agility and driving digital transformation across our workforce.
Our employees have access to a global learning platform that includes an extensive portfolio of online courses, virtual classroom events, simulations, job aids, and other learning and development resources. As our business evolves, we continue to leverage technology to identify new skills and capabilities required to ensure we remain competitive in the global market. Our L&D function partners with Xerox business leaders to design capability-building programs and Xerox's senior leadership champions a long-term vision to continually develop the skills of our employees. During 2023, approximately 95% of Xerox employees completed at least one or more formal learning offering, which includes both required and voluntary training. Using Xerox’s global learning platform, Xerox employees completed approximately 257,000 courses, over approximately 203,000 hours.
Total Rewards
Our success depends on attracting, retaining, and motivating a highly productive, global workforce. To achieve this, we take pride in offering our employees a comprehensive Total Rewards program that includes various compensation, benefits, and work-life programs. Our programs are designed to achieve the following objectives:
•Drive shareholder value: support our business strategy and culture.
•Align with performance: incentivize the right behaviors - when the Company wins, our employees win.
•Support our talent strategy: attract, retain, and motivate a productive workforce.
As with most global companies, our compensation and benefits vary based on employee eligibility, and local practices and regulations. We benchmark our programs to ensure we remain competitive with our peers and the markets we serve, and to maintain alignment with our short-term and long-term business goals.
Our compensation offerings include base pay and short-term and long-term incentive programs. Our short-term programs include: a Management Incentive Plan (MIP), designed to drive Xerox’s pay for performance culture and incentivize our leaders to help Xerox achieve sustainable growth; sales compensation programs to tightly align our sales force with business goals; and a Profit Share Plan (PSP), designed to give a broad population of our employees an opportunity to share in the organization’s success. A Long-Term Incentive (LTI) equity-based program reinforces alignment of our leaders and key talent with shareholders.
Our benefit offerings provide our employees with choice and flexibility to help them reach their health and financial goals. Our offerings include the following core programs: health care, wellness, retirement, paid time off, life and disability insurance, and access to voluntary benefits.

Philanthropy and Community Involvement
From our earliest days as a company, Xerox has demonstrated a steadfast commitment to corporate social responsibility. Our greatest goal is to facilitate employee-driven philanthropy. Together, Xerox and our employees are creating real impact and sustainable change for the greater good. In 2023, Xerox employees volunteered for approximately 43,000 hours.
Our efforts are focused on four strategic areas to maximize change:
•Strong vibrant communities: Xerox invests in communities where our people and clients live and work, strengthening ties with our stakeholders, and embedding Xerox into the fabric of communities around the world. We encourage our people to give back to the causes they believe in, by providing employees with a day each year to volunteer at a cause of their choice. Xerox also offers a limited employee match to certain charitable organizations.
•Education and workforce preparedness: Xerox supports the role of education in society, through colleges, universities, science, technology, engineering, and math (STEM) education programs, and workforce development programs that prepare the next generation of leaders, inventors, and scientists.
•Science and technology: Xerox invests in scientific research and partnerships to serve the long-term strategic interests of the Company and our world.
•Disaster relief: Xerox provides aid to our employees and their neighbors in crises during natural disasters.
Corporate Governance of ESG
The Corporate Governance Committee of the Board has oversight for ESG. The Committee reviews significant shareholder relations issues and environmental and CSR matters, ensuring that our actions align with our core values and citizenship priorities. The CSR Council, comprised of senior executives who manage specific CSR topic areas, has centralized oversight of the Company’s management approach, including policies, goals, strategies, and actions to drive progress. The primary mission of the CSR Council is to drive global strategies with a client-centric impact to advance our legacy and leadership in corporate sustainability. Actions taken must meet the expectations of our stakeholders, including clients, employees, investors, regulators, and communities worldwide.
Each year, Xerox conducts regular outreach with our investors to facilitate candid discussions about our business and strategy. In 2023, the company hosted 20 calls and meetings with 6 different investors providing feedback about ESG reporting metrics, diversity, and executive compensation practices. We include ESG metrics in the compensation criteria for all senior management, which covers climate change, a balanced workforce, and workplace safety.
Annual training regarding ethics, privacy, DIB, and security are required for all of our employees. Additional specialized training is required for certain roles and numerous training programs are available for employees to take on their own initiative.
A variety of proprietary and leading industry security features are also used to protect Xerox devices from malicious attacks. Xerox's robust security and education market solutions were recognized by KeyPoint Intelligence with the Buyers Lab (BLI) 2021-2022 PaceSetter Awards for Worldwide Document Imaging Security for Production and Office solutions, as well as for the Education Market in North America.
Xerox takes data protection very seriously. Xerox’s information security and privacy programs are designed to comply with applicable laws and regulations and are based on industry standards and best practices such as the National Institute of Technology (NIST) Cybersecurity Framework, ISO 27001. Xerox Privacy Policy ensures that the processing of personal data is based on the subject’s consent, as individuals have a right to withdraw or alter consent at any time for future processing. Please refer to Xerox’s privacy website at www.xerox.com/privacy for further information. The content of our website, including the above-referenced information, is not incorporated by reference in this proxy statement unless expressly noted.
Adherence to our policies and procedures governing data protection is enforced through a combination of technical and manual safeguards over our systems and facilities, disciplinary actions against employees, audit rights, and contractual rights against our vendors.

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
Xerox is committed to the highest standards of business integrity and corporate governance. All of our directors, executives, and employees are required to act ethically under our codes of conduct. In addition, our directors must act in accordance with our Code of Business Conduct and Ethics for Members of the Board; our principal executive officer, principal financial officer, and principal accounting officer, among others, must act in accordance with our Finance Code of Conduct; and all of our executives and employees must act in accordance with our Code of Business Conduct. Each of these codes of conduct can be accessed through our website at xerox.com/governance (under Board Conduct and Ethics), xerox.com/en-us/about/corporate-social-responsibility/finance-code-of-conduct, and xerox.com/governance (under Code of Business Conduct), respectively. Our Corporate Governance Guidelines and the charters of our Audit, Compensation, Corporate Governance, and Finance Committees can be accessed through our website at xerox.com/governance. They are also available to any shareholder who requests them in writing addressed to Xerox Holdings Corporation, 201 Merritt 7, Norwalk, CT 06851, Attention: Corporate Secretary. We will disclose any future amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics for members of the Board, our Code of Business Conduct, and our Finance Code of Conduct for our officers, on our website as promptly as practicable and in accordance with applicable U.S. Securities and Exchange Commission (SEC) and Nasdaq rules. The Corporate Governance Committee of the Board periodically reviews and reassesses the adequacy of our overall corporate governance, Corporate Governance Guidelines, and committee charters.
Director Nomination Process
The Corporate Governance Committee considers candidates for Board membership recommended by Board members, management, shareholders, and others (see below). The Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors and that management representation on the Board should be limited to Company senior management. There are no specific minimum qualifications that the Corporate Governance Committee believes must be met by prospective candidates; however, the Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include, among other things, the candidate’s broad perspective, integrity, independence of judgment, experience, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities. The Corporate Governance Committee does not assign specific weight to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees.
Pursuant to Nomination Agreement discussed above, current director Scott Letier is the Deason Designee, with Deason having the right to replace its director designee during the period covered by the Nomination Agreement with an individual selected by Deason and who is subject to Company approval.
In January 2024, the Board retained Trewstar Corporate Board Services to assist it in identifying highly-qualified, diverse, and experienced candidates to join the Company's Board. The entire Board participated in the search process. As a result of the Board recruitment process, six non-executive director nominees standing for election in 2024 are new to the Board. The nominees bring a wealth of skills and experience in the areas of technology, global business operations, business transformation, leadership and public/private company boards and governance.
Board Diversity
Our Corporate Governance Guidelines dictate that diversity should be considered by the Corporate Governance Committee in the director identification and nomination process. Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the director nomination process. This means that the Corporate Governance Committee seeks nominees who bring a variety of business backgrounds, experiences, and perspectives to the Board. In February 2020, the Board amended our Corporate Governance Guidelines to require that the initial list of candidates from which new, management-supported director nominees are chosen by the Corporate Governance Committee should include, but not necessarily be limited to, qualified women and minority candidates. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge, and abilities that will allow the Board to fulfill its responsibilities. See Board Skills and Diversity Matrix.

Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee may do so by submitting a written recommendation to the Secretary of the Company at Xerox Holdings Corporation, 201 Merritt 7, Norwalk, CT 06851. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment, and current board memberships (if any) for the Corporate Governance Committee to consider. The submission must be accompanied by the written consent of the nominee to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received no earlier than November 12, 2024, and no later than December 12, 2024, will be considered for nomination at the 2025 Annual Meeting of Shareholders.
Shareholder Proxy Access
In March 2020, the Board adopted Amended and Restated By-Laws which added Section 13 to Article I of the By-Laws, to permit a shareholder, or a group of up to twenty (20) shareholders, owning three percent (3%) or more of the Company’s outstanding Common Stock continuously for at least three (3) years, to nominate and include in the Company’s proxy materials director candidates constituting up to the greater of two (2) directors or twenty percent (20%) of the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the By-Laws, including the requirement to provide timely notice of the proxy access nomination to the Company. For the 2025 Annual Meeting of Shareholders, to be considered timely, such notice of proxy access nomination must be received by the Company no earlier than November 12, 2024, and no later than December 12, 2024. The By-Laws are available on our website at www.xerox.com/governance (under By-Laws).
Shareholder Right to Call a Special Shareholder Meeting
In February 2022, the Board amended the Company’s By-Laws to permit shareholders holding a combined 20% of the Company’s voting stock to call a special meeting of shareholders. The By-Laws are available on our website at xerox.com/governance (under By-Laws).
Shareholder Action by Written Consent
At the 2022 Annual Meeting of Shareholders, the Company’s shareholders approved an amendment to the amended and restated Certificate of Incorporation of the Company that permits shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting to act by written consent to take any action permitted to be taken by shareholders under applicable New York law and our By-Laws.
Board Leadership Structure
The Board’s goal is to achieve the best board leadership structure for effective oversight and management of the Company’s affairs. The Board believes that there is no single, generally accepted approach to providing board leadership, and that each possible leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what the Board believes is the right board leadership structure may vary as circumstances warrant.
The Company’s governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. Our policies do not preclude the Chief Executive Officer (CEO) from also serving as Chairman of the Board. This flexibility has allowed the Board to utilize its experience and knowledge to appoint the most qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and CEO roles when desirable.
During the Board’s evaluation of its leadership structure, the Board took into account many factors, including the specific needs of the Board and the business, our Corporate Governance Guidelines, and the best interests of our shareholders. Upon recommendation of the Corporate Governance Committee, the non-employee directors of the Board concluded that the current leadership structure continues to be the right leadership structure for the Company at this time, and that it is in the best interests of the shareholders to maintain the separate Chairman and CEO roles currently in place. This structure allows our CEO to focus on the operations of our business while the independent Chairman focuses on leading the Board in its responsibilities. The Board deems this overall board governance structure appropriate as it benefits from the CEO’s knowledge of the Company operations and substantial board experience, while maintaining Board independence in the Chairman role. Our independent Chairman leads the Board in its responsibilities by performing the following duties: presiding at executive sessions of the independent directors; calling special meetings of the independent directors, as needed; addressing individual Board member performance matters, as needed; and serving as liaison on Board-wide issues between the independent directors and the CEO.

Under our Corporate Governance Guidelines, each regularly scheduled Board meeting must include an executive session of all directors and the CEO and a separate executive session attended only by the independent directors.
Our Board is currently 80% comprised of directors who qualify as independent directors. We have an independent Chairman and each of our standing Board committees (with the exception of the Finance Committee) is comprised solely of independent directors, including our Corporate Governance Committee, which establishes our corporate governance policy and monitors the effectiveness of this policy at the Board level.
Risk Oversight
Our Board has ultimate oversight responsibility for our Enterprise Risk Management (ERM) process. The Board oversees our ERM process through the Audit Committee, which previews the ERM assessment and process for subsequent review by the Board. Our ERM process is designed to strengthen our risk-management capability and to assess, monitor, and manage all categories of business risk, including strategic, operational, compliance, and financial reporting. The Company’s Chief Financial Officer (CFO) is responsible for the Company’s ERM function through the Enterprise Risk Steering Committee, which includes the majority of the direct reports to the CEO, as well as our Chief Information Officer, our Controller, and our Chief Audit Executive. The Enterprise Risk Steering Committee inspects risk mitigation plans and progress, identifies and addresses emerging risks, and shares mitigation best practices across the Company. Additionally, to ensure that ERM is integrated with our business management, the Company’s Management Committee, the Business Ethics and Compliance Office, and various internal control committees monitor risk exposure and the effectiveness of how we manage these risks.
While the Board has ultimate oversight responsibility for the risk management process, various committees of the Board have been delegated responsibility for oversight of certain aspects of risk management. In addition to its responsibility to oversee the overall ERM process, the Audit Committee focuses on financial risk, including risks associated with internal control, audit, financial reporting, and disclosure matters, and also on oversight of our Ethics, Litigation, Information, and Cyber Security risk mitigation plans and progress. In addition, the Compensation Committee seeks to incent executive employees in a manner that discourages unnecessary or inappropriate risk-taking, while encouraging a level of risk-taking behavior consistent with the Company’s business strategy. In parallel, the Board’s Finance Committee oversees aspects of our Global Economy risk, and on an as needed basis, special sub-Committees are established to focus on specific business risks.
We believe that our leadership structure supports the risk oversight function of the Board. Our CEO serves on the Board, and is able to promote open communication between management and directors relating to risk. Additionally, each Board committee is comprised solely of independent directors, and all directors are actively involved in the risk oversight function.
Director Independence
A director is not considered independent unless the Board determines that he or she has no material relationship with the Company. The Board has adopted categorical standards to assist in both its determination and the Corporate Governance Committee’s recommendation as to each director’s independence. Under these categorical standards, a director will be presumed not to have a material relationship with the Company if:
(1)he or she satisfies the bright-line independence and other applicable requirements under the listing standards of Nasdaq and all other applicable SEC rules regarding director independence, in each case from time to time in effect;
(2)he or she is not a current employee (and none of his or her “immediate family members” is employed as an “executive officer,” each as defined by the Nasdaq rules) of a company that has made payments to, or received payments from, the Company or any of its consolidated subsidiaries for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more; and
(3)in the event that he or she serves as an executive officer or director of a charitable organization, the Company and its consolidated subsidiaries have not made payments to the charity in excess of the greater of 5% of the charity’s revenues or $200,000.
Our Board has determined that all of the nominees for election as directors are independent under the Nasdaq rules and our Corporate Governance Guidelines, with the exception of Steven J. Bandrowczak, our Chief Executive Officer, and John Bruno, our President and Chief Operating Officer.

In addition, the Corporate Governance Committee reviews relationships involving members of the Board, their immediate family members and affiliates, and transactions in which members of the Board, their immediate family members and their affiliates have a direct or indirect interest in which the Company is a participant, to determine whether such relationship or transaction is material and could impair a director’s independence. In making independence determinations, the Board considers all relevant facts and circumstances from the point of view of both the director and the persons or organizations with which the director has relationships, including with respect to those directors covered by the Nomination Agreement discussed above. See Certain Relationships and Related Person Transactions.
Based on the results of the aforementioned review, 80% of our nominees for election as directors are deemed to be independent.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions Policy
The Board has adopted a policy addressing the Company’s procedures with respect to the review, approval, and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Regulation S-K). The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which the Company will participate or has participated and a “related person” (as defined in Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest, and which exceeds $120,000 in the aggregate, is subject to review (each such transaction, a Related Person Transaction). In its review of Related Person Transactions, the Corporate Governance Committee reviews the material facts and circumstances of the transaction and takes into account certain factors, where appropriate, based on the particular facts and circumstances, including: (i) the nature of the “related person’s” interest in the transaction; (ii) the significance of the transaction to the Company and to the “related person”; and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of the Company.
No member of the Corporate Governance Committee may participate in the review, approval, or ratification of a transaction with respect to which he or she is a “related person.”
Certain Employment Arrangements
We actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire, but none who received more than $120,000 in annual compensation were employed by Xerox in 2023.
Icahn Repurchase
On September 28, 2023, the Company entered into a share purchase agreement with Carl Icahn and certain of his affiliates pursuant to which the Company repurchased an aggregate of approximately 34 million shares, at a price per share of $15.84 (the closing price per share on September 27, 2023, the last full trading day prior to the execution of the share purchase agreement), for an aggregate purchase price of approximately $542 million. This transaction was unanimously recommended to the Company’s Board of Directors by a Special Committee of the Board, comprised solely of independent directors.

BOARD OF DIRECTORS AND BOARD COMMITTEES
Committee Functions, Membership and Meetings
Our Board has four standing committees: Audit, Compensation, Corporate Governance, and Finance. The Technology Committee of the Board was dissolved in October 2023. Set forth below is a summary of the responsibilities of each Board committee, the number of committee meetings held during 2023 for each committee, and a list of the members of each committee. From time to time or as necessary, the Board also forms special committees to provide oversight and/or review of specific matters.
Audit Committee (8 meetings)
A copy of the charter of the Audit Committee is posted on the Company’s website at xerox.com/governance.
The responsibilities of the Audit Committee include:
•Oversee the integrity of the Company’s financial statements;
•Oversee the Company’s compliance with legal and regulatory requirements;
•Oversee the Company’s risk assessment policies and practices, including the ERM process, and preview the ERM assessment and process for subsequent review by the Board;
•Assess the qualifications and independence of the Company’s independent registered public accounting firm;
•Assess the performance of the Company’s independent registered public accounting firm and the internal audit function;
•Review the Company’s audited financial statements, including the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board their inclusion in the Company’s Annual Report on Form 10-K;
•Review changes in working capital policies and procedures with management; and
•Review and approve the Company’s Code of Business Conduct.
The Audit Committee is also responsible for the preparation of the Audit Committee Report that is included below in this Proxy Statement.
Members: Scott Letier, Nichelle Maynard-Elliott, and Philip Giordano.
Chair: Mr. Letier
The Board has determined that all the members of the Audit Committee are (1) independent under the Company’s Corporate Governance Guidelines and under the applicable SEC and Nasdaq rules, and (2) financially literate. Messrs. Letier and Giordano and Ms. Maynard-Elliott are “audit committee financial experts” as defined by the SEC. Designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liabilities that are greater than the duties, obligations, and liabilities imposed on such person as a member of the Audit Committee and the Board in the absence of such designation or identification.

Compensation Committee (10 meetings)
A copy of the charter of the Compensation Committee is posted on the Company’s website at xerox.com/governance.
The responsibilities of the Compensation Committee include:
•Oversee the development and administration of the Company’s executive compensation plans;
•Set the compensation of the CEO and other executive officers;
•Review and approve the performance goals and objectives with respect to the compensation of the CEO and other executive officers;
•Oversee the evaluation of the CEO and other executive officers;
•Have sole authority to retain and terminate the consulting firms engaged to assist the Compensation Committee in the evaluation of the compensation of the CEO and other executive officers;
•Be directly responsible for oversight of the work of the compensation consultants, including determination of compensation to be paid to any such consultant by the Company;
•Conduct an independence assessment of any compensation consultants to the Compensation Committee, including consideration of the six independence factors required under SEC rules and Nasdaq listing standards; and
•Review and approve employment, severance, change-in-control, termination, and retirement arrangements for executive officers.
The Compensation Committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis (CD&A) with management, and has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The CD&A discusses the material aspects of the Company’s compensation objectives, policies, and practices. The Compensation Committee’s report is included below in this Proxy Statement.
The Compensation Committee has not delegated its authority for compensation for executive officers. The Compensation Committee has, however, delegated authority to the CEO under the Company’s equity plan to grant equity awards to employees who are not executive officers or officers directly reporting to the CEO. The CEO is also responsible for reviewing goals, evaluating performance, and setting the compensation for officers who are not executive officers or officers directly reporting to the CEO.
The Compensation Committee has retained Frederic W. Cook & Co., Inc. (FW Cook) as an independent consultant to the Compensation Committee. FW Cook provides no services to management and provides an annual letter to the Compensation Committee regarding its independence, which the Compensation Committee reviews and determines whether there is any conflict of interest. Based on its review for 2023, the Compensation Committee determined that FW Cook’s work has not raised any conflict of interest and that such firm is independent. The consultant’s responsibilities are discussed below in this Proxy Statement.
Members: Nichelle Maynard-Elliott, Scott Letier, and Margarita Paláu-Hernández.
Chair: Ms. Maynard-Elliott
The Board has determined that all the members of the Compensation Committee are independent under the Company’s Corporate Governance Guidelines and Nasdaq corporate governance rules. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act).
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. In addition, no member of our Board of Directors is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity.

Corporate Governance Committee (4 meetings)
A copy of the charter of the Corporate Governance Committee is posted on the Company’s website at www.xerox.com/governance.
The responsibilities of the Corporate Governance Committee include:
•Identify and recommend to the Board individuals to serve as directors of the Company and on Board committees;
•Advise the Board regarding Board composition, procedures, and committees;
•Develop, recommend to the Board, and annually review the Corporate Governance Guidelines applicable to the Company;
•Review significant environmental and corporate social responsibility matters;
•Administer the Company’s Related Person Transactions Policy;
•Evaluate and recommend director compensation to the Board;
•Review and oversee continuing education programs for Directors; and
•Oversee the annual Board and committee evaluation processes.
The Corporate Governance Committee recommends to the Board nominees for election as directors of the Company and considers the performance of incumbent directors in determining whether to recommend their nomination.
Members: Margarita Paláu-Hernández, Scott Letier, and Nichelle Maynard-Elliott.
Chairman: Ms. Paláu-Hernández
The Board has determined that all the members of the Corporate Governance Committee are independent under the Company’s Corporate Governance Guidelines and the Nasdaq rules.
Finance Committee (10 meetings)
A copy of the charter of the Finance Committee is posted on the Company’s website at xerox.com/governance.
The responsibilities of the Finance Committee include:
•Review the Company’s cash position, capital structure and strategies, financing strategies, insurance coverage, and dividend policy;
•Review the adequacy of funding of the Company’s funded retirement plans and welfare benefit plans in terms of the Company’s purposes; and
•Review the Company’s policy on derivatives, and annually determine whether the Company and its subsidiaries shall enter into swap and security-based swap transactions that are not cleared with a Commodity Exchange Act registered clearing organization.
Members: Philip Giordano, Steven J. Bandrowczak, and Margarita Paláu-Hernández.
Chair: Mr. Giordano
The Board has determined that all the members of the Finance Committee except for Mr. Bandrowczak are independent under the Company’s Corporate Governance Guidelines and the Nasdaq rules.
Attendance of Directors
Seven (7) meetings of the Board and forty-three (43) meetings of the Board committees were held in 2023. Directors attended approximately 97% of the total number of meetings of the Board, and Board committees on which they served, during the period in which they served as a Xerox director, unless they had been recused from the meeting. During 2023, each director attended at least 75% of the meetings of the Board and Board committees.
To encourage transparency and free exchange of information, all directors generally attended all the Board committee meetings, regardless of whether they were a member of the committee that was meeting. The Company’s policy generally is for all members of the Board to attend the Annual Meeting of Shareholders. We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company, and that the contributions of all directors have been substantial and are highly valued.
SUMMARY OF DIRECTOR ANNUAL COMPENSATION
2023 Compensation of Directors
Compensation for our directors is determined by the Corporate Governance Committee and approved by the full Board. Directors who are our employees receive no additional compensation for serving as a director. Accordingly, Mr. Bandrowczak did not receive any additional compensation for his service on the Board during 2023.
During 2023, the annual cash retainer for directors was $85,000 (for the period from the 2023 Annual Meeting to the 2024 Annual Meeting); the value of the annual equity retainer for directors was $200,000 (for the period from one annual meeting to the next annual meeting); the chair of the Audit Committee received an additional $30,000; Audit Committee members each received an additional $15,000; the chair of the Compensation Committee received an additional $25,000; Compensation Committee members each received an additional $12,500; the chair of the Corporate Governance Committee received an additional $20,000; the chairs of the Finance Committee, and Technology Committee received an additional $15,000; and the Corporate Governance Committee, Finance Committee and Technology Committee members each received an additional $10,000. The additional fee for the independent (non-executive) Chairman of the Board was $100,000 per year. In addition, there is an annual total compensation cap of $750,000 for each non-employee director. Because we have an independent Chairman of the Board, we do not have a Lead Independent Director.
Directors currently receive their annual equity retainer in the form of RSUs, unless they elect to receive DSUs (new DSUs) (described below) instead of RSUs, with such election to be made prior to the year in which the new DSUs are earned. RSUs generally vest one year following the date of grant and are paid out in shares of Common Stock within 30 days of the vesting date. New DSUs generally vest one year following the date of grant but are not paid out until 30 days following a director’s termination of Board service.
As of May 20, 2021, the annual cash fee of $85,000, the cash fee for serving as independent (non-executive) Chairman of the Board and the various committee cash fees are paid in the form of additional RSUs or additional new DSUs, as elected by the individual directors, and are paid for service from annual meeting to annual meeting. Directors receive cash reimbursement for out-of-pocket expenses incurred in connection with their service on the Board. This change in the program was adopted by the Board beginning in May 2021, and will remain in effect until the 2024 annual meeting. In February 2024, the Board approved a new director compensation program. Under the new compensation program, Directors will receive their cash retainer and all committee fees in the form of cash paid on a quarterly basis in arrears. Each Director also will receive an annual equity retainer in the form of RSUs, unless they elect to receive new DSUs. Beginning with the 2025-2026 Board service year, directors will have the option to elect to receive up to 100% of their cash compensation in the form of additional RSUs or DSUs, as applicable. The new director compensation program will become effective on May 22, 2024 for the 2024-2025 Board service year.
All non-employee directors are expected to establish a meaningful equity ownership interest in the Company, which is currently equal in value to five times the annual Board cash retainer. This requirement shall be achieved within five years of the initial date of election as director and may be achieved by a director holding RSUs, DSUs (including old DSUs as described below) or a combination of both.
Prior to 2019, the director’s annual equity retainer was paid by Xerox Corporation in DSUs (old DSUs). By serving on the Board for a period of approximately one and a half years, a director would hold old DSUs equivalent in value (as of date of grant) to at least three times a director’s current annual cash retainer. The longer a director served on the Board and was paid an equity retainer in the form of old DSUs, the larger his or her equity ownership interest in the Company would become because, by their terms, all old DSUs are required to be held by directors until the earlier of one year after the termination date of Board service or the date of death. If there is a change in control of the Company, the terms of the 2004 Directors Plan provide that DSUs (old and new) be paid out in cash as soon as practicable.
Each director is prohibited from engaging in short-swing trading and trading in puts and calls with respect to Xerox stock and is prohibited from using any strategies or products to hedge against potential changes in the value of Xerox stock (collectively, hedging). “Short sales” are also prohibited. Under the Company’s insider trading policy, directors are permitted to buy or sell Xerox securities only if they have entered into trading plans pursuant to SEC Rule 10b5-1. In addition, under the Company’s insider trading policy, directors are prohibited from pledging Xerox stock, including depositing Xerox securities in margin accounts at brokerage firms, or using Xerox stock as collateral.
DSUs are a bookkeeping entry that represent the right to receive one share of Common Stock at a future date. Vested DSUs include the right to receive dividend equivalents, which are credited in the form of additional DSUs, at the same time and in approximately the same amounts that the holder of an equivalent number of shares of Common Stock would be entitled to receive in dividends. Vested RSUs (which are issued in the form of Common Stock following vesting) receive regular cash dividends at the same time and in the same amount as other shareholders. Dividend equivalents are not credited with respect to DSUs or RSUs that have not vested; however, when DSUs or RSUs initially vest, they are credited with dividend equivalents equal to the dividends that would have been paid during the vesting period. DSU dividend equivalents are paid in the form of additional DSUs, and RSU dividend equivalents are paid in the form of cash. The DSUs and RSUs are issued under the 2004 Directors Plan, which was approved by Xerox Corporation shareholders at the 2004 Annual Meeting of Shareholders, adopted in 2019 by Xerox Holdings Corporation upon consummation of the merger of Xerox Corporation into a subsidiary of Xerox (Reorganization) and amended and restated, with shareholder approval, in 2021. Awards that were outstanding prior to the Reorganization are to be paid in shares of Xerox stock.
Individually, the compensation for each non-employee director for the year 2023, which under our director compensation program covers the period May 2023 to May 2024, was as follows:

Name of Director	Fees Earned or Paid in Cash $ (1)(2)	Stock Awards $ (2)	Option Awards $	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Non-Qualified Deferred $	All Other Compensation $ (3)	Total $
Philip Giordano	105,000	200,000					305,000
Scott Letier	140,000	200,000	—	—	—	—	340,000
Jesse A. Lynn (4)	107,500	200,000	—	—	—	—	307,500
Nichelle Maynard-Elliott	125,000	200,000	—	—	—	—	325,000
Steven D. Miller (4)	110,000	200,000	—	—	—	—	310,000
James L. Nelson (4)	220,000	200,000	—	—	—	—	420,000
Margarita Paláu-Hernández	117,500	200,000	—	—	—	—	317,500
________
(1)Although the amount of cash fees is shown in this column, all cash fees will be paid in the form of RSUs or DSUs as elected by the individual directors. This column reflects the value of the RSUs or DSUs, as the case may be, that were awarded in payment of the cash fees.
(2)The value of compensation awarded in the form of DSUs or RSUs is reflected in this column. The amount presented in this column reflects the aggregate grant date fair value of the DSUs and RSUs awarded during 2023, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, and excludes dividend equivalents accrued during the period. A discussion of the assumptions used in calculating the fair value of such awards may be found in Note 23 (Stock-Based Compensation) to our 2023, audited financial statements of our Annual Report on Form 10-K filed with the SEC on February 23, 2023.
Effective January 1, 2019, we changed from awarding DSUs quarterly in advance to awarding DSUs and/or RSUs annually on the date of the annual meeting of shareholders. The DSUs and/or RSUs awarded annually are for the period from annual meeting to annual meeting, rather than the fiscal year in which they were awarded, and fully vest when the director completes the year of service from one annual meeting to the next annual meeting. For 2023, all but two Directors elected to receive DSUs instead of RSUs for the equity portion of their compensation.
The total number of DSUs (vested and unvested and including DSU dividend equivalent units) held by each director as of December 31, 2023 is as follows: Mr. Giordano, 39,458; Mr. Letier, 96,319; Ms. Maynard-Elliott, 59,584; and Ms. Paláu-Hernández, 35,167. The total number of RSUs held by Ms. Paláu-Hernández as of December 31, 2023 is 23,107.
(3)In accordance with applicable SEC rules, dividend equivalents accrued in 2023, on DSUs and RSUs are not included in “All Other Compensation” because those amounts were factored into the grant date fair values of the DSUs and RSUs.
(4)Includes compensation paid in connection with his resignation from the Board in connection with the repurchase of shares of common stock held by affiliates of Carl Icahn.

For information on compensation for Mr. Bandrowczak, a director and the CEO of Xerox, and Mr. Bruno, President and Chief Operating Officer of Xerox, see the Summary Compensation Table.
SECURITIES OWNERSHIP
Ownership of Company Securities
The following tables set forth certain information as of March 15, 2024 regarding the beneficial ownership of the Company's outstanding shares. Beneficial ownership is based on 124,185,122 shares of Common Stock and 180,000 shares of Series A Preferred Stock outstanding as of March 15, 2024.(1)

	Common Stock		Series A Preferred Stock		Percent of Total Current Voting Power (3)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Darwin Deason 5956 Sherry Ln., Suite 800 Dallas, TX 75225	15,283,657 (4)	11.67%	180,000	100%	7.38%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	19,451,361 (5)	15.66%			15.58%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	'15,981,297	12.87%			12.80%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	9,055,054 (7)	7.29%			7.25%
LSV Asset Management 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606	6,246,783 (8)	5.03%			5.00%
________
(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and includes voting or dispositive power with respect to securities. The information provided in this table is based solely upon the information contained in the most recent Schedule 13G or 13G/A (or in the case of Mr. Deason, the most recent Schedule 13D/A) filed by the named entity with the SEC.
(2) Percentage ownership of our Series A Preferred Stock in the table is based on 180,000 shares of Series A Preferred Stock outstanding as of March 15, 2024.
(3) As of March 15, 2024, there were 124,185,122 shares of our Common Stock and 180,000 shares of our Series A Preferred Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter voted upon. Holders of shares of Series A Preferred Stock are entitled to vote with the holders of shares of Common Stock, as a single class. The shares of Series A Preferred Stock were convertible into 6,741,571 shares of Common Stock as of March 15, 2024, and are entitled to one vote for each 10 shares of Common Stock into which they are convertible. As a result, the shares of Series A Preferred Stock are entitled to an aggregate of 674,157 votes. This column is intended to show total current voting power, and does not take into account shares of our Common Stock that may be acquired within 60 days of March 15, 2024, pursuant to the conversion of Series A Preferred Stock.
(4) Based solely on the Schedule 13D/A filed on October 2, 2023, Darwin Deason has sole voting power and sole dispositive power for 15,283,657 shares of Common Stock (including 6,741,572 shares issuable on the conversion of 180,000 shares of Series A Preferred Stock), and has no shared dispositive or shared voting power for any of the shares.
(5) Based solely on the Schedule 13G/A filed on January 22, 2024, BlackRock, Inc. and its subsidiary companies have sole voting power for 19,147,046 shares of Common Stock, sole dispositive power for 19,451,361 shares of Common Stock, shared voting power for 0 shares of Common Stock and shared dispositive power for 0 shares of Common Stock. BlackRock, Inc. is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and has subsidiaries that are also investment advisers under the Investment Advisers Act with beneficial ownership of the reported shares.
(6) Based solely on the Schedule 13G/A filed on February 13, 2024, the Vanguard Group, Inc. and its subsidiary companies have sole voting power for 0 shares of Common Stock, sole dispositive power for 15,731,938 shares of Common Stock, shared voting power for 123,685 shares of Common Stock, and shared dispositive power for 249,359 shares of Common Stock.

(7) Based solely on the Schedule 13G/A filed on February 9, 2024, Dimensional Fund Advisors L.P. and its subsidiary companies have sole voting power for 8,911,301 shares of Common Stock, sole dispositive power for 9,055,054 shares of Common Stock, shared voting power for 0 shares of Common Stock and shared dispositive power for 0 shares of Common Stock.
(8) Based solely on the Schedule 13G filed on February 9, 2024, LSV Asset Management and its subsidiary companies have sole voting power for 4,305,804 shares of Common Stock, sole dispositive power for 6,246,783 shares of Common Stock, shared voting power for 0 shares of Common Stock, and shared dispositive power for 0 shares of Common Stock.
Shares of Common Stock of the Company owned beneficially by the directors and nominees for director, our current executive officers, and all directors and current executive officers as a group, as of March 15, 2024, were as follows.

Name of Beneficial Owner	Amount Beneficially Owned	Total Stock Interest
Steven J. Bandrowczak	188,399	826,290
John Bruno	96,146	478,711
Tami A. Erwin	0	0
Philip Giordano	0	39,458
Xavier Heiss	119,708	303,299
Priscilla Hung	0	0
Scott Letier	4,384	100,703
Edward G. McLaughlin	0	0
Nichelle Maynard-Elliott	0	59,584
Margarita Paláu-Hernández	15,500	73,774
Louis J. Pastor	0	244,749
John J. Roese	0	0
Amy Schwetz	0	0
Kenneth S. Wilson	0	0
All directors and executive officers as a group (17)	424,137	2,305,158
Percent Owned by Directors and Executive Officers: Each director and executive officer beneficially owns less than 1% of the aggregate number of shares of Common Stock outstanding at March 15 2024. The amount beneficially owned by all directors and executive officers as a group was approximately 0.3%.
Amount Beneficially Owned: The numbers shown are the shares of Common Stock considered beneficially owned by the directors and executive officers identified as “Named Executive Officers” in accordance with SEC rules. Shares of Common Stock which directors and executive officers had a right, within 60 days of March 15, 2024, to acquire upon the exercise of options or rights or upon vesting of performance share units, deferred stock units or restricted stock units are included on a gross basis. However, Messrs. Giordano and Letier and Mmes. Maynard-Elliott and Paláu-Hernández each hold deferred stock units granted as part of such individual’s director compensation which, until paid out following termination of Board service, do not permit voting of the underlying shares of Xerox Common Stock, and therefore are not included in the Amount Beneficially Owned column (but are included in the Total Stock interest Column). Shares held in a grantor retained annuity trust or by family members and vested shares, the receipt of which have been deferred under one or more equity compensation programs, are also included. All of these are counted as outstanding for purposes of computing the percentage of Common Stock outstanding and beneficially owned by such person (but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table).
Total Stock Interest: The numbers shown include the amount shown in the Amount Beneficially Owned column, plus stock options, performance shares, restricted stock units, and deferred stock units, as applicable, held by directors and executive officers that are not exercisable or payable within 60 days of March 15, 2024.
Address: Unless otherwise noted, the address of each person named in the table is c/o Xerox Holdings Corporation, 201 Merritt 7, Norwalk, CT 06851.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and 10% or greater shareholders, to file with the SEC reports of ownership and changes in ownership of Common Stock of the Company. Based solely on our review of those reports and written representations that no other reports were required to be filed, the Company believes that all Section 16 reports for its directors and executive officers were timely filed during 2023 excepting an instance in which a Form 4 for each of Messrs. Bandrowczak and Letier and Ms. Maynard-Elliott was not accepted by the SEC until after the submission deadline due to a delay with our third-party filing system.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
LETTER FROM THE COMMITTEE CHAIR
Dear Fellow Shareholders,
2023 was an eventful year at Xerox.
Our industry has experienced a seismic shift, driven by continued digitalization, along with increased acceptance of a remote workforce. Recognizing the implications of these trends, in 2022 we began a comprehensive global review, meticulously examining every facet of our business. That review yielded a clear roadmap for a successful transformation of Xerox to ensure future growth, called “Reinvention.” At its core, Reinvention is an operational transformation of our Company to optimize Xerox for the markets in which it competes today, while simultaneously positioning us for future growth.
2023 was the first year of our multi-year Reinvention, marking a significant milestone in our journey. We successfully implemented structural changes to our core business that will simplify our operations and position us to continue executing on our strategy. We streamlined our business model, divested non-core assets, achieved our shareholder return goals, and reduced total debt by approximately $450 million, strengthening the long-term resilience of our balance sheet.
While we are excited by the progress achieved, along with the prospects for continued strategic shifts through Reinvention, we are also cognizant of the risks posed by such an undertaking. Transformation is never easy, and we need to align our compensation structure to reflect changes in our strategy and competitive environment.
Over the past few months, as part of our annual shareholder engagement program, I had the opportunity to speak with many of our shareholders about the challenges we confronted as a committee during this period of unprecedented change at Xerox. Among those challenges was the need to retain continuity of key leadership given the historical headwinds faced by our business, the appointment of a new chief executive officer in 2022, increased competition in the labor pool, and a new strategic direction for our Company. To address these concerns, the Compensation Committee, in concert with the full Board, took action to incentivize and retain key employees during this critical period by awarding a targeted RSU grant. The RSUs will vest over two years to ensure that we retain the valuable skills and experience needed to achieve our strategic goals.
In addition to Reinvention and our efforts to see its successful implementation, the Board has undergone significant change. Last year we announced the repurchase of approximately 20% of our outstanding shares from Carl Icahn and certain of his affiliates. Based on that repurchase, three of the then eight directors serving on our Board stepped down. Since then, we have identified seven highly-qualified new directors we plan on welcoming to the Xerox Board after the annual shareholder meeting in May. We believe the knowledge and experience they bring will further move Xerox toward a successful Reinvention.
As a committee, we focus on maintaining a compensation program that aligns with our shareholders’ interests. We continuously work to match our compensation programs with drivers of profitability, sustainable growth, and value creation for our shareholders. We believe that the actions we took in 2023 will promote consistently strong leadership, sound decision-making, and results that are aligned with shareholders’ interests.
Our “say-on-pay” proposal can be found on page 84 of this Proxy Statement. The Board recommends that you vote “FOR” this proposal in support of Reinvention. We also invite you to consider additional information about our compensation philosophy and decisions in the Compensation Discussion and Analysis on the following pages. I am confident that our executive compensation program supports our strategy, secures our talent, and drives long-term shareholder value creation.
We value the opinions of our shareholders. When the Compensation Committee approaches future compensation decisions in 2024, it will reflect on the outcome of the vote on the “say-on-pay” proposal at this year’s Annual Meeting of Shareholders.
Sincerely,
Nichelle Maynard-Elliott
Chair, Compensation Committee

EXECUTIVE SUMMARY
SAY-ON-PAY VOTES AND SHAREHOLDER ENGAGEMENT
Each year, Xerox engages with shareholders to explain the Compensation Committee's process and decisions regarding executive compensation and to understand shareholders’ perspectives on our executive compensation programs and policies, as well as shareholders' views on our pay structure and organization.
This past year, our outreach efforts, which in nearly all cases included participation by the Compensation Committee Chair, occurred in the Spring leading up to our annual meeting, and again at the end of the year after our annual meeting. We actively reached out to shareholders owning approximately 55% of our shares and held calls with shareholders owning approximately 38% of our shares. As is the case each time we engage with shareholders, the executives and directors attending these meetings found shareholders’ feedback to be candid and robust across a wide range of topics. The Committee continues, as always, to understand and consider shareholder feedback in making decisions related to our executive compensation programs.
At our 2023 Annual Meeting of Shareholders, approximately 94.5% of votes cast for the say-on-pay proposal were in favor of our executive compensation programs and policies. This is a significant improvement over the previous year's support level of 70%. We believe this is directly related to our conversations with shareholders, listening to their feedback, and implementing programs and practices that align our executives with shareholders' interests.
We believe our approach to engaging openly with our shareholders increases corporate accountability, improves decision-making, and ultimately creates long-term value for all shareholders. We are committed to:
•Accountability: Drive and support corporate governance and board practices to promote oversight, accountability, and good decision-making.
•Transparency: Maintain high levels of transparency on a range of financial, governance, and corporate responsibility issues to build trust and sustain two-way dialogue that supports our business success.
•Robust Engagement: Ensure proactive engagement with shareholders and stakeholder groups, and engage in dialogue on a range of topics to identify emerging trends and issues which inform our thinking and approach.
•Incorporation of Feedback: As a result of our engagement with shareholders, we receive valuable commentary and insights regarding our governance and compensation practices. We refine our programs to balance feedback from our shareholders with what we believe is needed to effectively motivate our executive officers and achieve our business goals.
However, 2023 did not come without its challenges and headwinds. With the appointment of Steven J. Bandrowczak as our new CEO in 2022, we went through a thorough review of our business strategy into early 2023, which led to our recently announced Reinvention. Reinvention is expected to deliver $300 million of annual adjusted(1) operating income improvement above 2023 levels through 2026. Adjusted(1) operating income improvement will be driven by three concurrent efforts over the next three years:
•Operating Model Simplification:
—Continuous, software-enabled operating efficiencies enabled by Global Business Services (GBS).
•Geographic and Offering Simplification:
—Replace direct to end-customer with partner-led distribution model in certain markets with lower levels of profitability; and
—Narrow product and service offerings to focus on areas where we have strategic differentiation.
•Reposition for Growth:
—Tactical investments in Digital and IT Services, driving expanded services penetration among existing and new clients.
During this period, we actively engaged with members of our senior management team to assess and mitigate risks posed to the successful implementation of Reinvention. An important risk identified during these discussions was retention. Consecutive years of zero or below target incentive plan payouts, largely caused by the pandemic, combined with increased competition for talent in the labor pool, a new Chief Executive Officer, and our new business strategy were highlighted as significant concerns for retention across key leadership positions. As a result, and after much deliberation with Frederic W. Cook & Co. (FW Cook), our independent compensation consultant, the Compensation Committee, in concert with the full Board of Directors, unanimously chose to issue retention grants to nearly 600 employees, including certain members of the executive team, in the form of time-vested restricted stock units. By doing so, the Company aimed to retain key employees and executives whose valuable skills, institutional knowledge, and experience were needed to achieve the Company's strategic goals during the crucial implementation phase of Reinvention.
Additionally, in September 2023, Xerox repurchased approximately 34 million shares previously owned by Carl Icahn and certain of his affiliates, resulting in a reduction of our share count of approximately 20%. The decision to repurchase these shares was consistent with our capital allocation and shareholder return philosophy, which is to deploy cash in areas we believe provide the highest return for shareholders. The share buy-back allows shareholders greater participation in the expected earnings growth associated with Reinvention. This decision was unanimously recommended to Xerox’s Board of Directors by a Special Committee of the Board, comprised solely of independent directors.
________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.
2023 / 2024 Shareholder Engagement Cycle
Our Board of Directors and management team maintain a robust and continuous shareholder engagement program. Our program calls for proactive engagement throughout the year with a significant and diverse portion of our institutional shareholders, on any topics they wish to discuss. Topics typically include matters related not only to executive compensation, but also to business results and initiatives, human capital management, and environmental, social, and governance (ESG) matters. This year we acknowledged it was important to focus our efforts on discussing Reinvention and the steps we took in early 2023 to address retention challenges that posed a risk to that plan as well as recent and future changes to our Board composition. We pursued multiple avenues for shareholder engagement, including video and teleconference meetings with shareholders who accepted our invitations to engage.

Shareholder Outreach - 2023
Percent Contacted ~55%	Percent Engaged ~38%
The Chair of the Compensation Committee and members of our management team directly involved in compensation design, ESG/sustainability, and diversity and human capital matters participated in the shareholder meetings on these topics, yielding a highly constructive dialogue on all sides. Feedback received from our shareholders throughout the year is regularly shared with all members of the Board of Directors. We will continue to reach out to our shareholders and consider how best to align our executive compensation programs with shareholder interests. The following summarizes key points we heard from shareholders and how we have responded.

What We Heard from Investors	Our Response / Actions Taken

Compensation:
•Most shareholders had no specific concerns about the design of our compensation plan.
•When discussing the 2023 retention grant, shareholders wanted robust disclosure in the proxy statement to determine appropriateness.
•Some shareholders expressed a preference that ESG metrics be excluded from the compensation plan.
•Mixed feedback on the use of TSR/rTSR with some shareholders supporting continued use while other shareholders expressed a preference that TSR/rTSR be excluded from the E-LTIP in favor of additional financial metrics.

•We are pleased that our compensation plan design meets the expectations of our investors.
•We have included robust disclosures and believe our action was necessary and appropriately calibrated to reduce execution risk in our Reinvention.
•While ESG remains a key component of our strategy and culture in the MIP, we have increased the weighting of Adjusted(1) EBITDA in the 2024 MIP to 90%.
•A key goal of Reinvention is to increase Adjusted(1) operating income by $300 million during 2024-2026. Fifty percent (50%) of our 2024 E-LTIP will include a PSU metric tied to this target. We are mindful that inclusion of rTSR in the E-LTIP is preferred by some of our shareholders, so we will continue to include it as a metric in the plan; however, effective 2024 rTSR will become a modifier which can affect the E-LTIP payout by +/- 25%, based on our performance compared to the S&P 600 Info Tech Index.

Other Topics Discussed

•Shareholders wanted to know if the Board intended to fill recently vacated seats and what skills the Board was looking to add.

•Shareholders were interested to learn how the Board was managing risk given the recent changes in Board composition, corporate leadership, Reinvention, and macroeconomic environment.

•Shareholders were interested in knowing how the Board is addressing human capital management as we implement Reinvention.

•The Board conducted a thorough search for new directors and have nominated seven to serve as new directors. These highly qualified nominees possess skills, knowledge and experience relevant to Reinvention resulting in the Board's request that they be elected at this year’s annual shareholder meeting.

•One of the unique strengths of our Board is its practice of having all directors attend all committee meetings. This practice ensures that every member is aware of the different work streams being handled by each committee and ensures unified coordination across the full Board. The Board remains fully engaged with management to ensure the successful implementation of Reinvention and continuous assessment and mitigation of risks across the entire business.

•We take reputational risk seriously and have policies in place to ensure that all our employees and other stakeholders are treated with dignity and respect. We routinely canvas our various stakeholders to ensure resiliency in the workforce. Additionally, our off-boarding procedures require face-to-face meetings as well as post-termination transition services.

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(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of this non-GAAP financial measure.
We will continue to reach out to our shareholders and consider how best to align our executive compensation programs with shareholder interests.

Fiscal 2024 Strategic Priorities
Our long-term strategic objective is to grow the share of our customer's technology spending, as well as the associated Total Addressable Market (TAM), through expanded penetration of existing and new IT Services and Digital Services solutions. We believe Xerox’s globally recognizable brand, our deep understanding of clients’ industries and businesses, and clients’ trust have afforded us a path to win in IT and Digital Services – markets where we already have leading solutions and where we are actively investing to develop more.
2023 was the first year of our multi-year Reinvention, which is expected to transform the way we operate, strengthening our core business and improving our financial flexibility so we can invest in solutions and capabilities that will position Xerox as a leading services-led, software-enabled technology solutions provider and deliver long-term, sustainable growth. In January 2024, we announced a significant reorganization of our business, including the adoption of a business unit operating model, a greater focus on partner-led distribution, and the establishment of a Global Business Services (GBS) organization to enable enterprise-wide efficiencies and productivity gains.

Our strategic priorities for 2024 are: Strengthen Core Businesses, Structural Cost Improvements, and Balanced Capital Allocation. These priorities are foundational to how we will deliver sustainable, profitable growth over the long-term.

2024 Strategic Initiatives
Strengthen Core Print Business	Structural Cost Improvements	Balanced Capital Allocation
Implementation of a business unit organizational structure, rather than a geographic go-to-market model, more closely aligns Xerox products and services with the economic buyers of today’s hybrid workplace.

Greater focus on business unit models and partner distribution models to expand the reach of our core businesses and position us to capture new ancillary revenue opportunities over time.

Stronger end-market alignment and partner reach is expected to further improve equipment market share and Print, Digital, and IT services penetration rates with existing and prospective clients.

Our newly formed GBS organization will drive enterprise-wide efficiency and scalability by centrally coordinating internal processes.

Continue to implement structural cost improvements to drive higher profitability and total shareholder returns.

The optimization of our geographic footprint and product offerings are expected to enable profit improvements in 2024.

Free cash flow(1) is expected to be used to:

Proactively address upcoming debt maturities;

Maintain our current dividend; and

Tactically invest in projects or acquisitions that deliver high rates of return on invested capital.

________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of this non-GAAP financial measure.

Fiscal 2023 Achievements
In the first year of our multi-year Reinvention, we took structural and foundational actions to improve our core business and simplify operations, resulting in greater operational focus and a clear path for more transformative Reinvention actions in 2024 and beyond. The following are some key accomplishments in 2023:
•We took actions to structurally simplify our business and reduce operating costs, including the donation of Palo Alto Research Center (PARC) to SRI International, Inc. (SRI). We divested other businesses that were non-core to Print, Digital, and IT Services, including Xerox Research Center of Canada (XRCC), and Elem, our 3D printing business. We also expanded our partnership with PEAC Solutions, an affiliate of HPS Investment Partners, allowing Xerox Financial Services to focus exclusively on financing solutions that support the sales of Xerox equipment and solutions.
•An enhanced focus on client success drove higher Net Promoter Scores and contributed to revenue renewal rates above 100 percent across large account contract renewals.
•Grew adjusted(1) operating income $114 million year-over-year, to $389 million, and grew adjusted(1) operating income margin 170 basis points on a year-over-year basis, to 5.6%. Our ability to overcome top-line headwinds and meet full-year margin expansion targets reflects the company’s culture of operating discipline.
•Grew free cash flow(1) $547 million year over year, to $649 million, exceeding our full-year guidance by nearly $50 million. Free cash flow(1) benefited from new financing arrangements with PEAC Solutions and an improvement in adjusted(1) operating income.
•In conjunction with the announcement of Xerox’s Reinvention strategy, we introduced a three-year adjusted(1) operating income improvement target of $300 million above 2023 levels, and a return to double-digit adjusted(1) operating income margins by 2026.
•Delivered double-digit growth in our Managed IT and Digital Services businesses.

•Reduced total debt by approximately $450 million, inclusive of a new Term Loan B facility, the proceeds of which were used to fund a share repurchase from Carl C. Icahn and certain of his affiliates. The repurchase of approximately 34 million shares previously owned by Carl Icahn and certain of his affiliates, resulted in a reduction in our share count of approximately 20%.
•Through our first full year of Reinvention, Adjusted(1) EBITDA was the main metric in our Management Incentive Plan and was the most appropriate to reflect our business growth goals, and provided simplicity and consistency as we began our Reinvention journey.
________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of this non-GAAP financial measure.
2023 Named Executive Officers
This Compensation Discussion and Analysis explains the key elements of the compensation of our Company’s Named Executive Officers (NEOs) and describes the objectives and principles underlying our Company’s executive compensation program for 2023. For 2023, our NEOs were:

Executive	2023 Title (4)
Steven J. Bandrowczak	Chief Executive Officer
John Bruno	President, Chief Operating Officer
Xavier Heiss	Executive Vice President, Chief Financial Officer
Joanne Collins Smee (1)	Executive Vice President, President Americas
Suzan Morno-Wade (2)	Executive Vice President, Chief Human Resources Officer
Louis J. Pastor (3)	Executive Vice President, Chief Corporate Development Officer & Chief Legal Officer
________
(1) Ms. Collins Smee was involuntarily terminated from the Company on December 31, 2023.
(2) Ms. Morno-Wade was involuntarily terminated from the Company on April 1, 2024.
(3) Mr. Pastor resigned from his position with the Company on April 28, 2023 but continued to provide consulting services through December 31, 2023. Further, Mr. Pastor was rehired by the Company on January 1, 2024 as the Chief Transformation and Administrative Officer.
(4) For Messers. Bandrowczak, Bruno and Heiss, and Mses. Collins Smee and Morno-Wade, the titles are those that were in effect as of December 31, 2023. For Mr. Pastor, the title shown was his title immediately prior to his resignation.

OUR EXECUTIVE COMPENSATION GUIDING PRINCIPLES
Our core principles are directly connected with our decision framework to 1) align competitive pay with performance, 2) incentivize and reward successful business decisions, and 3) enhance a winning culture. This framework is reflected in our philosophy with respect to NEO compensation. These design principles, set forth in the table below, are established and refined from time to time by the Compensation Committee.

Executive Compensation Guiding Principles
Reinforce our Business Objectives and Values
• Reward contributions that increase profit, cash flow, and shareholder value.
•Incentivize behaviors and reward talent for delivering results against Reinvention.
• Develop and maintain the commitment to our clients and employees.
•Design programs that drive line-of-sight and rigorous alignment with strategic performance outcomes and defined measures.
• Continue commitment to diversity, inclusion, and belonging while supporting our talent strategy.

Link Pay and Company Performance without Motivating Unnecessary Risk
• Over 80% of our NEO compensation, on average, is designed to be at risk, and actual compensation varies from year-to-year based on performance and share appreciation.
• Through an independent risk analysis, the Compensation Committee monitors whether our compensation programs motivate executives to take unnecessary risk that could jeopardize the financial health and future of the Company.
• Incentive opportunities based on both annual and long-term incentive plan objectives are designed to promote strong annual results and the Company’s long-term viability and success.
• NEOs are required to own and retain shares of Company stock in order to further align their financial risk and rewards with those of our shareholders.

Be Fair and Competitive
• The Compensation Committee reviews peer group compensation data as well as other third-party compensation surveys annually to ensure that our executive compensation programs are competitive.
• Our compensation program ensures pay levels are aligned with performance, individual contributions, and other factors.
• The practices we use to set base pay, retirement and savings, and health and welfare benefits for the NEOs are generally consistent with the practices used to set compensation and benefits for our other senior level employees.

Executive Compensation Best Practices
The Compensation Committee, with input from our independent compensation consultant, regularly reviews executive compensation best practices and makes changes to the Company’s programs as appropriate. Our program reflects best practices as follows:

What We Do	What We Don’t Do
✓ Emphasize pay for performance to align executive compensation with our business strategy and promote creation of long-term shareholder value.
✓ Use multiple sources of data including peer group and survey information as reference points to assess total target compensation.
✓ Require double-trigger vesting of equity awards upon a change in control.
✓ Recover from executive officers the amount of any erroneously awarded incentive-based compensation in the event of an accounting Restatement.
✓ Impose clawback provisions enabling recovery of compensation, in the event of detrimental activity.
✓ Maintain stock ownership holding requirements for executive officers.
✓ Require non-compete and non-solicitation agreements during employment and post-employment, as permissible under local law.
✓ Provide minimal executive perquisites.
✓ Design compensation programs with controls to mitigate risk.
✓ Engage an independent compensation consultant that advises the Compensation Committee on executive compensation and non-employee director compensation matters.
✓ Conduct continuous shareholder outreach to discuss matters related to executive compensation and corporate governance.

✗ NO payment of dividends or dividend equivalents before RSUs are vested or PSUs are earned.
✗ NO accrual of additional benefits under our non-qualified pension plans, which were frozen in 2012, and no Company contributions under our non-qualified deferred compensation plan, which was closed to new contributions after 2018.
✗ NO payment of tax gross-ups on perquisites other than in connection with relocation and tax equalization for international assignment allowances.
✗ NO excise tax gross-ups in change-in-control arrangements.
✗ NO hedging or pledging of Xerox stock by executive officers.
✗ NO employment agreements (unless customary under applicable law or in connection with new hire arrangements).

Compensation Structure
Our compensation structure includes base salary, annual cash incentive (Management Incentive Plan or MIP) and long-term equity incentive (Long-Term Incentive Program or LTIP) awards.
Overall, the aggregate total target compensation of our NEOs is within the competitive range of peer group and survey medians. In addition, the mix of pay elements as a percentage of total target compensation is similar to that of our peers.

Type of Pay	Purpose	Key Characteristics
Base Salary
Fixed	• Fixed cash compensation based on the individual’s experience, skills, and competencies, relative to competitive market value of the role.
• Reflects competitive market conditions and individual performance.
• Commensurate with scope of responsibility, internal value of the position, and impact to the Company, reflecting internal pay equity.

Annual Cash Incentive (MIP)
Performance-Based	• Variable cash compensation motivates achievement of annual strategic goals, as measured by objective, pre-established financial and strategic metrics.
• Target opportunities are based on market data and reflect impact to the Company.
• Metrics are intended to drive consistent growth by measuring successful execution of our current strategy.
• Continued inclusion of ESG metric underscores the importance of our environment, safety, and people in a measurable and objective way.
• Actual awards are based on achievement of measurable performance targets.

Long-Term Incentives (LTIP)
Restricted Stock Units (RSUs) (1)	• Aligns with market practice. • Promotes retention in a highly competitive marketplace.	• Comprises 40% of LTI grant. • Graded service-based vesting schedule (33%, 33% and 34%, on the first, second, and third anniversaries of the grant date).
Performance-Based Share Units (PSUs)
• Aligns compensation with key indicators of success of our strategy.
• Encourages focus on long-term shareholder value creation through profitable growth and increase in stock price over time.
• Promotes retention through long-term performance achievement and vesting requirements.
• Comprises 60% of LTI grant. • Cliff vesting three-years from grant date. • Payouts based on achieving performance metrics reflecting creation of shareholder value.
________
(1) 2023 Special Retention Awards vest 40% and 60% on the first and second anniversary, respectively, of the grant date.

Linking Pay to Performance
In 2023, our compensation programs demonstrated alignment between the compensation paid to our NEOs and the delivered Company performance results. Our executive compensation programs are designed to:
•Pay for performance
•Attract and retain top talent
•Reward past performance
•Motivate future performance
Our executive compensation program is aligned with our business strategy and designed to create long-term shareholder value. By making performance a substantial element of compensation, we link our executives’ interests to the interests of our shareholders. We reward NEOs when the Company achieves short- and long-term performance objectives, and we reduce or eliminate performance-based compensation when the Company does not achieve those objectives.
PROCESS FOR SETTING COMPENSATION
Competitive Market Information
Each year, the Compensation Committee receives and reviews a report comparing all elements of our compensation of our NEOs with the compensation of the NEOs of the companies in our peer group.
The Compensation Committee reviews the peer group total target compensation for each NEO. The competitive peer group market data is prepared, analyzed, and presented to the Compensation Committee by Frederic W. Cook & Co. (FW Cook), the Committee’s independent compensation consultant. FW Cook also provides a broader set of survey data that is size-adjusted to reflect companies of similar revenue scope.
When setting compensation, the Compensation Committee also reviews the Company’s performance in relation to the peer group as well as individual performance and contributions by each NEO.
2023 Peer Group
The Compensation Committee regularly reviews the composition of the compensation peer group and makes modifications as appropriate. The 2023 peer group was approved without change by the Compensation Committee following an assessment and guidance from FW Cook. It was anticipated that the peer group would be redesigned later in 2023 once the impact of the business Reinvention and transformation were known.
The Compensation Committee relied on the following factors when evaluating the appropriateness of the peer group:
•Comparable in size (considering revenue, market capitalization, enterprise value, and other size metrics);
•Comparable in terms of business complexity and industry focus;
•Companies with which Xerox is likely to compete for executive talent; and/or
•Companies that share a similar business model and/or similar business content in one or more areas to our traditional business.

2023 Peer Group
Applied Materials, Inc.	Juniper Networks, Inc.	Western Digital Corporation
CGI Group Inc.	Keysight Technologies	Zebra Technologies
DXC Technology Company	Motorola Solutions, Inc.
Flex Ltd.	NCR Corporation (1)
Hewlett Packard Enterprise Company	NetApp, Inc.
HP, Inc.	Seagate Technology plc
Jabil Inc.	TE Connectivity Ltd.
________
(1) NCR Corporation is now NCR Voyix Corporation and NCR Atleos Corporation.

In October 2023, Xerox made significant changes to the peer group to better align with our Reinvention and future initiatives. The following peer group was approved by the Committee and was used in determining 2024 pay decisions.

2024 Peer Group
CDW Corporation	Motorola Solutions, Inc.	Trimble Inc.
CGI Inc.	NCR Corporation (1)	Western Digital Corporation
Ciena Corporation	NetApp, Inc.	Zebra Technologies Corporation
CommScope Holding Company, Inc.	OpenText Corporation
DXC Technology Company	Sanmina Corporation
Juniper Networks, Inc.	Seagate Technology Holdings plc
Keysight Technologies, Inc.	Teledyne Technologies Incorporated
________
(1) NCR Corporation is now NCR Voyix Corporation and NCR Atleos Corporation.

Compensation Determination
As shown in the chart below, the Compensation Committee follows a thorough and multi-faceted process to establish compensation for our NEOs.

Compensation Committee Assessment	Compensation Committee Considerations	Final Steps
• Overall Company performance • Past contributions • Expected future contributions • Succession planning objectives • Retention objectives • Internal pay equity • Market data
• Evaluation of CEO’s performance relative to specified performance objectives
• CEO’s evaluation of the management team, their contributions, and performance
• CEO’s recommendations for compensation actions for other NEOs
• Competitive executive pay practices
• Financial feasibility
• CEO’s self-assessment

• Input from the Compensation Committee’s independent compensation consultant
• Review of evolving market practices, regulatory developments, the market for executive talent, and compensation philosophy from the Compensation Committee’s independent compensation consultant
• After receiving input from the CEO, the Compensation Committee makes its own assessments and formulates compensation amounts; once all components of compensation are established, the Compensation Committee verifies that the total compensation for each NEO is appropriate and competitive

Total Target Compensation
As previously noted, the Compensation Committee follows a thorough and multi-faceted process to establish total target compensation for our NEOs. Below is the 2023 total target compensation for the NEOs as approved by the Compensation Committee, effective April 1, 2023. Base salaries remained unchanged year-over-year, except for Mr. Heiss and Mr. Pastor.

	Annual Base Salary ($)(1)	Target MIP (% of Salary)(1)	Target MIP ($)(1)	E-LTIP (RSUs and Target PSUs) ($)	Total Target Compensation (Base + Target MIP + E-LTIP) ($)
Steven J. Bandrowczak	1,000,000	150%	1,500,000	7,500,000	10,000,000
John Bruno	750,000	125%	937,500	4,500,000	6,187,500
Xavier Heiss(2)	591,026	100%	591,026	2,600,000	3,782,052
Joanne Collins Smee	575,000	100%	575,000	1,750,000	2,900,000
Suzan Morno-Wade	550,000	100%	550,000	1,400,000	2,500,000
Louis J. Pastor	600,000	100%	600,000	2,100,000	3,300,000
________
(1) Reflects annual base salary and target incentive.
(2) Mr. Heiss’ base salary and MIP are denominated and paid in EUR. The amounts shown above are in USD and reflect the December average exchange rate of 1.0903 USD per EUR, at December 31, 2023.

Target Pay Mix
The charts below show the 2023 pay mix for our NEOs and the portion of their total compensation that is at risk. The target pay in the charts represents base salary, target MIP incentive awards, and grants of E-LTIP incentive awards at target (which include a PSU and RSU component). The charts below do not include the one-time compensation awarded in connection with the 2023 Special Retention Awards described above.
•90% of pay for our CEO is at risk and creates alignment with shareholders
•84% of pay for our other NEOs is at risk and creates alignment with shareholders

CEO TARGET PAY MIX	AVERAGE OTHER NEO TARGET PAY MIX

Setting MIP Targets and Determining Payout
The following chart shows our annual process for setting MIP targets and determining payout of the prior year’s awards. This process typically takes place in the first quarter of each year.

Role	Responsibility

Board of Directors	• Reviews Company results for prior year • Considers annual operating plan for the current year

CEO
• With the Chief Financial Officer (CFO), assesses prior year performance
• Recommends actions related to payment of awards based on prior year performance
• Recommends to the Compensation Committee performance measures for the current year
• Recommends establishment of MIP incentive target awards for the current year for the other NEOs

Compensation Committee
• With the input of the CEO and CFO, assesses prior year performance against goals
•Prior to Compensation Committee approval, CFO certifies prior year performance results
• With the input of the CEO, determines awards earned for the prior year
• Sets performance measures and weightings for the current year, including the threshold, target and maximum goals for each measure, payout ranges, potential adjustment categories, and overall design

Setting E-LTIP Targets and Determining Grants
The following chart shows our annual process for setting E-LTIP targets and determining grants. This process typically takes place in the first quarter of each year.

E-LTIP Planning Process

Actions the Compensation Committee takes annually with respect to E-LTIP awards
• For completed performance periods, determines the number of PSUs, if any, earned by each NEO based on the results for the performance period
• For the new PSU cycle, establishes overall design, performance measures and weightings; threshold, target, and maximum achievement levels for each measure with associated payout ranges

Specific actions taken for 2023 E-LTIP Grants
• Approved new E-LTIP grant values and grant dates for NEOs
• Approved program design, performance measures and weightings; set threshold, target, and maximum achievement levels for each measure with associated payout ranges

Process for Determining MIP and E-LTIP Results and Payouts
After the completion of each fiscal year, the CFO certifies the financial results used by the Compensation Committee to make compensation decisions. The CFO attends Compensation Committee meetings to discuss financial targets and results for the annual MIP and the E-LTIP as described in the CD&A. Executive officer compensation decisions are made by the Compensation Committee after discussing recommendations with the CEO and the Chief Human Resources Officer. The Compensation Committee meets in executive session to review and approve compensation actions for the CEO.

MIP
•Each performance measure is assessed and calculated independently. The weighted results of each measure, if achieved at least at the threshold level, are added together to determine the overall payout factor.
•Subject to the Compensation Committee’s review and approval, any material unusual or infrequent charges or gains/(losses) may be excluded from the MIP calculations in order to obtain normalized operational results of the business.
•Even if pre-established performance measures are achieved, the Compensation Committee retains the discretion to adjust the calculated incentive payout, as it deems appropriate, based on overall Xerox performance. The Compensation Committee may use its discretion to adjust a payout based on individual performance, provided that an individual executive’s award never exceeds the MIP cap of 2.5 times the executive’s target award opportunity.
E-LTIP
•Performance results for each PSU performance metric, subject to that metric’s weighting, are combined to determine the number of PSUs earned, as a percentage of the target number of PSUs awarded.
•Payouts are made proportionately for achievement between threshold and target, and between target and maximum. No PSUs are earned if performance is below the threshold level for all of the performance metrics established by the Compensation Committee. Payout of PSUs is conditioned on actual achievement of the pre-established performance measures and satisfaction of all vesting requirements.
•The target numbers of PSUs and RSUs granted to our NEOs were determined by dividing the approved E-LTIP grant-date values (dollar amount) by the fair value on the grant date (or last trading day prior to the grant date if the market was closed on the grant date).
•For RSUs, fair value is the closing price of Xerox Common Stock on the date of grant.
•For 2023, PSUs, fair value was determined based on a Monte Carlo valuation (for rTSR metrics).
•Any earned PSUs are paid as shares, as soon as practicable following the later of such approval or the PSU vesting date.
Risk Assessment
FW Cook conducted an assessment of risk arising from the Company’s compensation programs. The assessment included reviews of our pay mix, incentive plan metrics and goal setting, performance appraisals, and other risk mitigation policies.
Based on the assessment of programs covering our executives for 2023, the Compensation Committee determined that our compensation plans, programs, and practices do not promote excessive risk taking or motivate behavior that is reasonably likely to have a material adverse impact on the Company. The Compensation Committee believes that our programs encourage appropriate behavior while balancing risk and reward, consistent with the interests of our shareholders.

2023 COMPENSATION ACTIONS
Base Salary
Base salaries remained unchanged year-over-year, except for Mr. Heiss and Mr. Pastor.

Executive	2023 Annual Base Salary ($)	2022 Annual Base Salary ($)
Steven J. Bandrowczak	1,000,000	1,000,000
John Bruno	750,000	750,000
Xavier Heiss(1)	591,026	511,733
Joanne Collins Smee(2)	575,000	575,000
Suzan Morno-Wade(3)	550,000	550,000
Louis J. Pastor(4)	600,000	550,000
________
(1) Mr. Heiss’ base salary is denominated and paid in EUR. The amounts shown above are in USD and reflects the average exchange rate of 1.0903 and 1.0573 USD per EUR, for December 31, 2023 and 2022, respectively.
(2) Ms. Collins Smee was involuntarily terminated from the Company on December 31, 2023.
(3) Ms. Morno-Wade was involuntarily terminated from the Company on April 1, 2024.
(4) Mr. Pastor resigned from his position with the Company on April 28, 2023.

Performance Metrics, Results and Payout: 2023 MIP
The 2023 MIP was re-designed to enhance alignment with our Reinvention strategy. A comparison between our 2023 and 2022 MIP metrics are as follows:

2023 Metrics *	Weight	2022 Metrics	Weight
Adjusted(1) EBITDA	60%	Free Cash Flow(1)	40%
ESG	20%	Absolute Revenue(1)	20%
- Environmental: GHG Reduction		Adjusted(1) Operating Margin	20%
- Safety: Workplace Safety		ESG	20%
- Social: Improve Rep of women/diversity		- Environmental: climate change awareness training
Business/Functional	20%	- Safety: Improve days away from work
*CEO metrics: 80% Adjusted(1) EBITDA / 20% ESG		- Social: increase representation of women/ diverse employees
Adjusted(1) EBITDA was selected as a 2023 MIP metric to align with our 2023 strategic and financial plan. The incentive pool was accrued for and funded based on Adjusted(1) EBITDA financial performance. The pool was then allocated based on Adjusted(1) EBITDA, ESG performance, and business/functional goals which varied by NEO. Payouts are made proportionately for performance results at levels between threshold and target, and between target and maximum for the nearly 1,200 MIP eligible participants.
For 2023, we achieved near maximum performance on Adjusted(1) EBITDA of 242%; which funded the overall MIP incentive pool. When weighted, Adjusted(1) EBITDA contributed 145.2% to the MIP payout factor. For ESG, performance was between target and maximum, which resulted in a payout factor of 124.9% of target (weighted payout of 24.98%). The Compensation Committee evaluated performance relative to the following objectives (weightings) for the 2023 ESG metric: Environmental (5%) - establish GHG inventory and data collections system; Safety (5%) - improve workplace safety, and Social (10%) - provide a balanced workforce by improving representation of women and diverse employees at professional levels. Refer to the Corporate Social Responsibility section above for additional information regarding ESG. Business/functional goals resulted in a payout range of 0% to 250% (weighted payout of 0% to 50%). The business/functional goals included successful advancement against Reinvention priorities and meeting financial objectives and was assessed by the Committee in approving the final MIP payout.
________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.

Overall, for 2023, the MIP payout was between target and maximum levels with a total payout averaging 215% of target for NEO's. A summary of the 2023 MIP results are as follows:
2023 MIP Results (in millions, except % data)

Performance Measure	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (250% payout)	Actual 2023 Performance Results	Payout Range (Payout Factor)	Weighted Payout Factor
Non-CEO Payout:
Adjusted(1) EBITDA	60%	$263	$525	$600	$596	Between Target & Max (242%)	145.2%
ESG	20%	—	—	—	124.9%	Between Target & Max (124.9%)	25.0%
Business/Functional(2)	20%	—	—	—	0% - 250%	Below Threshold to Max (0% - 250%)	0% - 50%
Total	100%						170.2% - 220.2%

CEO Payout:
Adjusted(1) EBITDA	80%	$263	$525	$600	$596	Between Target & Max (242%)	193.6%
ESG	20%	—	—	—	124.9%	Between Target & Max (124.9%)	25.0%
Total	100%						218.6%
________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of this non-GAAP financial measure.
(2) Business/Functional achievement varies by NEO.
Total payout factor for the 2023 MIP performance measures (and weightings) for each NEO were as follows:

Executive	Adjusted(1) EBITDA (60%)	ESG (20%)	Business/Functional (20%)	Total Payout Factor
Steven J. Bandrowczak (2)	193.6%	25.0%	NA	218.6%
John Bruno	145.2%	25.0%	50.0%	220.2%
Xavier Heiss	145.2%	25.0%	50.0%	220.2%
Joanne Collins Smee	145.2%	25.0%	0.0%	170.2%
Suzan Morno-Wade	145.2%	25.0%	50.0%	220.2%
Louis J. Pastor(3)	242.0%	NA	NA	242.0%
________
(1) Refer to the “Non-GAAP Financial Measures” section for an explanation of this non-GAAP financial measure.
(2) Metrics for Steven J. Bandrowczak, CEO, were weighted 80% for Adjusted(1) EBITDA and 20% for ESG.
(3) Mr. Pastor's MIP payout is based on his separation consulting agreement which states that he shall receive a payout based solely on 100% of Adjusted(1) EBITDA funding results. Refer to 2023 MIP payout table below for additional information.

2023 MIP Payout

Executive	Annual Base Salary ($)	Target MIP Incentive (% of Salary)	Target MIP Incentive ($)	Total Payout Factor	Actual 2023 MIP Payout ($)
Steven J. Bandrowczak	1,000,000	150%	1,500,000	218.6%	3,278,700
John Bruno	750,000	125%	937,500	220.2%	2,064,188
Xavier Heiss(1)	591,026	100%	591,026	220.2%	1,266,464
Joanne Collins Smee	575,000	100%	575,000	170.2%	978,535
Suzan Morno-Wade	550,000	100%	550,000	220.2%	1,210,990
Louis J. Pastor(2)	600,000	100%	600,000	242.0%	1,452,000
________
(1) Mr. Heiss’ base salary is denominated and paid in EUR. The amount shown above in USD reflects the average exchange rate of 1.0903 USD per EUR, for December 31, 2023. Mr. Heiss' 2023 MIP is calculated using three months of his 2022 base salary and nine months of this 2023 base salary.
(2) Mr. Pastor's MIP payout is based on his separation consulting agreement which states that he shall receive a payout based solely on 100% of Adjusted(3) EBITDA on actual results.

Performance Metrics, Results and Payout: 2023 E-LTIP
Our E-LTIP awards are granted annually and were made under the Xerox Holdings Corporation Performance Incentive Plan. Our 2023 E-LTIP design includes awards granted in the form of performance share units (PSUs) (60%) and time-vesting restricted stock units (RSUs) (40%). The grant date for these awards was January 18, 2023, to closely align with the underlying performance period for the PSUs. Earned PSUs cliff-vest three years from the grant date, subject to the Compensation Committee’s certification of performance results.
As referenced above for the 2023 MIP, based on our Reinvention for 2023, and in direct response to shareholder feedback, the Compensation Committee approved the PSU metric, Relative Total Shareholder Return (rTSR) to align with shareholders' interests. This metric will be measured over three equally weighted performance periods (2023, 2023-2024, and 2023–2025). rTSR will be determined by ranking Xerox and the companies within the following two indices, according to their respective TSR performance: S&P Technology Hardware Select Index (weighted 90%) and the S&P 400 Information Technology Sector Index (weighted 10%). Payout will be determined based on the weighted average of Xerox’s payout for each of the three performance periods. RSUs vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date.
Following the vesting of RSUs and the later of any earned and vested PSUs, dividend equivalents are paid in cash on vested shares in an amount equal to the dividends the executive would have received had the executive owned the same number of shares of Xerox Common Stock throughout the vesting period.
________
(3) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.

The 2023 performance measures and weightings for our E-LTIP were:
2023 E-LTIP

Vehicle	Mix	Performance Measure	Weighting	Performance Period	Vesting	Rationale
Performance Share Units (PSUs)	60%	rTSR S&P Technology Hardware Select Index	90%	Three equally weighted performance periods (2023, 2023-2024, and 2023–2025)	Cliff vesting on the third anniversary of the grant date (subject to performance results)	Focuses on stock price appreciation and achieving goals to maximize shareholder returns (inclusive of accumulated dividends), which is appropriate during the organization’s transformational period
		rTSR S&P 400 Information Technology Sector Index	10%
Restricted Stock Units (RSUs)	40%	Service-based	NA	Three one-year vesting periods from date of grant	Vesting schedule of 33%, 33%, and 34%, on the first, second, and third anniversaries of the grant date, respectively	Aligns with market practice and promotes retention in a highly competitive marketplace

2023 E-LTIP Target Values

Executive	2023 E-LTIP ($)	PSUs (60%) ($)	RSUs (40%) ($)
Steven J. Bandrowczak	7,500,000	4,500,000	3,000,000
John Bruno	4,500,000	2,700,000	1,800,000
Xavier Heiss	2,600,000	1,560,000	1,040,000
Joanne Collins Smee	1,750,000	1,050,000	700,000
Suzan Morno-Wade	1,400,000	840,000	560,000
Louis J. Pastor	2,100,000	1,260,000	840,000
2023 Retention Off-Cycle E-LTIP Awards
As previously disclosed, and after much deliberation with FW Cook, our independent compensation consultant, the Compensation Committee, in concert with the full Board of Directors, unanimously chose to issue retention grants to nearly 600 employees, including certain members of the executive team, in the form of time-vested restricted stock units. By doing so, the Company aimed to retain key employees and executives whose valuable skills, institutional knowledge, and experience were needed to achieve the Company's strategic goals during the crucial implementation phase of Reinvention.
These grants were made on January 19, 2023 and vest 40% after the first anniversary of the grant date and 60% after the second anniversary of the grant date. The grants were one-time in nature and issued solely for the purpose of reducing execution risk of our Reinvention and are not representative of the company's annual executive compensation practices.

Executive	2023 Retention Award ($)
Steven J. Bandrowczak	1,056,253
John Bruno(1)	—
Xavier Heiss	578,769
Joanne Collins Smee	347,264
Suzan Morno-Wade	274,916
Louis J. Pastor	448,548
________
(1)John Bruno did not receive a January 2023 retention award.

Performance Results and Payout: 2021 E-LTIP
The 2021 E-LTIP was based on three years of performance (2021 - 2023) with all financial measures based on total Company results. For additional information on the 2021 E-LTIP performance measures and definitions, refer to Exhibit 10(f)(15) of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021.
Threshold performance levels were not met for any of the three financial metrics: Absolute Share Price(1), Absolute Revenue (unadjusted for currency)(1), and Free Cash Flow(1), resulting in no payout.
The Compensation Committee did not modify or adjust any in-cycle performance awards to reflect the challenges to the business to ensure that executive pay remained aligned with the shareholder experience. A summary of results for the 2021 E-LTIP performance is as follows:
2021 PSU Results (in millions, except share price)

Performance Measure	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	Actual 2021 PSU Award Performance Results	Weighted Payout Factor
Absolute Share Price(1)	50%	$27.00	$30.00	$33.00	$19.82	0%
Absolute Revenue(1)	25%	$22,450	$22,800	$23,200	$21,262	0%
Free Cash Flow(1)	25%	$1,525	$1,675	$1,825	$1,292	0%
Actual 2021 E-LTIP PSU Award Performance Factor						0%
________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure. Actual results for Absolute Revenue and Free Cash Flow reflect three-year cumulative results (2021 -2023) as reported in the Consolidated Statements of Income (Loss), in the Company's 2023 Annual Report on Form 10-K, adjusted annually for discrete items, as applicable.
Looking Ahead to 2024
As previously discussed, the Reinvention journey is underway and key components critical to the success of the plan include the MIP and E-LTIP. Consistent with shareholder feedback, the Compensation Committee has taken the following actions for 2024:
1.MIP Design: Leveraging the success of the MIP in 2023 in driving behaviors and aligning pay with performance, we are continuing with Adjusted(1) EBITDA as our sole financial metric weighted at 90%. We believe that Adjusted(1) EBITDA remains appropriate as it strongly correlates with TSR and incentivizes the Company's operational profitability.
In 2024, ESG remains a metric in the MIP given its importance to Xerox's strategy and culture and is weighted at 10%. For 2024, the two ESG goals are:
•Climate Change (5% weight): GHG reduction aligned to our 2030 and 2040 goal of becoming carbon neutral. This remains a fundamental and strategic commitment to our business strategy and an environmental top priority.

•Employee Engagement (5% weight): a quantifiable goal to ensure our employees are linked to and have a strong understanding of our Reinvention strategy.
We believe the continued inclusion of ESG in the MIP is critical to align with shareholder and stakeholder interests.
2.E-LTIP Design: The 2024 E-LTIP was redesigned to align long-term incentives with our initiative to increase adjusted(1) operating income by $300 million over the next three years. This three-year PSU metric represents 50% of the LTIP design while the other 50% of the E-LTIP is in the form of an RSU. Additionally, we are maintaining a relative TSR metric in our LTIP to align our executives with shareholders. However, instead of having a weighting attached to the metric, the rTSR metric is now a modifier in the plan which can affect the LTIP payout by +/- 25%, based on our performance versus the S&P 600 Info Tech Index. Similar to the 2023 E-LTIP awards, PSUs are subject to three-year cliff, performance-based vesting, and RSUs are subject to service-based vesting on a schedule of 33.33%, 33.33%, and 33.34%, on the first, second, and third anniversaries of the grant date, respectively.
________
(1) Refer to the “Non-GAAP Financial Measures” section for an explanation of this non-GAAP financial measure.
GOVERNANCE OF THE EXECUTIVE COMPENSATION PROGRAM
Oversight
The Compensation Committee administers the executive compensation program on behalf of the Board and our shareholders.
All directors who serve on the Compensation Committee are independent directors in accordance with applicable Nasdaq standards, including heightened independence requirements for Compensation Committee members. Their biographies are included above in this Proxy Statement.
The Compensation Committee’s responsibilities are discussed in this Proxy Statement; however, a complete description of the Compensation Committee’s responsibilities and functions appears in its charter, which can be found on our website at www.xerox.com/governance.
Role of Independent Compensation Consultant
The Compensation Committee has retained the services of an independent compensation consulting firm, FW Cook, to assist with its responsibilities. The compensation consultant generally attends Compensation Committee meetings and provides advice to the Compensation Committee. The compensation consultant also meets regularly with Compensation Committee members without management being present. FW Cook reports only to the Compensation Committee and has not performed any other work for the Company since being retained as an independent consultant to the Compensation Committee or as directed by the Compensation Committee Chair. As provided in its charter, the Compensation Committee has the authority to determine the scope of FW Cook’s services, and may terminate the engagement at any time. The Compensation Committee reviewed FW Cook’s independence under SEC and Nasdaq rules, and determined there was no conflict of interest.
During fiscal year 2023, FW Cook provided the following services:
•Regularly updated the Compensation Committee on trends in executive compensation and proactively advised on emerging trends and best practices on performance and compensation design;
•Reviewed officer compensation levels and the Company’s overall performance compared to a peer group made up of organizations with which the Company is likely to compete for executive expertise and/or which share with the Company a similar business model in one or more areas;
•Reviewed incentive compensation designs for MIP and E-LTIP programs;
•Advised the Compensation Committee on peer group companies for pay and performance comparisons;
•Advised the Compensation Committee on the appropriate use of one-time Special Retention awards;
•Reviewed the Compensation Discussion and Analysis and related compensation tables for this Proxy Statement;

•Reviewed Compensation Committee meeting materials with management and the Committee Chair before distribution;
•Attended Compensation Committee meetings and, as requested, meetings in executive session;
•Offered independent analysis and input on CEO compensation; and
•Advised on other compensation and governance matters as required.
PENSION AND SAVINGS PLANS
Pension and Savings Plans
The only NEO who participated in a pension plan in 2023 was Mr. Heiss, as described below. The other NEOs were eligible to participate in the Company’s tax-qualified defined contribution plan, the Xerox Corporation Savings Plan, as described below.
Xerox Corporation Savings Plan (401(k) Savings Plan)
Messrs. Bandrowczak, Bruno, and Pastor, and Mses. Collins Smee and Morno-Wade were eligible to participate in the Company’s 401(k) Savings Plan in the same manner as all other U.S. employees covered by the plan. Except for Mr. Pastor and Mr. Heiss (who is not eligible), each of these NEOs participated in the 401(k) Savings Plan in 2023. These NEOs were eligible to contribute a portion of their eligible pay on a tax-deferred or Roth basis, subject to IRS qualified plan compensation limits, the IRS annual limit on 401(k) deferral contributions, and the plan’s limit on the percentage of pay contributed by highly compensated employees. The Company matched 50% of employee contributions up to the first 6% of eligible compensation contributed by the participating NEOs in the same manner it matched all other eligible participants' contributions. The matching contributions were deposited in January 2024 and were 100% vested per the 401(k) Saving Plan provisions.
French Pension and Retirement Plans
Mr. Heiss, a citizen of France and employee of Xerox SAS, France, was eligible to participate in the following pension or retirement plans in 2023:
•Defined Contribution Pension Plan for Directors of Xerox SAS, France
•Contributions to the plan are based on earnings up to an annual cap of €219,960
•Payments are managed by AXA, the program administrator, and are payable upon eligible retirement age
•Earnings are credited to a participant’s account based on market investments selected by the participant
•Retirement Indemnities Plan
•French pension plan required under the Convention Collective d’Enterprise Xerox S.A.S. (10 December 2015) (XF-CBA), a collective bargaining agreement between the Company’s French subsidiary and certain French trade unions
•Benefits are forfeited if an employee terminates before eligible retirement age
Mr. Heiss is not covered by U.S. tax-qualified or non-qualified plans (nor any retirement plans of other Xerox locations where he was previously on assignment).

PERQUISITES AND PERSONAL BENEFITS
General Benefits
The Company generally offers medical and dental coverage, life insurance, accidental death insurance, and disability benefit programs or plans to all employees, as well as customary vacation, leave of absence and other similar policies. NEOs are eligible to participate in these programs and plans on the same basis as all other salaried employees, except as otherwise provided.
Perquisites
The Compensation Committee periodically reviews the perquisites provided to NEOs. The Compensation Committee believes its policies regarding perquisites are conservative compared to those of other companies. The Company does not pay tax gross-ups in connection with perquisites (other than in connection with tax equalization for the international assignment allowances noted below):
•Financial Planning: All NEOs are eligible to receive Company-paid financial planning assistance (up to $10,000 every two years). Solid financial planning by experts reduces the amount of time and attention that NEOs devote to their finances and maximizes the value of their compensation.
•Chartered Aircraft: For purposes of security, productivity, and efficiency, the Board of Directors authorizes the CEO to use chartered aircraft for business travel. Employees are permitted to accompany the CEO on the Company chartered aircraft solely for business purposes with prior authorization by the CEO.
◦The CEO was also eligible to use the Company chartered aircraft for personal travel and permitted to be accompanied by family members and guests. The CEO is wholly responsible for the tax consequences related to any personal use of Company chartered aircraft. The Company did not provide gross-ups or other tax protection related to the personal use of chartered aircraft. For 2023, Mr. Bandrowczak did not utilize this perquisite.
•Home Security: Mr. Bandrowczak was eligible to receive home security services to address safety concerns resulting from his position as our CEO. For 2023, Mr. Bandrowczak did not utilize this perquisite.
•International Assignment Allowances: Mr. Heiss, a citizen of France, was on international assignment during 2023. As is customary for Xerox employees on international assignment, Mr. Heiss received an international assignment allowance in 2023, consistent with Company policies.
For additional information and the total costs to the Company for providing perquisites and personal benefits to the NEOs during fiscal 2023, see the “All Other Compensation” column of the Summary Compensation Table.

CHANGE IN CONTROL BENEFITS
All our current NEOs have change in control severance agreements. The Compensation Committee has determined that these agreements are in the best interests of both the Company and our shareholders because they foster the continuous employment and dedication of key management without potential distraction or personal concern if Xerox were the potential subject of an acquisition or other change in control event. The Compensation Committee periodically reviews our change in control severance agreements against benchmark data to ensure that our arrangements are consistent with market practice.
Under the change in control severance agreements, if employment terminates involuntarily (other than for cause, death, or disability) or voluntarily for Good Reason within two years following a change in control, the NEO would be entitled to:
•Two times the sum of their annual base salary and target annual incentive award;
•Continuation of specified welfare benefits at active employee rates for a period of 18 months; and
•Accelerated vesting of outstanding equity awards if change in control is triggered under the 2020 Performance Incentive Plan.
These agreements require that the executive agree to remain an employee of the Company for nine months following a “potential change in control” (as defined therein) or until the date upon which the NEO is first entitled to receive the benefits described above, if earlier. Severance payments to NEOs following a change in control are generally not conditioned on non-competition or non-solicitation obligations. Good Reason is defined in the change in control severance agreements.
Xerox does not provide any of the NEOs with excise tax reimbursement on severance payments.
Additional information and the amount of the estimated payments and benefits payable to the NEOs (assuming a change in control of Xerox and a qualifying termination of employment) are presented under the Potential Payments Upon Termination or Change in Control table.

EMPLOYMENT AND SEPARATION
NEOs serve at the will of the Board. This enables the Board to remove a NEO, consistent with applicable laws, whenever it is in the best interests of the Company, with discretion of the Compensation Committee to decide on an appropriate severance package (except for benefits that have vested or in the case of a change in control). When a NEO is removed from his or her position, the Compensation Committee exercises its business judgment in determining whether any special severance arrangement is appropriate considering all relevant circumstances, including years of service with the Company, past accomplishments, the reasons for separation, and requirements under applicable local law.
In March 2024, the Compensation Committee approved an amendment and restatement of the Officer Severance Program (OSP), which was originally established effective July 2018 and subsequently amended effective January 2020, February 2021, and December 2022 (the Prior OSP, and, as amended and restated, the A&R OSP or the Officer Severance Program). Under the Officer Severance Program, an officer who is eligible to participate in the program due to a qualifying termination as defined therein will be entitled to receive:
•One year (two years for Mr. Bandrowczak) of severance paid over 12 months (24 months for Mr. Bandrowczak) and continuation of specified health and welfare benefits at active employee rates;
•Prorated annual incentive award for the year of termination; and
•At the Compensation Committee’s discretion, continued vesting of outstanding equity awards during the one-year (two-year for Mr. Bandrowczak) severance period.
The A&R OSP amended the Prior OSP to (i) extend the termination date of the program from December 31, 2024 to December 31, 2026, (ii) add a “termination for good reason” as a payment trigger for eligible officers serving as the Chief Executive Officer or the President and Chief Operating Officer of the Company, and (iii) provide for continued vesting of any outstanding equity awards under the Company’s Performance Incentive Plan for eligible officers serving as the Chief Executive Officer or the President and Chief Operating Officer of the Company, in the event of such officer’s “termination for good reason” or any involuntary termination other than for “cause”.
The Officer Severance Program includes a covenant not to engage in activity that is detrimental to the Company, and payments and benefits under the program are conditioned upon the NEO’s execution of a release of claims against the Company and a non-competition/non-solicitation agreement.
The NEOs are generally eligible for the Officer Severance Program, except that the Officer Severance Program:
(1) excludes from eligibility an officer with a written agreement providing for severance benefits upon separation; and
(2) contains a non-duplication provision, pursuant to which payments and benefits under the Officer Severance Program are reduced by amounts required to be paid to the officer as severance under another arrangement or by operation of law. Thus, the treatment of Mr. Heiss under the Officer Severance Program would be as follows:
•Any amounts payable to Mr. Heiss would be reduced by the severance benefits received under the Convention Collective d’Enterprise Xerox S.A.S. (10 December 2015) (XF-CBA), a collective bargaining agreement between the Company’s French subsidiary and certain French trade unions (XF-CBA). (See the Potential Payments Upon Termination or Change in Control section for further information).
Except as described above, if the Compensation Committee does not approve a severance arrangement under the Officer Severance Program for a NEO whose employment is terminated, that officer would be covered under the Company’s standard U.S. severance policy, as applicable at the time of the separation.
Separation of Joanne Collins Smee
As a result of Reinvention, Joanne Collins Smee's role was eliminated, resulting in her involuntary termination as Executive Vice President, President Americas effective December 31, 2023. In connection with her separation, she received severance pay and benefits pursuant to the terms of her Amended and Restated Severance Letter Agreement Providing Certain Benefits Upon Termination of Employment Following a Change In Control executed on September 12, 2018. For further details regarding the compensation she received, refer to footnote (2) to the Summary Compensation Table.

Resignation of Louis J. Pastor
Effective April 28, 2023, Louis J. Pastor resigned from all positions held at the Company and its subsidiaries. In connection with his resignation, Mr. Pastor entered into a Separation and Consulting Services Agreement pursuant to which he was to serve as an outside consultant to the Company for up to one year in exchange for a monthly fee and a lump-sum performance fee based on the Company’s 2023 financial results. As a result of his resignation, all of Mr. Pastor’s outstanding equity awards were cancelled. Mr. Pastor's consulting services terminated effective December 31, 2023 when he was rehired by the Company as the Chief Transformation and Administrative Officer effective January 2, 2024. For further details regarding the compensation he received, refer to footnote (4) to the Summary Compensation Table.

OTHER FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM
Stock Ownership Requirements
We require each NEO to build and maintain a meaningful level of stock ownership.

Level	Ownership Requirement
CEO	5 times base salary
Other NEOs	3 times base salary
NEOs must retain at least 50% of the shares acquired through the vesting of their annual E-LTIP awards, net of taxes, until they achieve their required level of ownership. Once achieved, NEOs must continue to hold that amount of stock as long as they remain with the Company. They also remain subject to a holding requirement following separation from employment (including retirement). Effective March 2023 the holding requirement was the greater of ninety (90) days following termination, or as long as the NEO is aware of material non-public information. Effective February 2024, the holding requirement applies through the later of the end of the blackout period (if terminated during the blackout period) or as long as the NEO is aware of material non-public information. General Counsel has the authority to permit discretionary hardship exceptions (other than for him or herself) from the ownership and holding requirements to enable participants with financial need to access their vested shares; to date no such exception has ever been requested.
Shares that count toward ownership requirements include (i) shares owned outright (whether or not held in street name), (ii) outstanding unvested restricted stock and RSUs, and (iii) PSUs when performance results have been determined. As of March 31, 2024 all 2023 NEOs have met their ownership requirements.
Trading, Hedging and Pledging
Under the Company’s insider trading policy, executive officers are permitted to buy or sell Xerox securities only during a “window period,” which is the period commencing on the day that is one full trading day following announcement of quarterly earnings and ending on (and including) the fifteenth day of the last month of the quarter during which the earnings announcement is made. The only exception to the window-period restriction described in the preceding sentence is for executive officers who have entered into trading plans pursuant to SEC Rule 10b5-1.
Executive officers are prohibited from engaging in short-swing trading and trading in options (including puts, calls, and straddles), and from otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Xerox securities. “Short sales” are also prohibited. Our anti- hedging policies and practices also apply to directors. In addition, executive officers are prohibited from pledging Xerox securities, including depositing Xerox securities in margin accounts at brokerage firms, and from using Xerox securities as collateral.
Compensation Recovery Policy
The Company adopted the Compensation Recoupment Policy of Xerox Holdings Corporation (Recoupment Policy) on July 27, 2023, effective December 1, 2023. The Recoupment Policy is intended to comply with the requirements of Section 10D of the Securities Exchange Act of 1934 and Rule 10D-1 thereunder and Nasdaq Listing Rule 5608. Under the terms of the Recoupment Policy, in the event of a restatement of our financial statements due to material non-compliance with any financial reporting requirement under applicable securities laws, the Compensation Committee shall take reasonably prompt action to cause the Company to recover the amount of any incentive compensation granted, awarded or paid to a covered person within the preceding 36-month period to the extent the value of such compensation was in excess of the amount of incentive compensation that would have been granted, awarded or paid had the financial statements been in compliance with the financial reporting requirements. Each executive officer, including our Named Executive Officers and former executive officers, are considered covered persons for purposes of the Recoupment Policy.

In addition, the following plans provide for compensation recovery.
•The Officer Severance Program (see Employment and Separation) and, typically, any individual separation arrangement with a NEO, includes a provision that rescinds severance payments if the recipient engages in activity that is detrimental to the Company. Clawback arrangements may also be included in letter agreements with executives or under the Company's standard U.S. severance policy, as applicable at the time of the separation.
•Under the 2004 Performance Incentive Plan and its successor, the Xerox Holdings Corporation Performance Incentive Plan, as Amended Through October 21, 2021 (collectively the PIP), if the Compensation Committee determines that a NEO has engaged in activity that is detrimental to the Company, it may cancel any awards granted to that individual. In addition, if such a determination is made before any change in control of Xerox, the Compensation Committee may rescind any payment or delivery of an equity or annual cash incentive award that occurred from six months before the detrimental activity. For this purpose, detrimental activity may include:
◦A violation of a non-compete agreement with the Company;
◦Disclosing confidential information (except for reporting and other communications protected by “whistle blower” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd Frank));
◦Soliciting an employee to terminate employment with the Company;
◦Soliciting a customer to reduce its level of business with the Company; and
◦Engaging in any other conduct or act that is determined to be injurious, detrimental, or prejudicial to any interest of the Company.
If a payment or award is rescinded, the NEO will be expected to pay the Company the amount of any gain realized, or payment received in a manner the Compensation Committee, or its delegate, requires.
•Our E-LTIP PSU equity award agreements, as governed by the PIP, incorporate by reference the Recoupment Policy adopted by the Company effective December 1, 2023. Pursuant to the Recoupment Policy, in the event of an accounting restatement, the Company can recover, for the three prior years, any excess incentive-based compensation (over what would have been paid under the accounting restatement) from executive officers or former executive officers.
•Annual incentive awards to NEOs under the MIP are also subject to the above clawback provisions.
•Under the Xerox Corporation Supplemental Savings Plan, if a participant, including a NEO, is found to have engaged in detrimental activity, the plan administrator may reduce or rescind the matching contribution account balance and not pay such amounts to that individual.

CERTAIN TAX IMPLICATIONS OF EXECUTIVE COMPENSATION
Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)), limits to $1 million per year the federal income tax deduction available to public corporations for compensation paid for any fiscal year to the corporation’s CEO and other NEOs, as well as certain former NEOs. As a result, compensation paid in excess of $1 million to each of our NEOs will generally not be deductible.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Xerox management. Based upon its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and be included in the Proxy Statement for the 2023 Annual Meeting of Shareholders.
Nichelle Maynard-Elliott, Chair
Scott Letier
Margarita Paláu-Hernández

SUMMARY COMPENSATION TABLE
The Summary Compensation Table below provides compensation information for the CEO, the CFO, and the next three most highly compensated executive officers who served during the fiscal year ended December 31, 2023, and Mr. Pastor, who was an executive officer at the time of his resignation in April 2023 (collectively referred to as NEOs). The table includes the dollar value of base salary earned, bonus, stock and option awards, non-equity incentive plan compensation earned, change in pension value, if any, above-market non-qualified deferred compensation earnings, if any, and all other compensation (including severance and consulting payments) whether paid or deferred.
For a summary of the Compensation Committee’s decisions on the compensation awarded to our NEOs for fiscal 2023, please refer to the CD&A beginning on page 27.
Summary Compensation Table
Compensation elements reported in this Summary Compensation table and its accompanying notes are in U.S. dollars and rounded to the nearest dollar. For Mr. Heiss, compensation other than stock awards are denominated and paid in euros; the amount shown in U.S. dollars for other than the Change in Pension Value and NQDC, for which the exchange rate is described in the narrative following the Pension Benefits for the 2023 Fiscal Year table, reflects the December 2023 average exchange rates, USD per EUR, as follows:
•1.0903 USD per EUR for 2023
•1.0573 USD per EUR for 2022
•1.1348 USD per EUR for 2021

Name & Principal Position	Year	Salary ($) (A)	Bonus ($) (B)	Stock Awards ($) (C)	Option Awards ($) (D)	Non-Equity Incentive Plan Compensation ($) (E)	Change in Pension Value and NQDC Earnings ($) (F)	All Other Compensation ($) (G)	Total ($)
Steven J. Bandrowczak, Chief Executive Officer	2023	1,000,000	—	8,556,086	—	3,278,700	—	9,900	12,844,686
	2022	763,315	—	7,100,017	—	679,929	—	18,006	8,561,267
	2021	525,000	—	3,650,020	—	340,200	—	159	4,515,379
John Bruno, (1) President and Chief Operating Officer	2023	750,000	—	4,499,898	—	2,064,188	—	31,223	7,345,309
	2022	99,432	—	3,000,003	—	—	—	938	3,100,373
Xavier Heiss, Executive Vice President, Chief Financial Officer	2023	576,258	—	3,178,745	—	1,266,464	197,405	208,923	5,427,795
	2022	500,997	—	2,500,033	—	372,144	174,439	156,133	3,703,746
	2021	499,312	—	2,000,014	—	323,554	—	562,799	3,385,679
Joanne Collins Smee (2), Executive Vice President and President, Americas	2023	575,000	—	2,097,256	—	978,535	—	1,774,750	5,425,541
	2022	551,894	—	1,400,028	—	365,480	—	9,150	2,326,552
Suzan Morno-Wade (3)Executive Vice President, Chief Human Resources Officer	2023	550,000	—	1,674,907	—	1,210,990	—	13,019	3,448,916
Louis J. Pastor (4), Executive Vice President, Chief Corporate Development Officer and Chief Legal Officer	2023	187,500	—	2,548,511	—	1,452,000	—	422,981	4,610,992
	2022	537,500	—	1,900,044	—	355,825	—	95	2,793,464
	2021	500,000	—	1,550,021	—	324,000	—	—	2,374,021
________
(1) Mr. Bruno was not an NEO in 2021.
(2) Ms. Collins Smee was involuntarily terminated from the Company on December 31, 2023. In connection with her separation, she received change in control payments pursuant to her Amended and Restated Severance Letter Agreement Providing Certain Benefits Upon Termination of Employment Following a Change In Control executed on September 12, 2018. Her separation payments received (per column G above), include (i) $1,150,000 (two times base salary), (ii) $575,000 (one year of MIP at target), and (iii) $39,750 (COBRA subsidy). In addition, column G includes $10,000 for financial planning assistance. Ms. Collins Smee also received her regular 2023 MIP Payout since she remained employed through December 31, 2023 and the amount of her 2023 MIP Payout is reflected as "Non-Equity Incentive Plan Compensation" in column E. Ms. Collins Smee was not an NEO in 2021.
(3) Ms. Morno-Wade was involuntarily terminated from the Company on April 1, 2024. Ms. Morno-Wade also received her regular 2023 MIP Payout since she remained employed through March 15, 2024, the MIP Payout date, and the amount of her 2023 MIP Payout is reflected as "Non-Equity Incentive Compensation" in column E. Ms. Morno-Wade was not a NEO in 2021 or 2022.
(4) Mr. Pastor resigned from the Company effective, April 28, 2023. Mr. Pastor's 2023 MIP Payout appears as "Non-Equity Incentive Compensation" in column E. Mr. Pastor's compensation (per column G above), reflects financial planning assistance ($10,000), vacation payout in connection with his departure ($12,981), consulting fees pursuant to post-employment consulting agreement with the company ($400,000).
(A)Mr. Pastor resigned from the company effective, April 28, 2023; his base salary represents base salary earned through his departure date.
(B)Annual MIP awards appear as “Non-Equity Incentive Plan Compensation” in column E.
(C)The amounts shown in this column represent the aggregate grant date fair values of equity awards in the form of PSUs and RSUs granted to our NEOs for each respective year, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. A discussion of the assumptions used in calculating the fair value of such awards may be found in Note 23 (Stock-Based Compensation) to our 2023 audited financial statements of our Annual Report on Form 10-K filed with the SEC on February 23, 2024. PSU awards under the 2023 E-LTIP were granted on January 18, 2023, and are reported at target performance. The grant-date fair value of these PSU awards at maximum performance would be as follows: Mr. Bandrowczak — $9,000,000; Mr. Bruno — $5,400,000; Mr. Heiss — $3,120,000; Ms. Collins Smee — $2,100,000; Ms. Morno-Wade — $1,680,000; and Mr. Pastor — $2,520,000.
(D)Stock options were not granted in 2021, 2022, or 2023.
(E)The Non-Equity Incentive Plan payments under the 2023 MIP, based on 2023 performance, were approved by the Compensation Committee in February 2024. Actual payout as a percentage of target was in the range of 170.2% - 220.2% of target. For more information, see the Performance Metrics, Results and Payout: 2023 MIP section in the CD&A.
(F)Mr. Heiss participates in the Retirement Indemnities Plan, a French pension plan that we are required to maintain under a collective agreement with our employees in France. The change in pension value shown in this column is calculated by determining the change in the present value of the benefits from December 31, 2022 to December 31, 2023 (but if the change in the present value of the benefit is negative then it is not shown). The present value is computed using the FASB ASC Topic 715 assumptions in effect for the corresponding fiscal year end and assuming the benefit is paid at the earliest retirement date at which unreduced benefits are payable upon eligible retirement age. See the Pension Benefits for the 2023 Fiscal Year section for more detail.
•For Mr. Heiss in 2023 — these assumptions include a discount rate of 3.70% for the Retirement Indemnities Plan, and a social charge rate of 47.5%. The Retirement Indemnities Plan does not pay any benefits to a participant who terminates employment before eligible retirement age.
•For Mr. Heiss in 2022 — these assumptions include a discount rate of 3.80% for the Retirement Indemnities Plan, and a social charge rate of 46.5%. The assumptions shown in the footnotes to the 2022 Summary Compensation Table were incorrectly reported; the assumptions noted above are correct for 2022. The increase in pension value shown for 2022 above has also been corrected from the 2022 Summary Compensation Table.
(G)The table below entitled “All Other Compensation Table” provides additional data on the amounts included under the “All Other Compensation” column.

All Other Compensation Table

Name	Year	Personal Use of Aircraft ($) (A)	International Assignment Allowances ($) (B)	Relocation Expenses ($) (C)	Tax Related Reimbursements ($) (D)	401(k), SSP, & DC Employer Contribution ($) (E)	Mobility Stipend ($)	Miscellaneous ($) (F)	Total All Other Compensation ($) (G)
Steven J. Bandrowczak	2023	—	—	—	—	9,900	—	—	9,900
John Bruno	2023	—	—	12,788	8,535	9,900	—	—	31,223
Xavier Heiss	2023	—	129,028	—	64,315	7,195	—	8,385	208,923
Joanne Collins Smee (1)	2023	—	—	—	—	9,900	—	1,774,750	1,784,650
Suzan Morno-Wade	2023	—	—	—	—	9,900	—	3,119	13,019
Louis J. Pastor	2023	—	—	—	—	—	—	422,981	422,981
Compensation reported in this table is in U.S. dollars and rounded to the nearest dollar. For Mr. Heiss compensation is denominated and paid in euros; the amount shown in U.S. dollars reflects the December 2023 average exchange rate of 1.0903 USD per EUR.
________
(1) Ms. Collins Smee was involuntarily terminated from the Company on December 31, 2023. In connection with her separation, she received separation pay pursuant to an Amended and Restated Severance Letter Agreement Providing Certain Benefits Upon Termination of Employment Following a Change In Control executed on September 12, 2018, see Employment and Separation section in the CD&A. In accordance with the applicable disclosure rules, the amounts payable to Ms. Collins Smee pursuant to the Officer Severance Program are disclosed under the All Other Compensation column of the Summary Compensation Table even though such payments are primarily made during the 2024 calendar year.
(A)For reasons of productivity, security and efficiency, the Company requires the CEO to use Company chartered aircraft for business travel. The CEO may also use the Company chartered aircraft for personal travel. The compensation value of personal usage of Company chartered aircraft is calculated based on the aggregate incremental cost to the Company, using the incremental aircraft operating rate based on the number of flight hours used, and primarily includes the cost of fuel, maintenance and other variable costs (such as the cost of landing fees, crew on the road expenses, trip related service and maintenance, airport taxes and fees). The CEO is also allowed to bring guests, such as family members, on the Company chartered aircraft. The Company does not provide gross-ups or other tax protection related to the CEO's personal use of Company chartered aircraft. There were no costs associated with personal aircraft usage in 2023.
(B)Mr. Heiss, a citizen of France, received certain benefits in connection with his international assignment in the U.S. Included in this column are Mr. Heiss’ assignment allowance €48,858 ($53,270), automobile allowance €10,302 ($11,232), pension inclusion €13,763 ($15,005), the cost of his incremental housing allowance €45,420 ($49,521).
(C)For 2023, Mr. Bruno received reimbursement of relocation expenses in the amount of $12,788.
(D)For 2023, the amount shown for Mr. Heiss reflects tax preparation fees under Xerox's international assignment policy in the amount of €58,988 ($64,315). For Mr. Bruno the amount shown reflects a gross-up payment in the amount of $8,535 in connection with his relocation.
(E)For U.S. employees, this column includes the employer contribution, if any, under the 401(k) Savings Plan and Xerox Corporation Supplemental Savings Plan (SSP). For Mr. Heiss, this column includes the employer contribution under the Defined Contribution Pension Plan for Directors of Xerox SAS France. See the Pension and Savings Plans section for more information.
(F) Mr. Heiss' compensation reflects a seniority bonus of €7,691 ($8,385), a customary annual payment in France. For additional compensation details related to Ms. Collins Smee, refer to footnote (2) to the Summary Compensation Table. Ms. Morno-Wade's compensation of $3,119 reflects financial planning assistance. For additional compensation details related to Mr. Pastor, refer to footnote (4) to the Summary Compensation Table.
(G) In accordance with applicable SEC rules, dividend equivalents paid in 2023 on PSUs and RSUs are not included in “All Other Compensation” because those amounts were factored into the grant date fair values of the PSUs and RSUs.

GRANTS OF PLAN-BASED AWARDS IN 2023
The following table provides additional detail regarding RSUs and PSUs granted to each of the NEOs under the 2023 E-LTIP and potential amounts payable under the 2023 MIP. Threshold, target, and maximum award opportunities are provided for PSUs and the MIP, as applicable. 2023 E-LTIP awards and 2023 retention awards were made under the PIP.

				Estimated Future Payout Under Non-Equity Incentive Awards (B)			Estimated Future Payout Under Equity Incentive Awards (C)			All Other Stock Awards: Number of Shares or Stock Units (#) (D)	Grant Date Fair Value of Stock Awards ($) (E)
Name	Award	Grant Date (A)	Date of Action (A)	Thresh. ($)	Target ($)	Max ($)	Thresh. (#)	Target (#)	Max (#)
Steven J. Bandrowczak	2023 MIP			750,000	1,500,000	3,750,000
	2023 E-LTIP (PSU)	1/18/2023	1/18/2023				97,610	195,220	390,440		4,499,821
	2023 E-LTIP (RSU)	1/18/2023	1/18/2023							178,678	3,000,004
	2023 Retention (RSU)	1/19/2023	1/19/2023							63,861	1,056,261
John Bruno	2023 MIP			468,750	937,500	2,343,750
	2023 E-LTIP (PSU)	1/18/2023	1/18/2023				58,566	117,132	234,264		2,699,893
	2023 E-LTIP (RSU)	1/18/2023	1/18/2023							107,207	1,800,006
Xavier Heiss	2023 MIP			295,513	591,026	1,477,565
	2023 E-LTIP (PSU)	1/18/2023	1/18/2023				33,839	67,677	135,354		1,559,955
	2023 E-LTIP (RSU)	1/18/2023	1/18/2023							61,942	1,040,006
	2023 Retention (RSU)	1/19/2023	1/19/2023							34,993	578,784

(continued)

				Estimated Future Payout Under Non-Equity Incentive Awards (B)			Estimated Future Payout Under Equity Incentive Awards (C)			All Other Stock Awards: Number of Shares or Stock Units (#) (D)	Grant Date Fair Value of Stock Awards ($) (E)
Name	Award	Grant Date (A)	Date of Action (A)	Thresh. ($)	Target ($)	Max ($)	Thresh. (#)	Target (#)	Max (#)
Joanne Collins Smee	2023 MIP			287,500	575,000	1,437,500
	2023 E-LTIP (PSU)	1/18/2023	1/18/2023				22,776	45,552	91,104		1,049,974
	2023 E-LTIP (RSU)	1/18/2023	1/18/2023							41,692	700,009
	2023 Retention (RSU)	1/19/2023	1/19/2023							20,996	347,274
Suzan Morno-Wade	2023 MIP			275,000	550,000	1,375,000
	2023 E-LTIP (PSU)	1/18/2023	1/18/2023				18,221	36,441	72,882		839,965
	2023 E-LTIP (RSU)	1/18/2023	1/18/2023							33,354	560,014
	2023 Retention (RSU)	1/19/2023	1/19/2023							16,622	274,928
Louis J. Pastor	2023 MIP			300,000	600,000	1,500,000
	2023 E-LTIP (PSU)	1/18/2023	1/18/2023				27,331	54,662	109,324		1,259,959
	2023 E-LTIP (RSU)	1/18/2023	1/18/2023							50,030	840,004
	2023 Retention (RSU)	1/19/2023	1/19/2023							27,119	448,548
(A)The “Grant Date” is the effective date of the equity awards. The “Date of Action” is the date on which the values of the awards were approved by the Compensation Committee and, for Mr. Bandrowczak, the Board of Directors.
(B)These columns reflect the threshold, target, and maximum payout opportunities under the 2023 MIP set by the Compensation Committee. The MIP measures and weightings for 2023 were Adjusted EBITDA(1) (60%), ESG (20%), and Business/Functional (20%), for Mr. Bandrowczak weightings were Adjusted EBITDA(1) (80%) and ESG (20%). For purposes of this table, the amount shown as the “threshold” payout was determined assuming achievement of the minimum performance level. If threshold performance was not achieved on the performance measures, there would be no MIP payout. For 2023, the MIP payout range was 170.2-220.2% of target. See Performance Metrics, Results and Payout: 2023 MIP in the CD&A.
(C)The threshold, target, and maximum payout opportunities for the 2023 E-LTIP PSU awards, as well as the design and methodology for determining the 2023 E-LTIP PSU awards, were approved by the Compensation Committee. The target number of PSUs granted to each of our NEOs was determined by dividing the approved E-LTIP target award value by an equal weighting of (1) the closing price of Xerox Common Stock on the grant date (or last trading day prior to the grant date if the market was closed on the grant date) for the Relative TSR measure, and (2) that same closing price of Xerox Common Stock on the grant date multiplied by the Monte Carlo fair value factor (a commonly-used methodology to determine the fair value factor for market-based metrics) and rounding up to the nearest whole share.

The performance measures and weightings for the portion of the 2023 E-LTIP award granted as PSUs are: Relative TSR (S&P Technology Hardware Select) (90%) and Relative TSR (S&P 400 Information Technology Sector) (10%).
PSUs under the 2023 E-LTIP can be earned by achieving three-year performance goals at least at the threshold level. The performance period for Relative TSR measure is January 1, 2023 through December 31, 2025. The service period and vesting date for the PSUs is three years from the grant date; earned PSUs will be determined and paid after the 2025 performance results have been certified by the CFO and approved by the Compensation Committee.
The threshold column reflects the lowest number of PSUs that could be earned if performance is achieved at the threshold level for the Relative TSR performance measure. If threshold performance is not achieved on the performance measures, no PSUs are earned. See Compensation Committee Actions Relating to E-LTIP Awards in the CD&A for additional information. The target column reflects the number of PSUs that could be earned if target performance is achieved on the performance measure. The maximum column reflects the greatest number of PSUs that could be earned if maximum or higher performance is achieved on the performance measure. The number of PSUs earned is interpolated if the Company’s performance is between threshold and target or between target and maximum, as determined by the Compensation Committee.
(D)This column includes the E-LTIP RSU awards granted to our NEOs in 2023. 2023 E-LTIP RSUs will vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date. The number of RSUs granted was determined by dividing the approved award value by the closing market price on the grant date (or the last trading day before the grant date if the stock market was closed on the grant date) and rounding up to the nearest whole share.
(E)The grant date fair value reported in this column with respect to PSU awards reported in column (C) is based on the number of shares granted at target and the fair value as determined by a Monte Carlo valuation ($23.05) as described in footnote (C). The value reported in this column with respect to RSU awards reported in column (D) is based on the number of shares granted at target and the grant date closing market price of $16.79 as described in footnote (D).

________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END
The following table displays unvested equity awards held by each of the NEOs on December 31, 2023.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (A)	Number of Securities Underlying Unexercised Options Unexercisable (#) (B)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (C)	Market Value of Shares or Units of Stock That Have Not Vested ($) (C)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (D)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (D)
Steven J. Bandrowczak	41,990	—	24.00	7/1/2028	428,612	7,856,458	379,094	6,948,793
John Bruno	—	—	—	—	204,546	3,749,328	117,132	2,147,030
Xavier Heiss	12,349	—	27.98	4/5/2028	136,905	2,509,469	174,225	3,193,544
Joanne Collins Smee	11,058	—	27.08	10/1/2028	85,536	1,567,875	107,195	1,964,884
Suzan Morno-Wade	7,163	—	27.98	4/5/2028	70,239	1,287,481	89,624	1,642,808
Louis J. Pastor (1)	—	—	—	—	—	—	—	—
________
(1) Mr. Pastor resigned from the company, effective April 28, 2023. Pursuant to the terms of his equity award                 agreements, all outstanding equity awards were forfeited upon termination.
(A)The awards presented in this column reflect exercisable E-LTIP stock options granted in 2018.
(B)There are no stock options that are unexercisable.
(C)The awards presented in these columns include unvested RSUs (as of December 31, 2023). The value of these awards is based on the $18.33 closing market price of Xerox Common Stock on December 29, 2023, the last trading day of 2023. These columns include the following awards:
2023 RSUs:
Unvested RSUs granted on January 18, 2023, as part of the 2023 E-LTIP, as follows: Mr. Bandrowczak — 178,678; Mr. Bruno — 107,207; Mr. Heiss — 61,942; Ms. Collins Smee — 41,692; and Ms. Morno-Wade — 33,354. The vesting schedule of these RSUs is 33% on the first anniversary, 33% on the second anniversary, and 34% on the third anniversary of the grant date.
Unvested RSUs granted on January 19, 2023, as part of the retention awards approved by the Compensation Committee as follows: Mr. Bandrowczak — 63,861; Mr. Heiss — 34,993; Ms. Collins Smee — 20,996; and Ms. Morno-Wade — 16,622. The vesting schedule of these RSUs is 50% on the first anniversary and 50% on the second anniversary of the grant date.
2022 RSUs:
Remaining unvested RSUs granted on January 12, 2022, as part of the 2022 E-LTIP, as follows: Mr. Bandrowczak — 46,520; Mr. Heiss — 28,366; Ms. Collins Smee --- 15,885; and Ms. Morno-Wade — 14,751. The vesting schedule of these RSUs is 33% on the first anniversary, 33% on the second anniversary, and 34% on the third anniversary of the grant date.
Unvested RSUs granted on August 2, 2022, as part of Mr. Bandrowczak's August 2, 2022, promotion -- 118,375. The vesting schedule of these RSUs is 33% on the first anniversary, 33% on the second anniversary, and 34% on the third anniversary of the grant date.
Unvested RSUs granted on November 14, 2022, as part of Mr. Bruno's hiring — 97,339. The vesting schedule of these RSUs is 50% on the first anniversary and 50% on the second anniversary of the grant date.

2021 RSUs:
Remaining unvested RSUs granted on January 11, 2021, as part of the 2021 E-LTIP, as follows: Mr. Bandrowczak — 21,178; Mr. Heiss — 11,604; Ms. Collins Smee — 6,963; and Ms. Morno-Wade — 5,512. The vesting schedule of these RSUs is 33% on the first anniversary, 33% on the second anniversary, and 34% on the third anniversary of the grant date.
(D)The awards presented in these columns consist of unearned PSUs (as of December 31, 2023) and are shown at target. The number of PSUs earned, if any, is determined by the Compensation Committee’s approval of certified performance results for the relevant performance period. The value of these awards is based on the $18.33 closing market price of Xerox Common Stock on December 29, 2023, the last trading day of 2023.
2023 PSUs:
PSU awards granted as part of the 2023 E-LTIP on January 18, 2023, to Mr. Bandrowczak — 195,220; Mr. Bruno — 117,132; Mr. Heiss — 67,677; Ms. Collins Smee — 45,552; and Ms. Morno-Wade — 36,441, which vest three years from the grant date, with the number of shares to be earned, if any, based on achievement of the applicable performance metrics. The performance period is January 1, 2023 through December 31, 2025.
2022 PSUs:
PSU awards granted as part of the 2022 E-LTIP on January 12, 2022, to Mr. Bandrowczak — 93,750; Mr. Heiss — 57,165; Ms. Collins Smee — 32,013; and Ms. Morno-Wade — 29,726, which vest three years from the grant date, with the number of shares to be earned, if any, based on achievement of the applicable performance metrics. The performance period is January 1, 2022 through December 31, 2024.
2021 PSUs:
PSU awards granted as part of the 2021 E-LTIP on January 11, 2021, to Mr. Bandrowczak — 90,124; Mr. Heiss — 49,383; Ms. Collins Smee — 29,630; and Ms. Morno-Wade — 23,457, which vest three years from the grant date, with the number of shares to be earned, if any, based on achievement of the applicable performance metrics. The performance period is January 1, 2021 through December 31, 2023. These PSU awards resulted in zero payout because none of the three performance metrics was achieved at the threshold level. See Performance Results and Payout: 2021 E-LTIP in the CD&A.
Additional detail on these awards can be found in the Performance-Based Executive Long-Term Incentive Program sections of the CD&A.

OPTION EXERCISES AND STOCK VESTED IN 2023
The following table shows amounts realized by the NEOs upon the vesting of stock awards during 2023. Mr. Bandrowczak, Mr. Heiss, Ms. Collins Smee, and Ms. Morno-Wade held exercisable stock options during 2023, but none were exercised.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (A)	Value Realized on Vesting ($) (B)
Steven J. Bandrowczak	119,860	1,942,260
John Bruno	97,340	1,340,372
Xavier Heiss	31,419	521,074
Joanne Collins Smee	21,102	351,134
Suzan Morno-Wade	16,935	281,247
Louis J. Pastor	26,907	447,002
________
(A)This column includes shares attributable to RSUs and PSUs that vested under the 2020, 2021 and 2022 E-LTIP. All shares are potentially subject to a holding period. NEOs must retain at least 50% of the shares acquired through the vesting of their annual E-LTIP PSU and RSU awards, net of taxes, until they achieve their required level of ownership under our stock ownership guidelines. Once achieved, NEOs must continue to hold that amount of stock as long as they remain with the Company. They also remain subject to a holding requirement following separation from employment (including retirement). Refer to Stock Ownership Requirements section above, within this CD&A.
(B)The aggregate dollar amount realized upon vesting includes the value of shares withheld to pay taxes.
PENSION BENEFITS FOR THE 2023 FISCAL YEAR
The following table reflects information regarding our NEOs’ estimated benefits under the defined benefit pension plans in which they participate, if any, as of December 31, 2023. None of our NEOs, other than Mr. Heiss, participate in any defined benefit pension plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Steven J. Bandrowczak	—	—	—	—
John Bruno	—	—	—	—
Xavier Heiss (A)	Retirement Indemnities Plan	35	831,786	—
Joanne Collins Smee	—	—	—	—
Suzan Morno-Wade	—	—	—	—
Louis J. Pastor	—	—	—	—
________
(A)Pension benefits were accrued by Mr. Heiss under the Retirement Indemnities Plan during 2023. The present value of the accumulated benefit is the present value of his accumulated benefit payable at the plan’s earliest unreduced eligible retirement age. The critical assumptions are the: (i) discount rate of 3.70%; (ii) social charge rate of 47.5%; and (iii) exchange rate of 1.1059 USD per EUR, the December 31, 2023 average exchange rate. The plan pays benefits only as a lump sum, calculated as monthly pay times a multiple, ranging from 0 to 8 based on years of service, plus the social charges on this payment. Monthly pay is one-twelfth of annual base salary plus annual incentive. At 35 years of service, the multiple of monthly salary is 7.5. Upon eligible retirement age, Mr. Heiss’ multiple would be 7.8.

NON-QUALIFIED DEFERRED COMPENSATION FOR THE 2023 FISCAL YEAR
The Non-Qualified Deferred Compensation table discloses executive and employer contributions, as applicable, withdrawals and earnings, if any, and fiscal year-end balances under the Defined Contribution Pension Plan for Directors of Xerox SAS, France (French DC Plan). Mr. Heiss participated in the French DC Plan during 2023 as shown below. None of our NEOs, other than Mr. Heiss, had any amounts deferred pursuant to a non-qualified deferred compensation plan or arrangement as of December 31, 2023.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(A)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Steven J. Bandrowczak	SSP	—	—	—	—	—
John Bruno	SSP	—	—	—	—	—
Xavier Heiss	DC France(B)	2,378	7,134	—	—	268,986
Joanne Collins Smee	SSP	—	—	—	—	—
Suzan Morno-Wade	SSP	—	—	—	—	—
Louis J. Pastor	SSP	—	—	—	—	—
________
(A)No portion of the amounts shown in this column is reported as above-market interest in the Summary Compensation Table.
(B)The French DC Plan is denominated and paid in EUR. The amounts shown as contributions in USD reflect the 2023 average exchange rate of 1.0811, USD per EUR. The aggregate balance reflects the spot rate of 1.1059 as of December 31, 2023.
Defined Contribution Pension Plan for Directors of Xerox SAS, France (French DC Plan)
Directors of Xerox France are eligible for this plan. The total annual contribution is equal to 4% of gross annual remuneration (including bonus) up to a maximum remuneration of €219,960 per year in 2023. The Company contributes 75% of the total annual contribution, and the employee contributes 25%. The accumulated savings are converted into an annuity commencing at eligible retirement age.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Xerox has entered into certain agreements and maintains certain plans that require the Company to provide compensation to NEOs in the event of a termination of employment or a change in control. The table below reflects the amount of compensation payable to each NEO (other than Ms. Collins Smee and Mr. Pastor) assuming that each of the hypothetical termination or change in control events listed in the table occurred on December 31, 2023. The equity award values presented in this table reflect unvested grants held by the applicable NEO as of December 31, 2023, and are based on the closing market price of Xerox Common Stock of $18.33 as of December 29, 2023, the last trading day in 2023.

Name	Lump Payments ($)	Non- Equity Incentive Awards ($)	Equity Incentive Awards ($)	Healthcare/ Life Insurance / Other Benefits ($)	Total Termination Benefit ($)
Steven J. Bandrowczak
Voluntary Termination/Retirement (A)	—	—	—	—	—
Involuntary Termination not for Cause (B)	2,000,000	3,278,700	7,215,422	26,087	12,520,209
Involuntary or Good Reason Termination after Change in Control (C)	5,000,000	—	13,634,679	26,087	18,660,766
Death (D)	—	3,278,700	13,634,679	—	16,913,379
John Bruno
Voluntary Termination/Retirement (A)	—	—	—	—	—
Involuntary Termination not for Cause (B)	750,000	2,064,188	2,222,927	13,026	5,050,141
Involuntary or Good Reason Termination after Change in Control (C)	3,375,000	—	3,749,347	26,052	7,150,399
Death (D)	—	2,064,188	3,749,347	—	5,813,534
Xavier Heiss
Voluntary Termination/Retirement (A)	—	—	3,190,222	—	3,190,222
Involuntary Termination not for Cause (B)	926,105	1,266,451	3,190,222	131,336	5,514,114
Involuntary or Good Reason Termination after Change in Control (C)	2,364,104	—	5,703,013	157,803	8,224,920
Death (D)	—	1,266,451	5,703,013	3,229,242	10,198,705
Suzan Morno-Wade
Voluntary Termination/Retirement (A)	—	—	—	—	—
Involuntary Termination not for Cause (B)	550,000	1,210,990	1,610,199	11,220	3,382,409
Involuntary or Good Reason Termination after Change in Control (C)	2,200,000	—	2,930,289	22,441	5,152,730
Death (D)	—	1,210,990	2,930,289	—	4,141,279
Upon the termination events listed above, in addition to the benefits reflected in the above table, each NEO would also be entitled to the balance of his deferred compensation account, if any, under our non-qualified deferred compensation plans. Deferred compensation balances are reported in the “Aggregate Balance at Last FYE” column of the Non-Qualified Deferred Compensation table above.
In accordance with SEC rules, the table above reflects estimated severance payments and benefits to which our NEOs would be entitled upon hypothetical termination events occurring on December 31, 2023. These amounts reflect estimates only, and actual payments and benefits to which a NEO may be entitled upon termination of employment with the Company depend upon a number of factors not reflected in the table.
________
(A)As of December 31, 2023, Messrs. Bandrowczak and Bruno, and Ms. Morno-Wade were not retirement eligible, and would not receive any payments in the event of voluntary termination.
Mr. Heiss is retirement eligible under the terms of our equity award agreements and, in the event of his retirement on December 31, 2023, would receive prorated vesting of outstanding equity awards (based on the number of full months of service as an employee during the vesting period commencing on the grant date), including PSUs based on actual performance results but reflected at target performance for purposes of the table.
(B)Under the Company’s Officer Severance Program (as described in the Employment and Separation section of the CD&A), Messrs. Bruno and Heiss, and Ms. Morno-Wade would each receive payment equal to one year (for Mr. Bandrowczak, two years) of their current annual base salary. Although the amounts reported in the table above assume such benefit is paid as a lump sum, it is generally paid periodically, consistent with the normal payroll cycle. In addition, each of these NEOs would receive:
•Under the terms of the Officer Severance Program, the NEO’s annual incentive (Non-Equity Incentive Award) for 2023, based on actual achievement against performance goals (as described in the 2023 Compensation Actions section of the CD&A), prorated through last day of active service;
•Under the terms of our equity award agreements, prorated vesting of outstanding equity awards, with such proration based on the number of full months of service as an employee during the vesting period (including, at the Compensation Committee’s discretion, the one-year (two-year for Mr. Bandrowczak) severance period). PSU awards would be earned based on actual performance but the table above reflects target performance. The table above assumes proration through the end of the severance period; and
•Continuation of specified welfare benefits at active employee rates during the one-year severance period.
These payments and benefits would be conditioned upon the NEO’s execution of a release of claims against the Company and a non-competition/non-solicitation agreement.
Mr. Heiss would not receive a benefit under the Officer Severance Program due to the program’s provision for non-duplication of benefits. Mr. Heiss would instead receive benefits under the Convention Collective d’Enterprise Xerox S.A.S. (10 December 2015) (XF-CBA), a collective bargaining agreement between the Company’s French subsidiary and certain French trade unions. Under the XF-CBA, Mr. Heiss would be entitled to a 3-month notice period during which his base salary and benefits would continue and at the end of which he would receive a dismissal indemnity equal to 12 months of his monthly average gross salary (the calculation of which would include his actual 2023, short-term incentive payment, and certain other amounts paid to him during 2023). In addition, Mr. Heiss would receive:
•Annual incentive (Non-Equity Incentive Award) for 2023, based on actual achievement against performance goals (as described in the 2023 Compensation Actions section of the CD&A);
•Under the terms of our equity award agreements, prorated vesting of outstanding equity awards, with such proration based on the number of full months of service as an employee during the vesting period (including the 3-month notice period and, at the Compensation Committee’s discretion, any applicable salary continuance/dismissal indemnity period). PSU awards would be earned based on actual performance, but the table above reflects target performance. The table above assumes proration through the end of the 15-month notice / dismissal indemnity period; and
•Continuation of specified welfare benefits for up to a one-year period following the end of the 3-month notice period.
(C)Change in Control (CIC) severance agreements for Messrs. Bandrowczak, Bruno, and Heiss, and Ms. Morno-Wade provide the following severance benefits in the event of an involuntary termination (other than for cause, disability, or death) or a voluntary termination for Good Reason within two years following a CIC (in either case, a “qualifying termination”):
•Lump-sum cash payment equal to two times the sum of annual base salary and annual incentive award target;
•Continuation of specified welfare benefits at active employee rates for 24 months;
•Payment of reasonable legal fees and expenses incurred if the NEO, in good faith, is involved in a dispute while seeking to enforce the benefits and rights provided by the CIC severance agreement; and
•In addition, pursuant to the terms of the 2004 Performance Incentive Plan and its successor plan, the Xerox Holdings Corporation Performance Incentive Plan, as Amended Through October 21, 2021, in the event of a change in control as defined therein, these NEOs would be entitled to full vesting of outstanding equity awards.
The CIC severance agreements for Messrs. Bandrowczak, Bruno, and Heiss, and Ms. Morno-Wade each contain an offset provision, pursuant to which payments and benefits are reduced by any payments or benefits required to be paid to the NEO as severance, or during a notice period, under any other agreement or program or by operation of law. Thus, in the event of a qualifying termination that is also an involuntary termination under the Officer Severance Program or, as applicable, the XF-CBA, Messrs. Bandrowczak, Bruno, and Heiss, and Ms. Morno-Wade would receive the payments described in (B) above for an Involuntary Termination Not for Cause, and would receive payments or benefits under their CIC severance agreements only to the extent the CIC severance agreements provided for greater amounts.
For all of the NEOs, if excise tax under Code Sections 280G and 4999 would be payable, the Company will reduce the NEO’s CIC payment to a level that will not trigger such excise tax, if it is determined that doing so will result in a greater net after-tax amount for the NEO.
(D)In the event of a NEO’s death, the NEO’s estate (or, with respect to certain types of payments and elections made, the NEO’s spouse) would receive: the NEO’s 2023 short-term incentive, based on actual achievement against performance goals; accelerated vesting of outstanding equity awards; and, for Mr. Heiss, payment of his vested pension benefits, if any, in accordance with the plan’s terms and the proceeds of a life insurance policy per the XF-CBA.
Termination Following Disability
Assuming termination following disability on December 31, 2023, all NEOs would be eligible for prorated vesting of equity awards under the terms of our award agreements, with such proration based on the number of full months of service as an employee since the applicable grant date (based on monthly anniversaries of the grant date, not calendar months), including PSUs based on actual performance achievement against performance goals, their deferred compensation balance, if any, and vested retirement benefits, if any, as shown in (A) above for a Voluntary Termination/Retirement.
Involuntary Termination for Cause
If a NEO is involuntarily terminated for cause or it is determined by the Compensation Committee or plan administrator that the NEO engaged in detrimental activity against the Company, as provided under our plans, such NEO would not receive any payments other than his or her deferred compensation plan account balance, if any (and for the SSP, such balance would be reduced by the amount of the Company matching contributions), and vested tax-qualified pension benefits, if any. All unvested equity awards and any non-qualified pension benefits would be immediately cancelled upon involuntary termination for cause for all NEOs. See the Compensation Recovery Policy section of the CD&A for additional information.
Other Payments
Similar to other employees, the NEOs would be eligible for payment of accrued but unused vacation due as of the date of the separation from employment (or last day worked prior to severance, if applicable) under the terms of the Company’s vacation policy and applicable law.
Joanne Collins Smee Termination
Ms. Collins Smee was involuntarily terminated from the Company on December 31, 2023 and received a     separation package as defined by her general release. Pursuant to the terms of the Amended and Restated Severance Letter Agreement Providing Certain Benefits Upon Termination of Employment Following a Change In Control executed by her on September 12, 2018, Ms. Collins Smee received a lump sum payment of $1,764,750 (inclusive of health and welfare benefits of $39,750), and prorated vesting of outstanding equity awards valued at $1,927,839 on December 31, 2023. For further details regarding the compensation she received, refer to footnote (2) to the Summary Compensation Table.
Louis J. Pastor Termination and Consulting Agreement
Effective April 28, 2023, Mr. Pastor resigned from all positions held at the Company and its subsidiaries. In connection with his resignation, Mr. Pastor entered into a Separation and Consulting Services Agreement pursuant to which he was to serve as an outside consultant to the Company for up to one year in exchange for a $50,000 monthly consulting fee and a lump-sum performance fee based on the Company’s 2023 financial results. As a result of his resignation, all of Mr. Pastor’s outstanding equity awards were cancelled. Mr. Pastor's consulting services terminated effective December 31, 2023 when he was rehired by the Company as the Chief Transformation and Administrative Officer effective January 2, 2024. For further details regarding the compensation he received, refer to footnote (4) to the Summary Compensation Table.

Change in Control (CIC) Severance Agreements
Under the CIC severance agreements, a CIC generally is deemed to have occurred, subject to specific exceptions, if:
•Any person beneficially acquires 20% or more of the combined voting power of our outstanding securities.
•A majority of our directors are replaced under specific circumstances.
•There is a merger or consolidation involving the Company unless (i) the directors of the Company who were members of the Board immediately before the merger/consolidation continue to constitute a majority of the Board of Directors, or (ii) the merger/consolidation is effected to implement a recapitalization and no person becomes the beneficial owner of 20% or more of the combined voting power of the Company’s then outstanding voting securities.
•All or substantially all of the Company’s assets are sold, or the Company’s shareholders approve a plan of complete liquidation or dissolution.
Under the CIC severance agreements, Good Reason generally means:
•The material diminution of authority, duties, or responsibilities, including being an executive officer of the Company before a change in control and ceasing to be an executive officer of the surviving company. However, change in control benefits will be triggered by this provision only if the executive officer has not voluntarily terminated his employment and the “material diminution” has not been remedied, in either case, before the second anniversary of a change in control.
•A material reduction in annual base salary or annual target short-term incentive, except to the extent such reduction is consistent with an across-the-board reduction for employees.
•A material change in the geographic location where the executive is required to be based.
•Failure by the Company to continue any material compensation or benefit plan, vacation policy, or any material perquisites unless an alternative plan is provided, or failure to continue the executive’s participation in these plans.
•Failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform in a manner consistent with the CIC severance agreement.

EQUITY COMPENSATION PLAN INFORMATION
The Equity Compensation Plan Information table provides information as of December 31, 2023, with respect to shares of Xerox Common Stock that may be issued under the Xerox Corporation 2004 Performance Incentive Plan, the Xerox Holdings Corporation Performance Incentive Plan, as Amended Through October 21, 2021, and the 2021 Amendment and Restatement of the Xerox Holdings Corporation 2004 Equity Compensation Plan for Non-Employee Directors. Each of these plans has been approved by shareholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Rights, RSUs, PSUs, and DSUs (#) (A)(1),(3)	Weighted-Average Exercise Price of Outstanding Options and Rights ($) (B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#) (C)(2)
Equity Compensation Plans Approved by Shareholders(3)	6,758,282	$26.99	3,369,642
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	6,758,282	$26.99	3,369,642
________
(1)Consists of (i) 4,336,159 RSUs, (ii) 1,965,908 PSUs at target level performance, and (iii) 184,943 stock options outstanding under the Xerox Corporation 2004 Performance Incentive Plan and Xerox Holdings Corporation Performance Incentive Plan, as Amended Through October 21, 2021. The amount also includes

271,272 DSUs outstanding under the 2021 Amendment and Restatement of the Xerox Holdings Corporation 2004 Equity Compensation Plan for Non-Employee Directors. Because there is no exercise price associated with RSUs, PSUs or DSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (B).
(2) This amount assumes outstanding PSUs payout at maximum level performance. The amount includes 80,453 shares available under the 2004 Directors Plan. The number of shares available for issuance under the 2004 Directors Plan was increased by 500,000 shares following approval by shareholders at the 2021 Annual Meeting of Shareholders. Any awards made on or after May 20, 2021, are being made under the plan as amended and restated.
(3) In May 2020, shareholders approved a new plan, the Xerox Holdings Corporation Performance Incentive Plan, and any awards granted on or after May 21, 2020, are being made under the new plan.
CEO PAY RATIO
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012 and SEC rules adopted thereunder, the Company is disclosing the ratio of the annual total compensation of the Chief Executive Officer, Mr. Bandrowczak, to the annual total compensation of the Company’s median employee (excluding the Chief Executive Officer).
We are using the same median employee identified in 2021 in our 2023 pay ratio calculation, because we believe that there has been no change in our employee population or employee compensation arrangements that would result in a significant change to our pay ratio disclosure for fiscal 2023. We most recently identified our median compensated employee using our employee population as of November 30, 2021. We used annual total cash compensation as our Consistently Applied Compensation Measure (CACM) for all of our employees. Total cash compensation for these purposes included base salary, annual incentive compensation, any cash commission payments, change in pension value, overtime, and mandated wages paid through December 31, 2023.
Once the median employee was identified applying our CACM methodology, we calculated the median employee total 2023 annual compensation of $51,921 using the same components of compensation as used in the Summary Compensation Table for our NEOs. This total compensation amount was then compared to the total compensation of the CEO disclosed in the Summary Compensation Table in the amount of $12,844,686. Based on this information for 2023, the ratio of the CEO’s annual total compensation to the median employee’s annual total compensation was 247 to 1.
The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported here, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

PAY VERSUS PERFORMANCE
Pursuant to Section 953(a) of the Dodd-Frank Act and Item 402(v) of SEC Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (or CAP) to the Company’s principal executive officer (PEO) and non-PEO named executive officers (the Non-PEO NEOs), and certain aspects of the financial performance of the Company. The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, please see our Compensation Discussion & Analysis.
Pay Versus Performance Table

							Value of Initial Fixed $100 Investment Based on:
Year[1]	Summary Compensation Table Total for Mr. Visentin PEO[2]	Compensation Actually Paid to Mr. Visentin PEO[3]	Summary Compensation Table Total for Mr. Bandrowczak PEO[2]	Compensation Actually Paid to Mr. Bandrowczak PEO[3]	Average Summary Compensation Table Total for Non-PEO NEOs[2]	Average Compensation Actually Paid to Other NEOs[3]	Total Shareholder Return [4]	Peer Group Total Shareholder Return [5]	GAAP Net Income (millions)	Adj. [6] EBITDA (millions)
2023	$—	$—	$12,844,686	$14,069,073	$5,251,711	$4,795,117	$62.22	$100.09	$1	$596
2022	$11,192,336	$5,216,828	$8,561,267	$4,746,408	$2,981,034	$1,785,941	$46.50	$118.35	$(322)	$505
2021	$12,418,877	$5,930,335	$—	$—	$3,143,217	$1,922,379	$67.70	$169.20	$(455)	$647
2020	$18,144,360	$(1,775,843)	$—	$—	$3,499,776	$(2,064,931)	$66.39	$112.48	$192	$777
________
(1) Steven J. Bandrowczak succeeded John Visentin as PEO in 2022 (on June 6, 2022 as interim CEO and on August 2, 2022 as CEO). John Visentin served as the PEO for the entirety of 2021 and 2020. Our Non-PEO NEOs for the applicable years were as follows:
•2023: John Bruno, Xavier Heiss, Joanne Collins Smee, Suzan Morno-Wade, and Louis J. Pastor
•2022: John Bruno, Xavier Heiss, Louis J. Pastor, and Joanne Collins Smee
•2021: Steven J. Bandrowczak, Xavier Heiss, Michael Feldman, and Louis J. Pastor
•2020: Steven J. Bandrowczak, William Osbourn, Jr., Xavier Heiss, Michael Feldman, Hervé Tessler, and Louis J. Pastor
(2) Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table (SCT) for the applicable year in the case of our PEOs, Messrs. Bandrowczak and Visentin, and (ii) the average of the total compensation reported in the SCT for the applicable year for our Non-PEO NEOs reported for the applicable year.
(3) Amounts reported in these columns represent CAP; adjustments were made to the amounts reported in the SCT for the applicable year. A reconciliation of the adjustments for our PEOs, Messrs. Bandrowczak and Visentin, and for the average of the Non-PEO NEOs is set forth in the Reconciliation of SCT to CAP Table below, which describes the adjustments, each of which is prescribed by the SEC rules, to calculate the CAP Amounts from SCT amounts.
(4) Total Shareholder Return (TSR) is cumulative for the measurement periods beginning on December 31, 2019 and ending on December 31, 2023, 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K.
(5) “Peer Group” represents the S&P 600 Information Technology Index, which is used by the Company for purposes of compliance with Item 201(e) of Regulation S-K.
(6) Adjusted EBITDA is the company-selected MIP measure. Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.

Reconciliation of SCT to CAP Table

	2023		2022			2021		2020
	Bandrowczak PEO	Average Non-PEO NEOs	Bandrowczak PEO	Visentin PEO	Average Non-PEO NEOs	Visentin PEO	Average Non-PEO NEOs	Visentin PEO	Average Non-PEO NEOs
Summary Compensation Table Total	$12,844,686	$5,251,711	$8,561,267	$11,192,336	$2,981,034	$12,418,877	$3,143,217	$18,144,360	$3,499,776
Minus Change in Pension Value Reported in SCT for the Covered Year (1)	—	$39,481	—	—	$43,610	—	—	—	$74,596
Plus Pension Value Service Cost for the Covered Year (1)	—	$4,271	—	—	$4,388	—	$4,979	—	6,345
Minus Stock Award Value & Option Award Value Reported in SCT for the Covered Year	$8,556,086	$2,799,863	$7,100,017	$10,000,047	$2,200,027	$10,000,023	$2,137,521	$16,000,092	$2,250,079
Plus Year End Fair Value of Equity Awards Granted During the Covered Year that Remain Outstanding and Unvested as of Last Day of the Covered Year	$8,824,524	$2,358,284	$4,792,045	—	$1,510,502	$6,706,965	$1,433,632	$9,872,235	$1,141,356
Plus Year over Year Change in Fair Value as of the Last Day of the Covered Year of Outstanding and Unvested Equity Awards Granted in Prior Years	$763,645	$195,467	($1,333,578)	($2,532,613)	($421,610)	($3,286,339)	($533,269)	($12,680,978)	($1,338,652)
Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year			—	$7,350,594	—	—	—	—	—
Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested During the Covered Year	$192,304	$22,553	($173,309)	($793,442)	($44,736)	$90,855	$11,341	($1,111,368)	($1,570,788)
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year		$197,825	—	—	—	—	—	—	$1,478,293
Plus Value of Dividends or other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation for the Covered Year			—	—	—	—	—	—	—
Compensation Actually Paid	$14,069,073	$4,795,117	$4,746,408	$5,216,828	$1,785,941	$5,930,335	$1,922,379	$(1,775,843)	$(2,064,931)
Unvested equity values in the above table are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.
________
(1) Pension values for fiscal year 2022, included in the above table, were erroneously omitted from the 2023 Proxy Reconciliation of SCT to CAP Table filed on April 10, 2023. These adjustments reflect the pension changes noted in the footnotes to the Summary Compensation Table.

Performance Measures Used to Link Company Performance and CAP. The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link compensation actually paid to the named executive officers for 2023. Each metric below is used for purposes of determining payouts under either our annual incentive program or vesting of our performance stock units. Please see the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program.

Adjusted EBITDA (CSM) (1)
ESG
Adjusted(1) EPS
Absolute Share Price(1)
Relative TSR
________
(1)Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.
Relationship between CAP and TSR
The graphs below illustrate the relationship between our TSR and the Peer Group TSR, as well as the relationship between CAP and our TSR for the PEO and Non-PEO NEOs.

CAP versus Total Shareholder Return
PEO CAP (Bandrowczak)
PEO CAP (Visentin)
Avg. Non-PEO NEOs CAP
Xerox TSR
S&P 600 Information Technology Index
Total Shareholder Return (TSR)
Compensation Actually Paid ($ millions)
250
200
150
100
50
0
-50
15.0
12.0
9.0
6.0
3.0
0.0
-3.0
2019
2020
2021
2022
2023
100
100
66
112
-1.8
-2.1
169
5.9
68
1.9
118
4.7
5.2
47
1.8
14.1
100
4.8
62

Relationship between CAP and GAAP Net Income
The graph below reflects the relationship between the PEO and Average Non-PEO NEOs CAP and our GAAP Net Income.

CAP versus GAAP Net Income
PEO CAP (Bandrowczak)
PEO CAP (Visentin)
Avg. Non-PEO NEOs CAP
GAAP Net Income
GAAP Net Income ($ millions)
Compensation Actually Paid ($ millions)
2,500
2,000
1,500
1,000
500
0
-500
15.0
12.0
9.0
6.0
3.0
0.0
-3.0
192
-1.8
-2.1
5.9
1.9
-455
4.7
5.2
1.8
-322
14.1
4.8
1
2020
2021
2022
2023

________
(1)Full year 2022 and 2021 Net Loss includes an after-tax non-cash goodwill impairment charge of $395 million and $750 million, respectively.

Relationship between CAP and Adjusted (1) EBITDA (Company-Selected Measure)
The graph below reflects the relationship between the PEO and Average Non-PEO NEOs CAP and the Company’s Adjusted(1) EBITDA metric for the applicable reporting year.

CAP versus Adj. (1) EBITDA
PEO CAP (Bandrowczak)
PEO CAP (Visentin)
Avg. Non-PEO NEOs CAP
Adj. (1) EBITDA
GAAP Net Income ($ millions)
Compensation Actually Paid ($ millions)
13,000
9,000
5,000
1,000
-3,000
15.0
12.0
9.0
6.0
3.0
0.0
-3.0
777
-1.8
-2.1
5.9
1.9
647
4.7
5.2
1.8
505
14.1
4.8
596
2020
2021
2022
2023

________
(1) Refer to the “Non-GAAP Financial Measures” section for a reconciliation of the non-GAAP financial measure or an explanation of the performance measure.

OTHER INFORMATION
Indemnification Actions
The restated by-laws of Xerox provide for indemnification of officers and directors to the fullest extent permitted by New York law consistent with the restated By-Laws of Xerox. In February 2020, the Xerox Board approved advancement of counsel fees and other reasonable fees and expenses which may be incurred by the directors named as defendants in the action commenced in the Supreme Court of the State of New York, County of New York, captioned Miami Firefighters’ Relief & Pension Fund, derivatively on behalf of Xerox Holdings Corporation, Plaintiff, v. Carl C. Icahn, High River Limited Partnership, Icahn Capital L.P., Keith Cozza, Giovanni Visentin, Jonathan Christodoro, Joseph Echevarria, Nicholas Graziano, Cheryl Gordon Krongard, and Andrew Scott Letier, Defendants, and Xerox Holdings Corporation, Nominal Defendant, and all other related actions currently existing or thereafter commenced in any court, including any additional derivative actions, or any appeal therein. In accordance with the requirements of the Business Corporation Law of the State of New York (BCL), in the event the Company advances counsel fees or other reasonable fees and expenses, the individuals on whose behalf any such expenditures are made are required to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the restated by-laws of Xerox or the BCL.
Directors and Officers Liability Insurance and Indemnity
The policies are issued by Zurich American Insurance Company, Endurance Assurance Corp., Continental Casualty Company, Allianz Global Risks US Insurance Company, National Union Fire Insurance Company, Markel American Insurance Company, Old Republic Insurance Company, Westfield Specialty Insurance Company, Berkley Insurance Company, Midvale Indemnity Company, Wesco Insurance Company, Berkshire Hathaway Specialty Insurance, National Union Fire Ins. Co., National Casualty Company, and Argonaut Insurance Company. The policies expire on January 1, 2025, and the total annual premium is approximately $1.8 million.
NON-GAAP FINANCIAL MEASURES
The Company’s 2023 Annual Report on Form 10-K reports financial results in accordance with generally accepted accounting principles (GAAP). Within the CD&A, we discuss certain financial results using the non-GAAP measures described below. These non-GAAP measures specifically relate to our Management Incentive Program (MIP) and Executive Long-Term Incentive Program (E-LTIP) performance measures, as approved by the Compensation Committee. The Company's management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and make operating decisions. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. The Compensation Committee believes these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. These non-GAAP financial measures adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items, as well as their related income tax effects. These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with the Company’s Annual Reports on Form 10-K, prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, in the Company’s Annual Reports on Form 10-K, are set forth below.

Adjusted EBITDA
Earnings before non-financing interest expense, net of taxes, depreciation and amortization, adjusted for equity income, the remaining amounts in Other expenses, net, and the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges, as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives, and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance, nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses, and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs, and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.
Discrete, unusual or infrequent items: We exclude certain items given their discrete, unusual or infrequent nature and their impact on our results for the period.
Constant Currency
To understand the trends in the business, we believe that it is helpful to analyze the impact of changes in the translation of foreign currencies into U.S. Dollars on revenue and expenses. We refer to this analysis as "constant currency", “currency impact” or “the impact from currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is the local country currency. We do not hedge the translation effect of revenues or expenses denominated in currencies where the local currency is the functional currency. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Absolute Share Price
Share price will be measured based on the average of the closing price on the final twenty trading days of the performance period, inclusive of dividends during the three-year performance period.
Absolute Revenue
Absolute Revenue is GAAP revenue unadjusted for currency (see Constant Currency below) as reported in the Company’s 2023 Annual Report on Form 10-K adjusted for the following items, as applicable:
•Impacts of any individual acquisition in excess of $500 million purchase price;
•Impacts of a divestiture with revenue equal to or greater than $100 million; and
•Effects of a change in accounting principle as identified within the Company's consolidated financial statements or MD&A.

Free Cash Flow
Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment (net cash provided by operating activities less capital expenditures). It provides a measure of the Company’s ability to fund acquisitions, dividends, and share repurchases. In addition to the items noted as adjustments for our Absolute Revenue measure, Free Cash Flow also excludes the following items, as applicable:
•Costs related to acquisition, separation or divestiture to the extent any such item qualifies for separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles consistently applied;
•Cash impacts from the following:
◦Items individually identified within Other Expenses, net, (except for interest, currency and asset sales) and to the extent the amount is greater than $10 million pre-tax. If any such item qualifies for separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles consistently applied, then such item will also warrant adjustment;
◦Gains/(losses) from the settlement of tax audits or changes in enacted tax law (to the extent the amount is greater than $10 million pre-tax);
◦Gains/(losses) resulting from acts of war, terrorism or natural disasters (to the extent the amount is greater than $10 million pre-tax);
•Cash payments for restructurings in excess of or less than the amount reported as current restructuring reserves in the preceding year’s Annual Report;
•Pension contributions in excess of or less than the planned amounts for each year;
•Impact of changes in receivables factoring programs as compared to total amount factored as of the previous year end.
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax loss and margin amounts. In addition to the costs and expenses noted as adjustments for our adjusted EBITDA measure, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses, as well as the following items:
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Discrete, unusual or infrequent items: We excluded the following items given their discrete, unusual or infrequent nature and their impact on our results for the period:
•Goodwill impairment
•PARC donation
•Accelerated share vesting - stock compensation expense associated with the accelerated vesting of all outstanding equity awards, according to the terms of the award agreement, in connection with the passing of Xerox Holding's former CEO.
We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
A reconciliation of the estimated adjusted operating income expected to be delivered by Reinvention to the closest GAAP financial measure, pre-tax income, is not provided because pre-tax income for those periods is not available without unreasonable effort, in part because the amount of estimated restructuring and other incremental costs related to Reinvention is not available at this time.

Adjusted Earnings per Share (EPS)
We utilize diluted earnings per share from continuing operations as reported in the Company's audited consolidated financial statements, adjusted annually on an after-tax basis, for the following discretely disclosed items (in either Management's Discussion and Analysis (MD&A) or the footnotes to the financial statements) on an individual basis, or in the aggregate, per item and subject to monetary thresholds as noted:
•Amortization of acquisition-related intangibles;
•Non-service retirement-related defined benefit pension and retiree health costs;
•Restructuring and related costs;
•Transaction and related costs;
•Non-cash write-offs or impairments, except for assets acquired or developed within the past three years of the balance sheet date (to the extent the amount is greater than $10 million pre-tax);
•Gains/(losses) resulting from acts of war, terrorism, or natural disasters (to the extent the amount is greater than $10 million pre-tax);
•Items individually identified within Other Expenses, net (except for interest, currency and asset sales) to the extent the amount is greater than $10 million pre-tax; if any such item qualifies for separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles consistently applied, then such item will also warrant adjustment;
•Gains/(losses) from the settlement of tax audits or changes in enacted law (to the extent the amount is greater than $10 million pre-tax);
•Impacts of any individual acquisition in excess of $500 million purchase price;
•Impacts of a divestiture with revenue equal to or greater than $100 million;
•Effects of a change in accounting principle as identified within the Company's consolidated financial statements or MD&A; and
•Impact of share repurchases greater than two percent of adjusted EPS, as defined above.

Adjusted Operating Income and Margin Reconciliation

	Year Ended December 31,
	2023			2022
(in millions)	Profit (Loss)	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$1	$6,886		$(322)	$7,107
Income tax benefit	(29)	—		(3)	—
Loss before Income Taxes	$(28)	$6,886	(0.4)%	$(325)	$7,107	(4.6)%
Adjustments:
Goodwill impairment	—			412
Restructuring and related costs, net	167			65
Amortization of intangible assets	43			42
PARC donation	132			—
Accelerated share vesting	—			21
Other expenses, net	75			60
Adjusted	$389	$6,886	5.6%	$275	$7,107	3.9%
________
(1)Net Income (Loss) and Total Revenues as reported in the Consolidated Statements of Income (Loss), in the Company’s 2023 Annual Report on Form 10-K.

2023 MIP PERFORMANCE MEASURE
Adjusted EBITDA Reconciliation

	Year Ended December 31,
(in millions)	2023	2022	2021	2020
Reported (1)	$1	$(322)	$(455)	$192
Non-financing interest expense, net	52	80	92	80
Income tax (benefit) expense	(29)	(3)	(17)	64
Depreciation and Amortization	251	270	327	368
EBITDA	275	25	(53)	704
Restructuring and related costs, net	167	65	38	93
Goodwill Impairment	—	412	781	—
Loss on PARC donation	132	—	—	—
Non-service retirement related costs	19	(12)	(89)	(29)
Accelerated share vesting	—	21	—	—
Equity income	(4)	(3)	(3)	(4)
Other expenses, net	7	(3)	(27)	13
Adjusted EBITDA	$596	$505	$647	$777
________
(1)Net Income (Loss) as reported in the Consolidated Statements of Income (Loss), in the Company’s 2023 Annual Report on Form 10-K. For additional information on the 2023 MIP performance measures, refer to Exhibit 10(f)(32) of the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023.

2021 E-LTIP PERFORMANCE MEASURES
Absolute Revenue Reconciliation

	Year Ended December 31,
(in millions)	2023	2022	2021
Reported(1)	$6,886	$7,107	$7,038
Adjustments:
Russia(2)	231	—	—
Adjusted	$7,117	$7,107	$7,038
________
(1)Total Revenues as reported in the Consolidated Statements of Income (Loss), in the Company’s 2023 Annual Report on Form 10-K.
(2)Reflects lost revenue, as a result of the ongoing war in Ukraine, which began in the first quarter 2022. The sale of our Russian subsidiary was completed in October 2023.

Free Cash Flow Reconciliation

	Year Ended December 31,
(in millions)	2023	2022	2021
Reported(1)	$686	$159	$629
Less: capital expenditures	37	57	68
Free Cash Flow	$649	$102	$561
Adjustments:
Impact of divestiture - Russia(2)	13	—	—
Restructuring payments in excess of or less than the current reserve reported in prior year's Annual Report	2	17	(18)
Pension contributions in excess of or less than planned amounts	(38)	(16)	(5)
Other expenses, net (3)	—	25	—
Adjusted	$626	$128	$538
________
(1)Net cash provided by operating activities, as reported in the Consolidated Statements of Cash Flows, in the Company’s 2023 Annual Report on Form 10-K.
(2)Reflects lost revenue, as a result of the ongoing war in Ukraine, which began in the first quarter 2022. The sale of our Russian subsidiary was completed in October 2023.
(3)Includes a $41 million one-time payment associated with the termination of a product supply agreement, and a $16 million refund of excess employer contributions to a defined contribution plan for one of the Company's Latin American subsidiaries for the year ended December 31, 2022.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for 2024. PwC has been retained as the Company’s independent registered public accounting firm since 2001.
Representatives of the firm are expected to be at the Annual Meeting to respond to appropriate questions and to make a statement, if they wish.
Principal Auditor Fees and Services
Aggregate fees for professional services rendered for the Company by PwC were as follows:

(in millions)	2023	2022
Audit	$12.9	$11.5
Audit-related	1.8	0.9
Tax	0.5	2.1
Total Fees	$15.2	$14.5
Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company in accordance with standards of the Public Company Accounting Oversight Board of Directors (PCAOB), statutory and subsidiary audits, procedures performed in connection with documents filed with the SEC, consents, comfort letters, and other services required to be performed by our independent registered public accounting firm.
Audit Related fees were for assurance and related services. Both years reflect services associated with employee benefit plan audits, due diligence reviews, special reports pursuant to agreed-upon procedures or international reporting requirements, and other attestation services.
Tax fees reflect services related to tax compliance services and certain transactional costs.

Xerox’s Audit Committee charter requires pre-approval by the Audit Committee of all fees paid to, and all services performed by, Xerox’s independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type, and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, pursuant to authority delegated by the Audit Committee, one or more members of the Audit Committee may approve additional services that are outside the scope of the services and fees approved by the Audit Committee, which are required to be presented to the full Audit Committee at the next Committee meeting. For each category of proposed service, the independent registered public accounting firm is required to confirm that the provision of such services does not impair its independence. During the 2023 fiscal year, all services were approved by the Audit Committee in accordance with the Sarbanes-Oxley Act.

Audit Committee Report
The responsibilities of the Audit Committee are discussed under “Committee Functions, Membership and Meetings” included herein and can also be found on our website at xerox.com/governance. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements, and the effectiveness of internal control over financial reporting in accordance with the standards of the PCAOB and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
Consistent with the foregoing, the Audit Committee has:
•Reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2023, including the specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with the management of the Company and PwC including the Company’s key accounting policies and use of estimates;
•Discussed with PwC the matters required to be communicated in PCAOB Auditing Standards Nos. 1301 (Communication with Audit Committees) and 2410 (Related Parties); and

•Received the written disclosures and the letters from PwC required by the applicable PCAOB independence rules and has discussed with PwC the firm’s independence and quality control procedures.
Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s 2023 Annual Report to Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing by the Company with the SEC.
Scott Letier, Chairman
Nichelle Maynard-Elliott
Philip Giordano

The Board unanimously recommends a vote
FOR
the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the year 2024.

PROPOSAL 3 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE 2023 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are providing our shareholders with an advisory vote on executive compensation. This advisory vote, commonly known as a “Say-on-Pay” vote, is a non-binding, advisory vote on the 2023 compensation paid to our NEOs as disclosed pursuant to Item 402 of Regulation S-K, in the Compensation Discussion and Analysis, and in the accompanying tables and narrative included in this Proxy Statement. This Say-on-Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and procedures described in this Proxy Statement.
The Board recommends that shareholders indicate their support for the Company’s compensation of our NEOs. Although this vote is advisory and not binding on the Company or the Board, the Compensation Committee, which is responsible for developing and administering the Company’s executive compensation philosophy and program, will consider the voting results as part of its ongoing review of the Company’s executive compensation program.
As described in detail in the Compensation Discussion and Analysis of this Proxy Statement, the Compensation Committee seeks to closely align the compensation of our NEOs with the interests of the Company’s shareholders.
•The Company’s executive compensation program is designed to attract, retain, and motivate top executive talent, drive performance without encouraging unnecessary or excessive risk-taking, and support both short-term and long-term growth for shareholders.
•The compensation framework emphasizes a pay-for-performance model, a focus on long-term growth and diversified performance metrics. The Compensation Committee believes that our compensation framework effectively aligns pay with individual and Company performance as described in detail on page 37 in the Linking Pay to Performance section.
•Ninety percent (90%) of our Chief Executive Officer and eighty-four percent (84%) of our other named executive officers’ total target compensation is “at-risk” and dependent upon performance of short-term and long-term financial and business objectives and share appreciation, as described on page 39 in the Target Pay Mix section.
•The Company has developed and implemented practices, as detailed in the Executive Compensation Best Practices section on page 35, which the Compensation Committee, in consultation with its independent consultant, believes to be effective in both driving performance and supporting long-term growth for our shareholders.
•The Board and leadership team maintain a robust continuous shareholder engagement program, which helps inform the Compensation Committee’s executive compensation deliberations and decisions, as detailed beginning on page 28 in the Say-on-Pay Votes and Shareholder Engagement section. In particular, the Compensation Committee has summarized actions taken in direct response to shareholder feedback, including the elimination of overlapping metrics between the Company’s annual and long-term incentive programs for 2023, and the addition of an ESG component to the annual incentive design — as a modifier for 2021, and as a true weighted metric for 2022 and 2023.
Accordingly, we ask our shareholders to vote in favor of the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the 2023 compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

The Board unanimously recommends an advisory vote
FOR
the approval of the 2023 compensation of our named executive officers as described in the Proxy
Statement pursuant to Item 402 of Regulation S-K.

PROPOSAL 4 —PROPOSAL TO APPROVE THE XEROX HOLDINGS CORPORATION 2024 EQUITY AND PERFORMANCE INCENTIVE PLAN
In this Proposal 4, the Board of Directors seeks shareholder approval of the Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan (the “2024 Plan” or the “Plan”), including shares to be available for issuance under the Plan. If approved by shareholders, the 2024 Plan will replace the current shareholder-approved Xerox Holdings Corporation Performance Incentive Plan (the “Employee Plan”) and the current shareholder-approved Xerox Holdings Corporation 2004 Equity Compensation Plan for Non-Employee Directors (the “Directors Plan,” together, the “Current Plans”), resulting in a single plan in which all employees of the Company and its affiliates, and all non-employee directors of the Company, will be eligible to receive awards at the discretion of the Compensation Committee of the Board of Directors (the “Committee”).
The Plan will become effective on May 22, 2024, following approval by the Company’s shareholders (the “Effective Date”) and the term of the Plan will end upon the tenth anniversary of the Effective Date, or such earlier date as determined by the Committee.
Shareholder approval of the Plan is sought in compliance with the rules of Nasdaq because the Employee Plan is scheduled to expire on May 20, 2025, and requires shareholder approval of additional shares before such date; and the Directors Plan requires shareholder approval of additional shares before the next awards are granted. Current business practice supports combining the Employee Plan and Directors Plan. The Employee Plan is the only shareholder-approved plan under which equity-based incentive awards are currently granted to the Company’s employees, and the Directors Plan is the only shareholder-approved plan under which equity-based awards are currently granted to the Company’s non-employee directors.
This description is qualified in its entirety by reference to the full text of the Plan that is attached to this proxy statement as Annex A.
Background
The Board of Directors believes that the future success of Xerox will depend, in large measure, on its ability to attract, retain, and motivate executives and non-employee directors with superior talents, and align their interests with the interests of shareholders.
The Plan replaces the Employee Plan, the Directors Plan, and their predecessor plans (together, the “Predecessor Plans”). Upon adoption of the Plan by shareholders, no further grants will be made under the Predecessor Plans.
The Plan is designed to:
•Enable the Company to issue annual and long-term performance-based awards in order to attract, retain and motivate key employees and non-employee directors; and
•Promote strong alignment between shareholder interests and the objectives of management and non-employee directors.
The Committee engages in an ongoing review and implementation of “best practices,” consistent with the Company’s corporate governance policies and practices. As such, the Plan includes numerous “best practice” provisions, including:
•Fixed allocation of authorized shares over the term of the Plan (rather than an “evergreen” allocation methodology);
•Prohibition on “liberal” recycling of shares surrendered or withheld in payment of the exercise price of any award or to satisfy tax withholding obligations with respect to an award;
•Prohibition on repricing of stock options or stock appreciation rights, or cash buyout of underwater stock options or stock appreciation rights without shareholder approval;
•Prohibition on “reload” stock options;
•Prohibition on paying dividends or dividend equivalents before awards have vested;
•“Double-trigger” change in control vesting of awards held by employees, that is, no automatic vesting of an employee’s award upon a change in control – vesting occurs upon an involuntary termination of employment within two years following a change in control;

•“Clawback” provision empowering the Committee to rescind long-term and short-term incentive awards to current and former employees for engaging in activities detrimental to the Company; and
•Application to the Plan of the Compensation Recoupment Policy of Xerox Holdings Corporation, which provides that, in the event the Company is required to prepare a restatement of its financials, the Company must recover any incentive-based compensation earned by executive officers during the preceding three years, if those amounts exceed what would have been paid under the accounting restatement.
In addition, shares granted under the Plan to executive officers and non-employee directors are subject to the stock ownership guidelines established by the Committee and mandatory post-termination holding requirements pursuant to award agreements issued under the Plan.
Determination of Shares to be Available for Issuance
If the Plan is approved by shareholders the maximum aggregate number of Shares that may be issued under the Plan will be 5,200,000 (all Share numbers are subject to adjustment in accordance with the terms of the Plan).
The 5,200,000 shares reserved for issuance under the Plan represents an increase of 2,323,357 shares from the number of shares available for awards under the Predecessor Plans as of March 31, 2014. If the Plan is approved, no additional awards will be granted under the Predecessor Plans on or after March 31, 2024, but awards outstanding under the Predecessor Plans will remain outstanding in accordance with their terms and the terms of the Predecessor Plans.
In addition, the following Shares will be added to the share reserve under the Plan: Shares underlying outstanding awards granted under the Plan or our Predecessor Plans that expire or are cancelled or forfeited or cash-settled on or after the Effective Date will become available for issuance under the Plan.
The number of shares to be available for awards under the Plan was determined following consultation with an independent consultant based on factors including the Company’s past share usage (“burn rate”), the number of shares needed for future awards, and the stated policies of shareholder advisory firms.
Set forth below is the burn rate, which was calculated by taking the sum of options granted, RSUs granted, and PSUs earned, granted from both Predecessor Plans in each applicable year and dividing that by the weighted average of common shares outstanding as of the last day of the year.

Year	Options Granted	RSUs Granted	PSUs Vested	Total	Weighted Average Common Shares Outstanding	Burn Rate
2023	0	3,382,000	0	3,382,000	149,116,000	2.3%
2022	0	2,444,000	644,114	3,088,114	156,006,000	2.0%
2021	0	1,513,000	732,686	2,245,686	183,168,000	1.2%
				Three-Year Average		1.8%

The following provides certain additional information regarding total awards outstanding on March 31, 2024:

Key Data as of March 31, 2024
Number of shares relating to outstanding stock options	184,943
Number of shares relating to outstanding RSUs and PSUs at target	8,146,927
Weighted average remaining term of outstanding options	3.00
Weighted average exercise price of outstanding options	$26.99

Summary of the Plan
Shares Available Under the Plan
Shares of Common Stock surrendered in payment of the exercise price of a stock option shall not be available for re-issuance under the Plan. Shares of Common Stock withheld or surrendered for payment of taxes with respect to Awards shall not be available for re-issuance under the Plan. If any awards are paid in cash, rather than shares of Common Stock, the shares subject to those awards will be available under the Plan. If shares are repurchased by the Company on the open market with the proceeds of the exercise price of stock options, such shares may not again be made available for issuance under the Plan. If stock options or stock appreciation rights (SARs) granted under the Plan expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any stock awards are forfeited, terminated or otherwise not paid in full, the shares subject to such awards shall again be available for purposes of the Plan. Any shares that are issued by the Company and any awards that are granted by or become obligations of the Company through the assumption of, or in substitution for, outstanding awards previously granted by an acquired company will not be counted against the shares available for issuance under the Plan.
Any shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or of treasury shares and no fractional shares will be issued under the Plan. Cash may be paid in lieu of any fractional shares in payments of awards under the Plan.
Shares underlying outstanding awards granted under our Predecessor Plans that expire or are cancelled or forfeited or cash-settled on or after the Effective Date, will become available for issuance under the Plan.
In the event of changes in the number of issued shares of Common Stock without consideration to the Company (such as stock dividends, stock splits, recapitalizations, reorganizations, exchange of shares, liquidation, combination or other change in corporate structure affect the shares of Common Stock), the Plan authorizes the Committee to make appropriate equitable adjustments in the number of shares available for issuance and covered by outstanding awards and/or in the price per share for outstanding awards to reflect the change, in order to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and outstanding awards.
Administration of the Plan
The Plan is administered by the Committee or such other independent committee appointed by the Board of Directors. The Committee is comprised entirely of non-employee members of the Board of Directors, who are qualified to administer the Plan as contemplated by Rule 16b-3 under the Securities Exchange Act of 1934 (Exchange Act) or any successor rule, and any rules and regulations of a stock exchange on which Common Stock of the Company is listed. The Committee has full and exclusive power, within the limitations set forth in the Plan, to make all decisions and determinations regarding the selection of participants and the granting of awards, establishing the terms and conditions relating to each award, adopting rules, regulations and guidelines for carrying out the Plan’s purposes, and interpreting and otherwise construing the Plan. However, the Board of Directors may, in its sole discretion and subject to compliance with applicable law and stock exchange rules, perform any actions of the Committee under the Plan. Except for the power to amend and except as may otherwise be required under applicable Nasdaq rules, the Committee may delegate to one or more officers of the Company all of its powers under the Plan other than determinations regarding awards made to employees who are subject to Section 16 of the Exchange Act and awards made to non-employee directors, subject to such conditions and restrictions as the Committee may establish from time to time. In addition, any officer of the Company, or his or her delegate, may amend the Plan as he or she, in his or her sole discretion, deems necessary or appropriate to avoid any amount becoming subject to an additional tax under Section 409A of the Code.
The Committee or the Board of Directors may amend the Plan as it deems necessary, provided that no amendment may be made without the approval of shareholders if such amendment would cause the Plan not to comply with the Code rules relating to ISOs or the New York Business Corporation Law. No such amendments may materially adversely affect any outstanding awards under the Plan without the consent of the holders thereof. Notwithstanding the foregoing, an amendment that constitutes a material amendment under the Nasdaq rules must be submitted to the Company’s shareholders for approval, including any revision that deletes or limits the scope of the Plan provision prohibiting repricing of stock options or SARs.
The Board of Directors may terminate the Plan at any time, at its sole discretion. Upon termination of the Plan, no future awards may be granted, but previously made awards will remain outstanding in accordance with their applicable terms and conditions, and the terms of the Plan. Subject to shareholder approval of the Plan, and absent any prior termination, no awards or grants can be made after the Plan’s termination date, as described above.
Eligibility
Any employee of the Company or of any entity in which the Company has a significant equity interest, and any non-employee director of the Company, is eligible to receive an award under the Plan. As of March 31, 2024, there were approximately 1,100 employees and non-employee directors that would be eligible to receive awards under the Plan.
Dividends and Dividend Equivalents
The Plan authorizes the payment of dividends and dividend equivalents. However, in no event will dividends or dividend equivalents be paid on shares subject to any award before the award becomes nonforfeitable (determined without regard to any potential clawback).
Clawbacks
The Committee also has the discretion with respect to any award granted under the Plan to establish upon its grant conditions under which the award may be later forfeited, cancelled, rescinded, suspended, withheld or otherwise limited or restricted, or gains realized by the grantee in connection with an award or an award’s exercise may be recovered. In addition, awards under the Plan are subject to the Compensation Recoupment Policy of Xerox Holdings Corporation, which provides that, in the event the Company is required to prepare a restatement of its financial statements, the Company must recover any incentive-based compensation earned by executive officers during the three completed fiscal years preceding the required restatement if those amounts exceed what would have been paid based on the restated financials.
Types of Awards
The Plan provides flexibility in structuring short-term and long-term incentive awards for various groups and levels of executives and other participants. This flexibility permits the Company to grant one form of award or a combination of awards to one participant (or group of participants) while using another award type or mix for other participants (or group of participants). With the exception of cash awards and certain stock appreciation rights (as described below), all awards under the Plan are denominated in shares, or consist of actual shares of Common Stock. Thus, the most significant components of the Plan will reward participants directly in concert with the returns realized by shareholders and increased shareholder value.
Stock Options — Stock options entitle their holders to purchase shares of Common Stock during a specified period at a purchase price that is not less than 100% of Fair Market Value on the effective date of grant. Fair Market Value for purpose of the Plan means the closing price of Common Stock on such date of grant or such closing price for the first preceding date on which there are trades if no trades occur on such effective grant date. In no event may the term of a stock option exceed a period of 10 years from the date of grant. Any stock option granted in the form of an incentive stock option (ISO) will be intended to comply with the requirements of Section 422 of the Code. Shares purchased upon exercise of stock options must be paid for in full at the time of exercise in cash or such other method as the Committee may permit from time to time. Such payment may include tendering shares of Common Stock (either constructively or by attestation) or surrender of a stock award (in either case valued at the market value at the time of exercise) or surrender of a cash award, or a combination of methods. Other than pursuant to its authority to make appropriate equitable adjustments in the event of changes in the number of issued shares of Common Stock without consideration to the Company (as described above), the Committee shall not without the approval of the Company’s shareholders (a) lower the exercise price per share of a stock option after it is granted, (b) cancel a stock option when the exercise price per share exceeds the Fair Market Value of one share in exchange for cash or another award (other than in connection with a Change in Control), or (c) take any other action with respect to a stock option that would be treated as a repricing under the rules and regulations of the Nasdaq. The Company may not repurchase a stock option for value (in cash, substitutions, cash buyouts or otherwise) from a stock option-holder if the current Fair Market Value of the shares underlying the stock option is lower than the exercise price per share of the stock option. The foregoing two sentences are collectively referred to herein as the “Repricing Prohibition.”
Stock Appreciation Rights — Stock appreciation rights entitle their holders to receive payment (in cash, shares or a combination as determined by the Committee) equal to the appreciation in the market value of a specified number of shares of Common Stock from the date of grant until the date of exercise. In no event may the term of a stock appreciation right exceed a period of 10 years from the date of grant. Such appreciation is measured by the excess of the Fair Market Value at the time of exercise over the Fair Market Value of Common Stock on the effective date of the grant of stock appreciation rights. The Repricing Prohibition described above shall apply to stock appreciation rights on the same basis as it does to stock options.
Stock Awards — Stock awards may constitute actual shares of Common Stock or may be denominated in stock units. For example, stock awards may include, but are not limited to, awards of restricted stock, restricted stock units (RSUs), deferred stock units (DSUs), and performance share units (PSUs), or phantom stock. Stock awards may be subject to such restrictions and contingencies regarding vesting and eventual payment as the Committee shall from time to time determine.
Cash Awards — Cash Awards granted to employees may be any of the following:
i.an annual incentive award in connection with which the Committee will establish specific performance periods (not to exceed twelve months) to provide cash awards for the purpose of motivating participants to achieve goals for the performance period. An annual incentive award shall specify the minimum, target and maximum amounts of awards for a performance period for a participant or any groups of participants; or
ii.a long-term award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the award agreement including, but not limited to, continuous service with the Company, achievement of specific business objectives and other measurement of individual, business unit or Company performance (for example, an award of phantom stock, the eventual payment of which would be made in cash and tied to the performance of a particular business unit, as set forth in the award agreement).
Other Award Terms
Awards (other than annual incentive cash awards) will be evidenced by agreements approved by the Committee which set forth the terms and conditions of each award. Awards may be granted singly, in tandem with or in replacement or as alternatives for other awards, including awards made under other plans.
The Committee may provide that awards (other than cash awards) under the Plan earn dividend equivalents (in cash or shares) to be paid currently or at a later date or dates, subject to such conditions as the Committee may also establish. However, no dividend equivalents will be paid on shares subject to any award before the award becomes nonforfeitable under the Plan (determined without regard to any potential clawback). In addition, except as otherwise provided in the Plan provisions relating to Section 409A of the Code, award payments may also be deferred as determined by the Committee. Such deferral settlements may include the crediting of (i) dividend equivalents if denominated in stock awards or (ii) interest if denominated in cash.
Generally, all awards under the Plan are nontransferable except by will or in accordance with laws of descent and distribution or pursuant to a domestic relations order. During the participant’s lifetime, awards generally can be exercised only by the participant. However, the Committee may provide that any award of non-qualified stock options may be transferable by the recipient to family members or family trusts established by the recipient. The Committee may permit a participant to designate a beneficiary to exercise or receive any rights that may exist under the Plan upon the participant’s death. In no event may an award be transferred for monetary value.
Awards granted, and shares issued in conjunction with the settlement of any award under the Plan, may be subject to forfeiture back to the Company and/or restrictions on transferability for such periods as the Committee may determine.
Plan Benefits
Any future awards under the Plan will be made at the sole discretion of the Committee and the amount of such future awards is not determinable at this time with respect to our executive officers, including the named executive officers, or our other employees or our non-employee directors.
Information concerning awards granted to our named executive officers during the last fiscal year under the Plan is set forth in the table captioned “Grant of Plan-Based Awards,” and information regarding outstanding RSUs and PSUs granted to our named executive officers under the Predecessor Plans is set forth in the table captioned “Outstanding Equity Awards at Fiscal Year-End” contained in this proxy statement.
Change in Control
Upon the occurrence of a "change in control" of the Company, as defined in the Plan, each award held by any employee will fully vest upon a termination of employment by the applicable employee within two years following the change in control, if such termination is either an involuntary termination (other than for cause) or a voluntary termination for “good reason,” as defined in the Plan. If a performance-based award becomes vested following a change in control, each performance measure shall be deemed achieved at 100% of target. Payment following a change in control shall be made on the normally scheduled payment date, except that if the event constitutes a change in control under Section 409A of the Code, vested awards will be paid, if earlier, upon a termination of employment that occurs within two years of such change in control.
Upon the occurrence of a change in control of the company, as defined in the Plan, all awards held by non-employee directors will fully vest, and will be paid in cash on the scheduled payment date, except that if the event constitutes a change in control under Section 409A of the Code, vested awards will be paid in cash upon such change in control.
For awards to be paid in cash, the amount of cash shall be determined as follows: in the case of each vested stock award, by multiplying the number of shares subject to the award by the CIC price (as defined in the Plan, and discussed below); in the case of each vested stock option or SAR, by multiplying the number of shares subject to the stock option by the excess of the CIC Price over the exercise price; and in the case of a vested cash award, the cash payable pursuant to the award. Any stock options, SARs or stock awards held by an officer or director subject to Section 16 of the Exchange Act which have been outstanding less than six months (or such other period as may be required by the Exchange Act) upon the occurrence of a change in control shall not be paid in cash before the time permitted by applicable law.
“CIC Price” means either (i) the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which a change in control of the Company shall have occurred, or (ii) if the change in control occurs without such a transaction or series of transactions, the closing price for a share of Common Stock on the date immediately preceding the date upon which the event constituting a change in control shall have occurred as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports.
Section 409A Compliance
The Plan contains provisions addressing tax treatment, payment, and payment delays of amounts determined to be deferred payments for purposes of Section 409A of the Code.
Federal Tax Aspects of the Plan
The following is a brief summary of the federal tax consequences generally arising with respect to awards granted under the Plan under the current rules and regulations of the Code. This summary is not intended to be exhaustive and, among other things, does not describe local, state or foreign tax consequences.
Restricted Stock and Stock Units. A participant who receives restricted stock subject to restrictions which create a “substantial risk of forfeiture” (within the meaning of Section 83 of the Code) will generally realize taxable income on the date the shares become transferable or are no longer subject to substantial risk of forfeiture. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of common stock on the date such restrictions lapse exceeds their purchase price, if any. A participant may, however, elect pursuant to Section 83(b) of the Code to include in income in the year of grant the excess of the fair market value of the shares of common stock (without regard to any restrictions) over their purchase price, if any, on the date of grant.
A participant will not recognize taxable income upon the grant of a stock unit. Upon the distribution of cash or shares to a participant pursuant to the terms of a stock unit, the participant will recognize taxable ordinary income equal to the amount of any cash and/or the fair market value of any shares received.
Cash Awards. A participant will not recognize taxable income upon the grant of a Cash Award. Upon payment of the cash to a participant pursuant to the terms of the Cash Award, the participant will recognize taxable ordinary income equal to the amount of cash received.
Stock Options and Stock Appreciation Rights. The grant of a stock option or stock appreciation right will create no tax consequences for an optionee or the Company.
Upon exercise of a non-qualified stock option, the participant will realize taxable compensation in the amount equal to the excess of the then fair market value of our Common Stock over the option exercise price. Subject to applicable Code provisions, the Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the participant. Any gain (or loss) upon subsequent disposition of the Common Stock will be a long or short-term capital gain to the optionee (or loss) depending upon the holding period of the Common Stock.

Upon exercise of an incentive stock option, the excess of the fair market value of the Common Stock acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the participant, if applicable. If the participant holds the Common Stock received upon exercise for the later of two years from the grant date or one year from the date of exercise, then the gain realized on disposition of the Common Stock is treated as a long-term capital gain. If the Common Stock is disposed of during this period (i.e., a “disqualifying disposition”), then the participant will include in income as compensation an amount equal to the excess, if any, of the fair market value of the Common Stock upon exercise over the option exercise price (or, if less, the excess of the amount realized upon disposition of the Common Stock over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant. In the event of a disqualifying disposition, the Company will be entitled to a deduction in an amount equal to the amount includible in the participant’s income as compensation.
Upon exercise of a stock appreciation right, a participant will recognize taxable ordinary income in an amount equal to the amount of cash received and the difference between the fair market value of the underlying shares on the date of exercise and the exercise price of the stock appreciation right. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Individuals subject to deferred compensation arrangements within the meaning of Section 409A of the Code may be subject to taxes and penalties if the arrangements are not compliant with Section 409A, including the regulations promulgated thereunder and related guidance.
Section 162(m) of the Code limits the deductions a publicly held company may claim for compensation in excess of $1 million paid in a specific year to anyone who is or was the CEO, the CFO, or one of the Company’s three most highly paid executive officers (other than the CEO and CFO) in any taxable year beginning after December 31, 2016 (as determined in accordance with the Securities and Exchange Commission’s executive compensation disclosure rules).
Additional Information
Additional information about our executive compensation program can be found in other sections of this proxy statement, particularly the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related tables, footnotes and narratives.

The Board recommends a vote
FOR
the proposal to approve the Xerox Holdings Corporation
2024 Equity and Performance Incentive Plan.

PROPOSAL 5 - SHAREHOLDER PROPOSAL RELATING TO GOLDEN PARACHUTES
Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, has represented that he has beneficially owned the requisite amount of Common Stock for more than one year and has notified us that a representative will present the following shareholder proposal at the Annual Meeting. Mr. Steiner has appointed John Chevedden (Proponent) to act on his behalf regarding the following shareholder proposal.
The text of the shareholder proposal and supporting statement appear exactly as received by the Company unless otherwise noted (at the request of the Proponent, the Company provided the correct proposal number in two places). All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the Proponent. The shareholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.
The shareholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the Proponent.
The Board of Directors opposes the shareholder proposal for the reasons stated after the proposal.

Proposal 5 — Shareholder Opportunity to Vote on Excessive Golden Parachutes
Shareholders request that the Board adopt a policy to seek shareholder approval of senior managers' new or renewed pay package that provides for golden parachute payments with an estimated value exceeding 2.99 times the sum of the executive's base salary plus target short-term bonus. This proposal only applies to Named Executive Officers.
Golden parachute payments include cash, equity or other compensation that is paid out or vests due to a senior executive's termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.
"Estimated total value" includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.
The Board shall retain the option to seek shareholder approval at an annual meeting after material terms are agreed upon.
Generous performance-based pay can sometimes be justified but shareholder ratification of golden parachutes better aligns management pay with shareholder interests.
This proposal is relevant even if there are current golden parachute limits. A limit on golden parachutes is like a speed limit. A speed limit by itself does not guarantee that the speed limit will never be exceeded. Like this proposal the rules associated with a speed limit provide consequences if the limit is exceeded. With this proposal the consequences are a non-binding shareholder vote is required for unreasonably high golden parachutes.
This proposal places no limit on long-term equity pay or any other type pay. This proposal thus has no impact on the ability to attract executive talent or discourage the use of long-term equity pay because it places no limit on golden parachutes. It simply requires that extra large golden parachutes be subject to a non-binding shareholder vote at a shareholder meeting already scheduled for other matters.
This proposal is relevant because the annual say on executive pay vote does not have a separate section for approving or rejecting golden parachutes.
The topic of this proposal received and between 51 % and 65% support at:
FedEx
Spirit AeroSystems
Alaska Air
Fiserv

This proposal is more important at Xerox since the Xerox Chairman of the Board, James Nelson, was rejected by 32% of shares in 2023 when a 5% rejection if often norm for well performing directors.
Please vote yes:
Shareholder Opportunity to Vote on Excessive Golden Parachutes - Proposal 5

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL
The Board has given careful consideration to the shareholder proposal and has concluded for the reasons described below that adoption of this resolution is unnecessary and is not in the best interests of Xerox and its shareholders.
The proposal is unnecessary because shareholders already have opportunities to express their approval or disapproval of our post-termination compensation policies through say-on-pay votes and our robust, year-round shareholder outreach program.
Our equity plan, the Xerox Holdings Corporation Performance Incentive Plan, was approved by our shareholders with a 96% vote at our 2020 Annual Meeting of Shareholders. As noted above, equity compensation represents a sizable portion of our executives’ compensation, and accordingly, potential equity acceleration in limited circumstances represents a significant severance benefit to our equity plan participants. Given that the equity component of our current severance plan is not subject to any cap, the Proponent, through the Proposal, would seek to require additional shareholder approval despite the fact that this equity portion of one’s severance benefit is a component of a plan that has already been approved by shareholders.
In addition to the 2020 shareholder approval of our equity plan, we seek annual approval of the compensation packages for our named executive officers (NEOs) by holding an annual say-on-pay advisory vote giving our shareholders the ability to vote on our executive compensation program each year, including any compensation payable to our NEOs in connection with, or following, a termination of employment. In addition, SEC rules already require a separate advisory approval by shareholders of compensation arrangements and understandings in connection with acquisitions or mergers that require shareholder approval (a so-called “golden parachute” arrangement). If we were to undergo an acquisition or merger that requires shareholder approval, shareholders would have the opportunity to vote on any golden parachute arrangements regardless of whether proponent’s policy had been enacted.
Supplementing this vote, we have a robust year-round shareholder outreach program focused on proactive engagement throughout the year with a significant and diverse portion of our institutional shareholders on any topics they wish to discuss. As described above under Executive Compensation—Say-on-Pay Votes and Shareholder Engagement, following our 2023 Annual Meeting of Shareholders, we conducted extensive shareholder outreach to request feedback on our executive compensation program and to discuss vote results, regulatory developments and compensation trends, and potential design changes. We reached out to shareholders holding approximately 55% of our outstanding common stock and held calls with shareholders owning approximately 38% of our common stock. As discussed in our Executive Compensation—Say-on-Pay Votes and Shareholder Engagement section of this proxy, the shareholders we heard from were pleased with our thoughtful responses to their questions and in particular with the recent changes to our annual and long-term incentive plan designs. Importantly, on these calls, none of our shareholders raised the topic of our severance practices as an area of concern.
Through our proactive approach to shareholder engagement, we have also been responsive to the results of our low say-on-pay vote in our 2021 Annual Meeting of Shareholders and have focused our efforts on making meaningful changes. As a result, our 2022 Say-on-Pay vote result improved by approximately 40% compared to the 2021 Say-on-Pay vote and our 2023 Say-on Pay vote result improved by approximately 35% compared to the 2022 Say-on-Pay vote. Despite approximately 94.5% of shareholder votes being cast in favor or our 2023 say-on-pay proposal, we continue to reach out to our shareholders and consider how best to align our executive compensation programs with shareholder interests.
We believe these avenues of communication, along with the annual say-on-pay votes, are the most effective method of providing shareholders with a voice on our executive compensation program. Requiring additional non-binding shareholder approval of our compensation program is unlikely to provide shareholders with more effective input and, is, therefore, unnecessary.

The proposal is unnecessary because our Compensation Committee and Board have the expertise, the resources and the duty to design and implement our compensation practices in line with the principles and interests of our shareholders.
We believe that our Compensation Committee, which is composed entirely of independent directors, and Board are best suited to structure compensation programs that address our needs as a global company. Xerox’s executives are located in numerous jurisdictions and their compensatory arrangements are subject to, and greatly influenced by, numerous laws, rules, and regulations of different foreign and U.S. federal and state jurisdictions in which Xerox’s operations are based. The Compensation Committee has the expertise and resources to design and implement our compensation practices in line with the principles and interests of our shareholders, as well as in compliance with the rules and regulations of the jurisdictions in which our executives reside. To do that, the Compensation Committee must have the flexibility and discretion to structure effective executive compensation programs, and to consider regulatory complexity across jurisdictions, market competitiveness, and Xerox’s strategic, operational, and financial goals. Requiring a non-binding shareholder vote on executive severance payments is unnecessary and in no way assists the Compensation Committee and Board in exercising the judgment they were asked to exercise when elected by the Company’s shareholders in the first place.
Xerox’s executive compensation program effectively aligns executive and shareholder interests and provides reasonable and appropriate post-termination compensation. In the case of cash severance, these payments are already limited to less than 2.99 times base salary plus target annual bonus.
Our executive compensation program, through its emphasis on pay for performance, is designed to align executive compensation with Xerox’s business strategy and promote long-term shareholder value. Accordingly, our compensation philosophy is guided by our core principles of (i) rewarding our senior executives for attaining financial performance targets, (ii) holding our senior executives accountable for the performance of the business units, divisions or functions for which they are responsible, and (iii) motivating our senior executives to collectively make decisions about Xerox that will deliver enhanced value to our shareholders over the long term.
In alignment with these principles, the largest percentage of our NEOs’ targeted total direct compensation is long-term incentive compensation in the form of service- and performance-based incentive equity awards. The primary objective of these equity awards is to motivate and reward our senior executive team for maximizing long-term shareholder value. Our equity award agreements provide for full accelerated vesting prior to a change-in-control (as defined in our equity plan) only in the event of death, and our executive change-in-control agreements provide for full accelerated vesting only in the limited circumstance of an executive’s death, or if the executive’s employment is terminated by Xerox without ”cause” or by the executive for “good reason” (each a “qualifying termination”) within two years following a change-in- control) (i.e., so-called “double-trigger” accelerated vesting).
Under the terms of our equity award agreements, the senior executive team is eligible for prorated vesting of outstanding equity awards in connection with a termination without cause by Xerox, an executive’s qualifying retirement, or a termination due to executive’s disability. Such proration would be based on the number of full months of service as an employee that the executive completed during the vesting period (including, at the Compensation Committee’s discretion, the salary continuation period), with performance-based restricted stock unit awards being earned based on actual performance. Beginning with 2024, grants the CEO and COO are eligible for continued vesting in the event of termination without Cause by Xerox.
Like our equity awards, the Company’s severance practices also align our senior executive team’s interests with those of our shareholders by attracting and retaining top talent by offering competitive, market-appropriate compensation packages that require execution of releases, and non-compete and non-solicitation provisions in exchange for the severance benefits. With the exception of our CFO, Mr. Heiss, who is entitled to benefits under a collectively bargained French plan, members of the senior executive team participate in the Officer Severance Program, and have change-in-control agreements (CICAs) with the Company, both of which were approved by the Compensation Committee only after a review of market practices and consultation with its independent compensation consultant. The Officer Severance Program and CICAs provide for limited cash payments and benefits only in clearly defined qualifying termination circumstances, and for all current executives, cash payments are already limited to less than 2.99 times base salary plus target annual bonus.
The Officer Severance Program provides for cash severance payments upon a qualifying termination in the amount of:
•Two times base salary for our current CEO; and
•One times base salary for our other senior executives.

In addition, the Officer Severance Program provides specified health and welfare benefits during the respective severance periods. With the exception of the CEO and COO, the program provides for continued vesting of equity awards only at the discretion of the Compensation Committee, and subject to the other vesting provisions described above. In the event of involuntary termination without Cause or employee’s Termination for Good Reason, the CEO and COO continue to vest in their awards.
Our executives’ CICAs provide for cash severance payments upon a qualifying termination within two years following a change in control event equal to:
•Two times the sum of annual base salary and target annual incentive award, and continuation of specified welfare benefits at active employee rates for a period of 24 months.
Xerox does not provide any excise tax reimbursement on any form of severance payments
Xerox’s severance plan and change in control agreements are limited to Xerox’s senior executive team and, as illustrated by the details set forth above, the cash payments under each are already limited to less than 2.99 times base salary plus target annual bonus. We contend that adoption of the proposal is unnecessary given our existing termination policies, which we believe are appropriately constructed and administratively feasible..
The proposal discourages the use of at-risk, long-term equity incentive awards by including long-term equity incentive awards in the calculation of whether a termination agreement exceeds 2.99 times an executive’s base and target bonus.
The purpose of our long-term incentive compensation, paid in the form of restricted stock units (RSUs) and performance-based share units (PSUs) is to focus our executives on increasing shareholder value by incentivizing their contribution to the Company’s long-term growth and performance. This is achieved in several ways. The use of service-based RSUs promotes retention of our key executives in a highly competitive marketplace. The use of performance-based PSUs strongly supports the objectives of ensuring that pay is aligned with changes in shareholder value and creating commonality of interest between our executives and shareholders. It also ensures that the amount of long-term incentive compensation granted is tied directly to both increases in shareholder value and the achievement of critically important multi-year performance objectives.
Equity awards comprise a sizable portion of our executives’ total compensation and are granted and accepted with the expectation that the executives will be given a fair opportunity to realize the full value of these awards. Because our stock ownership guidelines subject key executives to post-termination stock holding periods, even our former executives’ interests remain aligned with our shareholders, strengthening the deterrent nature of our confidentiality and other restrictive covenants by reducing the likelihood of a breach because the compensation program—namely, the alignment of shareholder value of the executive’s equity holdings could also be impacted.
The adoption of this proposal would potentially trigger a shareholder vote, even upon involuntary termination events and retirements. As a result, the Board believes the effect of the proposal would be to discourage the use of long-term equity incentive awards which directly conflicts with the objectives of our executive and executive interests.
Proponent’s claim that this proposal is more important at Xerox because the Xerox Chairman of the Board, James Nelson, was rejected by 32% of shares in 2023 is moot given that Mr. Nelson resigned as a Xerox Board member effective September 2023.
In sum, our Board believes that our current executive compensation policies and practices, including our plans and policies governing post- termination compensation, are reasonable, appropriate, and effectively align the interests of our executives with those of our shareholders. Adoption of this proposal is unnecessary and not in the best interests of our shareholders.

The Board unanimously recommends a vote
AGAINST
the shareholder proposal relating to golden parachutes,
if properly presented at the annual meeting.

PROPOSAL 6 - SHAREHOLDER PROPOSAL REQUESTING A DIRECTOR ELECTION RESIGNATION BYLAW
The North Atlantic States Carpenters Pension Fund (Proponent), 29 Endicott Street Worcester, MA 01610, has represented that it has beneficially owned the requisite amount of Common Stock for more than one year and has notified us that a representative will present the following shareholder proposal at the Annual Meeting.
The text of the shareholder proposal and supporting statement appear exactly as received by the Company unless otherwise noted. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the Proponent. The shareholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.
The shareholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the Proponent.
The Board of Directors opposes the shareholder proposal for the reasons stated after the proposal.

Proposal 6 — Director Election Resignation Bylaw Proposal
Resolved: That the shareholders of Xerox Holdings Corporation ("Company") hereby request that the board of directors take the necessary action to amend its director election resignation bylaw that requires each director nominee to submit an irrevocable conditional resignation to the Company to be effective upon the director's failure to receive the required shareholder majority vote support in an uncontested election. The proposed amended resignation bylaw shall require the Board to accept a tendered resignation absent the finding of a compelling reason or reasons to not accept the resignation. Further, if the Board does not accept a tendered resignation and the director remains as a "holdover" director, the resignation bylaw shall stipulate that should a "holdover" director not be re-elected at the next annual election of directors, that director's new tendered resignation will be automatically effective 30 days after the certification of the election vote. The Board shall report the reasons for its actions to accept or reject a tendered resignation in a Form 8-K filing with the U.S. Securities and Exchange Commission.
Supporting Statement: The Proposal requests that the Board amend its director resignation bylaw to enhance director accountability. The Company has established in its bylaws a majority vote standard for use in an uncontested director election, an election in which the number of nominees equal the number of open board seats. Under applicable state corporate law, a director's term extends until his or her successor is elected and qualified, or until he or she resigns or is removed from office. Therefore, an incumbent director who fails to receive the required vote for election under a majority vote standard continues to serve as a "holdover" director until the next meeting of shareholders. A Company resignation bylaw addresses the continued status of an incumbent director who fails to be re-elected by requiring such director to tender his or her resignation for Board consideration.
The proposed new director resignation bylaw will set a more demanding standard of review for addressing director resignations then that contained in the Company's current resignation bylaw. The resignation bylaw will require the reviewing directors to articulate a compelling reason or reasons for not accepting a tendered resignation and allowing an un-elected director to continue to serve as a "holdover" director. Importantly, if a director's resignation is not accepted and he or she continues as a "holdover" director but again fails to be elected at the next annual meeting of shareholders, that director's new tendered resignation will be automatically effective 30 days following the election vote certification. While providing the Board latitude to accept or not accept the initial resignation of an incumbent director that fails to receive majority vote support, the amended bylaw will establish the shareholder vote as the final word when a continuing "holdover" director is not re-elected. The Proposal's enhancement of the director resignation process will establish shareholder director election voting as a more consequential governance right.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL
The Board has given careful consideration to the shareholder proposal and has concluded for the reasons described below that adoption of this resolution is unnecessary and is not in the best interests of Xerox and its shareholders.
Xerox’s Bylaws already provide for an appropriate director election resignation policy. The proposal requests that the Board take the necessary action to amend Xerox’s Bylaws to provide for a new policy that requires the Board to accept any tendered resignation absent the finding of a “compelling reason” not to do so and, if the Board elects not to accept any such resignation, that the resignation automatically become effective in the event the “holdover” director does not receive a majority vote at the next annual election of directors (to be effective 30 days after the certification of the election vote).
Xerox’s current director resignation bylaw effectively addresses the Proponent’s concern with allowing for an orderly transition for directors who do not receive a majority vote, and allows the Board to exercise its fiduciary duties in determining the best course of action for Xerox and its shareholders. Xerox already has in place a resignation policy in its Bylaws for “holdover directors,” which provides that each incumbent director who receives a greater number of votes cast against his or her election than in favor of his or her election tender his or her resignation promptly after such election. The independent directors of the Board are then required to decide whether to accept or reject such director’s resignation and promptly disclose their decision on Form 8-K. In exercising its fiduciary duties in deciding whether or not to accept a tendered resignation, the independent directors must consider a number of factors, including: (1) the requirements to have a majority of independent directors and directors with specific expertise on certain committees, (2) the overall composition and qualifications of the Board, (3) a director’s individual contribution to the Board, (4) the ability of Xerox to identify suitable replacement directors, and (5) the circumstances surrounding the election of directors. Accordingly, the Board believes that Xerox’s current director resignation policy is most appropriate for Xerox and its shareholders and that such policy adequately addresses the Proponent’s concerns.
Based on the foregoing, the Board believes the adoption of this proposal is unnecessary and not in the best interest of Xerox and its shareholders.

The Board unanimously recommends a vote
AGAINST
the shareholder proposal requesting a director election resignation bylaw, if properly presented at the annual meeting.

OTHER MATTERS
The Board does not intend to present any other matters at this meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting other than as described in this Proxy Statement. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.
By order of the Board,
Flor M. Colón
Chief Legal Officer and Corporate Secretary
Norwalk, Connecticut
April 11, 2024

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote?
Owners of our Common Stock and our Series A Preferred Stock as of the Record Date are entitled to vote at the Annual Meeting. The shares owned include shares you held on that date (1) directly in your name as the shareholder of record, and/or (2) in the name of a broker, bank or other holder of record where the shares were held for you as the beneficial owner. As of the Record Date, there were 124,185,122 shares of our Common Stock outstanding and entitled to vote, each entitled to one vote on each matter to be acted upon at the Annual Meeting, and there were 180,000 shares of Series A Preferred Stock outstanding and entitled to vote, convertible into approximately 6,741,571 shares of Common Stock and entitled to one vote on each matter to be acted upon at the Annual Meeting for each 10 shares of Common Stock into which such shares of Series A Preferred Stock were convertible as of the Record Date (or approximately 674,157 votes in the aggregate attributable to the Series A Preferred Stock). Holders of the Common Stock and holders of the Series A Preferred Stock will vote together as a single class. There are no other outstanding securities of the Company entitled to vote on the proposals at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Most Xerox shareholders hold their shares as beneficial owners (through a broker, bank, or other nominee) rather than as a shareholder of record (directly in their own name).
Shareholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, a “shareholder of record.”
Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. However, because you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting, unless you request and provide at the Annual Meeting a valid proxy from your broker, bank, or other nominee. Your broker, bank, or other nominee has included a voting instruction form for you to use to direct them how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them.

What is a proxy?
A proxy is your legal designation of another person to vote the stock you own. The person you designate is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By submitting your proxy (either by voting electronically on the Internet or by telephone or by signing and returning a proxy card), you authorize the persons named in the accompanying proxy card to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

May I change or revoke my vote after I return my proxy?
Yes. You may change or revoke your proxy at any time before it is exercised at the Annual Meeting by submitting a later dated proxy card, by a later telephone or online vote, by notifying the Secretary of the Company in writing that you have revoked your proxy or by attending the Annual Meeting and voting in person. Our proxy tabulator, American Election Services, LLC, must receive any proxy that will not be voted by a shareholder at the Annual Meeting by 11:59 p.m. ET. on Tuesday, May 21, 2024.
If your shares are held in “street name” (i.e., held of record by a broker, bank or other holder of record) and you wish to revoke a proxy, you should contact your bank, broker or other holder of record and follow its procedures for changing your voting instructions. You also may vote at the Annual Meeting if you obtain a legal proxy from your bank or broker.

How will my proxy be voted?
If you properly submit your proxy via the Internet or telephone or complete, sign and return your proxy card, your shares will be voted as you specify. However, if you are a registered shareholder and you submit your proxy but do not specify a vote with respect to the proposals, your shares will be voted in accordance with the Board’s recommendation for each of the proposals. If you hold your Xerox shares through a bank, broker, or other holder of record, such intermediary may not be able to vote your shares if you return your proxy but do not specify a vote with respect to the proposals. For additional information, see below under What is a broker non-vote and how will it affect voting?

How many shares are required to be present to hold the Annual Meeting?
A quorum is necessary to hold a valid meeting of shareholders. The presence at the Annual Meeting, in person or by proxy, of holders representing a majority of the votes of shares entitled to vote at the meeting will constitute a quorum. If a quorum is not present at the Annual Meeting, the shareholders of Xerox will not be able to take action on any of the proposals at the Annual Meeting, provided that, the Annual Meeting may be adjourned as described below.
As of the Record Date, there were 124,185,122 shares of Common Stock outstanding and entitled to vote, each entitled to one vote on each matter to be acted upon at the Annual Meeting, and there were 180,000 shares of Series A Preferred Stock outstanding and entitled to vote, convertible into approximately 6,741,571 shares of Common Stock and entitled to one vote on each matter to be acted upon at the Annual Meeting for each 10 shares of Common Stock into which such shares of Series A Preferred Stock were convertible as of the Record Date (or approximately 674,157 votes in the aggregate attributable to the Series A Preferred Stock). The presence at the Annual Meeting, in person or by proxy, of holders of shares entitled to 78,816,311 votes would constitute a quorum. If you vote — including by submission of a proxy by Internet, telephone, or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Broker non-votes and abstentions are counted as present for the purpose of determining a quorum.
If there is no quorum, the shareholders present may adjourn the Annual Meeting to another time and place, and it shall not be necessary to give any notice of such adjourned meeting if the time and place to which the Annual Meeting is adjourned are announced at the Annual Meeting. At the adjourned meeting, any business may be transacted that might have been transacted on the original date of the Annual Meeting. If after the adjournment, the Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder on the new record date entitled to notice under the By-Laws.

How many votes are required to approve each proposal?
Election of Directors. Under the By-Laws, directors are elected by majority vote, meaning that in an uncontested director election, the votes cast “for” the nominee’s election must exceed the votes cast “against” the nominee’s election, with abstentions and broker non-votes not counting as votes “for” or “against.” The By-Laws require that any incumbent nominee for director who receives a greater number of votes cast “against” his or her election than “for” his or her election shall tender his or her resignation promptly after such election. The independent directors will then evaluate and determine, based on the relevant facts and circumstances, whether to accept or reject the resignation. The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the SEC.
Other Items. The affirmative vote of a majority of the votes cast in favor of or against such action at the Annual Meeting will be required for approval of the following proposals:
•Ratification of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
•Approval, on an advisory basis, of the 2023 compensation of our named executive officers;
•Approve the Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan;
•Consider a shareholder proposal relating to golden parachutes, if properly presented at the meeting; and
•Consider a shareholder proposal requesting a director election resignation bylaw, if properly presented at the meeting.

Abstentions, failures to vote and broker non-votes are not considered votes cast and therefore have no effect on the outcome of the vote on the proposals (provided that a quorum is present).
If you hold your Xerox shares through a bank, broker, or other holder of record, such intermediary may not be able to vote your shares. For additional information, see below under What is a broker non-vote and how will it affect voting?
Although the advisory vote on executive compensation is non-binding, the Board values the opinions of shareholders and will consider the outcome of the vote on this proposal when making future decisions regarding named executive officer compensation.
At present, the Board does not intend to present any other matters at this meeting, and knows of no matters other than these to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote the proxies in accordance with their best judgment and in their discretion to the extent permitted by Rule 14a-4(c) under the Exchange Act.

What is a broker non-vote and how will it affect the voting?
A broker non-vote occurs with respect to shares held in street name when a broker, bank or other holder of record, in nominee name or otherwise, submits a proxy for the Annual Meeting, but does not vote on a particular proposal because it has not received voting instructions from the beneficial owner, and it does not otherwise have discretion to vote the uninstructed shares. Brokers, banks, or other nominees are not permitted to vote your shares with respect to proposals that are deemed “non-routine” without instructions from you because such holders do not have discretionary voting power on “non-routine” proposals. Accordingly, a broker non-vote occurs when a broker, bank or other nominee holds shares for a beneficial owner, but is not empowered to vote on a particular proposal because the proposal is considered “non-routine” and the beneficial owner has not provided voting instructions on that proposal. The election of directors, the non-binding, advisory vote on the compensation of our named executive officers, amendment of the Performance Incentive Plan to increase total shares, the shareholder proposal relating to golden parachutes, if properly presented at the meeting, and the shareholder proposal requesting a director election resignation bylaw, if properly presented at the meeting, are deemed to be non-routine. As a result, if your shares are held in the name of a broker, bank or other nominee and you do not instruct the broker, bank or other nominee how to vote with respect to any such proposal, your shares will not be counted as having been voted on that proposal. However, the ratification of our independent registered public accounting firm is considered a “routine” matter. Therefore, brokers would have discretion to vote on this proposal without having received timely voting instructions from you.
If you do not instruct your broker on how to vote your shares with respect to these non-routine matters, your broker will not be able to cast a vote on these proposals. Accordingly, we urge you to give instructions to your bank or broker or other holder of record as to how you wish your shares to be voted so you may vote on these important matters.

Who will count the vote? Is my vote confidential?
A representative of American Election Services, LLC will act as Inspector of Elections, supervise the voting, decide the validity of proxies, and receive and tabulate proxies. As a matter of policy, we keep confidential all shareholder meeting proxies, ballots and voting tabulations that identify individual shareholders. In addition, the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

When will the voting results be disclosed?
We will publicly disclose voting results of the Annual Meeting within four business days after the Annual Meeting in a Current Report on Form 8-K.

How are proxies solicited?
In addition to the solicitation of proxies by mail, we also request brokerage houses, nominees, custodians, and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and we reimburse such person for the cost of forwarding the material. We have engaged HKL & Co., LLC to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay HKL & Co., LLC a fee of $25,000, plus reimbursement of out-of-pocket expenses, for this service. We bear the cost of all proxy solicitation. The Company may also solicit proxies by mail, in person, by telephone or via the Internet through its officers, directors and other individuals from our management team, who will receive no additional compensation for these services.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of printed proxy materials?
Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, on or about April 11, 2024, a Notice is being sent to all of the Company’s registered shareholders and beneficial owners of record as of the Record Date. The Notice contains instructions on how to access the proxy materials over the Internet, how to request a paper copy of the proxy materials, including a proxy card, and how shareholders may request to receive proxy materials in printed form by mail, or electronically by email, on a going forward basis.

How can I electronically access the proxy materials?
You can access the proxy materials online at www.xerox.com/investor. Shareholders may receive Proxy Statements, Annual Reports, and other shareholder materials via electronic delivery. You also can sign up for electronic delivery at www.proxyvote.com. Opting to receive future proxy materials electronically by email will provide the Company cost savings relating to printing and postage and reduce the environmental impact of delivering documents to you.

What is the deadline to propose actions (other than Director nominations) for consideration at the 2025 Annual Meeting of Shareholders?
You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in our proxy statement and proxy card for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than December 12, 2024. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Proposals should be addressed to our Corporate Secretary at Xerox Holdings Corporation, 201 Merritt 7, Norwalk, Connecticut 06851.
For a shareholder proposal that is not intended to be included in our proxy statement and proxy card for next year’s annual meeting under Rule 14a-8, the shareholder must provide the information required by our By-Laws and give timely notice to the Corporate Secretary in accordance with our By-Laws, which, in general, require that the notice be received by the Corporate Secretary:
•not earlier than the close of business on November 12, 2024; and
•not later than the close of business on December 12, 2024.
If the date of the shareholder meeting is changed by more than 30 days from the date of the previous year’s annual meeting, then notice of a shareholder proposal that is not intended to be included in our proxy statement and proxy card under Rule 14a-8 must be received a reasonable time before the Company begins to print and mail its proxy statement.
All submissions are reviewed by the Corporate Governance Committee. Deadlines for the nomination of Director candidates are discussed below.

How may I recommend individuals to serve as Directors and what is the deadline for a Director recommendation?
You may recommend Director candidates for consideration by the Corporate Governance Committee. Any such recommendations should include verification of the shareholder status of the person submitting the recommendation and the nominee’s name and qualifications for Board membership, and should be directed to the Corporate Secretary at Xerox Holdings Corporation, 201 Merritt 7, Norwalk, Connecticut 06851.

A shareholder may send a recommended Director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Board meeting prior to the issuance of the proxy statement for our Annual Meeting.

How may I nominate individuals to serve as Directors and what are the deadlines for a Director nomination?
Our By-Laws permit shareholders to nominate Directors for consideration at an annual meeting. To nominate a Director for consideration at an annual meeting, a nominating shareholder must provide the information required by our By-Laws and give timely notice of the nomination to the Corporate Secretary in accordance with our By-Laws, and each nominee must meet the qualifications required by our By-Laws.
To nominate a Director for consideration at next year’s annual meeting (but not for inclusion in our annual proxy statement), the notice must be received by the Corporate Secretary no earlier than November 9, 2024 and no later than December 9, 2024, unless the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, in which case the notice must be received within a reasonable time before the Company begins to print and mail its proxy statement.
In addition, our By-Laws provide that under certain circumstances, a shareholder or group of shareholders may submit Director nominees for inclusion in our annual meeting proxy statements and proxy cards, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in the By-Laws. These proxy access provisions of our By-Laws provide, among other things, that a shareholder or group of up to twenty (20) shareholders seeking to include Director candidates in our annual meeting proxy statement must own 3% or more of Xerox’s outstanding Common Stock continuously for at least the previous three (3) years. The number of shareholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed the greater of (i) two (2) or (ii) 20% of the number of Directors in office as of the last day on which a request to include a shareholder-nominated candidate may be delivered in accordance with our By-Laws. The nominating shareholder or group of shareholders also must deliver the information required by our By-Laws, and each nominee must meet the qualifications required by our By-Laws. Requests to include shareholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary not earlier than November 9, 2024 and not later than December 9, 2024, unless the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, in which case the notice must be received within a reasonable time before the Company begins to print and mail its proxy statement. In addition, to comply with the new universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by, and complies with the timing requirements of, Rule 14a-19 under the Exchange Act and must otherwise comply with the Company's By-laws.

How can I contact the Board?
Under our Corporate Governance Guidelines, shareholders and other interested parties desiring to communicate with the non-management Directors regarding the Company may directly contact the Chairman of the Corporate Governance Committee, c/o Xerox Holdings Corporation, Corporate Secretary, 201 Merritt 7, Norwalk, CT 06851.

What if multiple shareholders have the same address?
Where multiple shareholders reside in the same household, we will deliver a single copy of the proxy materials, along with separate proxy cards, or a single Notice to multiple shareholders who reside in the same household unless we have received contrary instructions. If you share a household with another registered shareholder and would like to receive separate copies of our proxy materials or Notice, or if you are receiving multiple copies of the proxy materials or Notice and would like to receive only one copy, you may request a change in delivery preferences. If you want to request a change in your delivery preference, please contact Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

How may I obtain additional copies of the proxy materials?
Copies of the 2024 Annual Report and 2024 Proxy Statement have been distributed to shareholders (unless you have received a copy of the Notice or have consented to electronic delivery). Additional paper copies of these documents are available at no cost upon request made to Xerox Holdings Corporation, 201 Merritt 7, Norwalk, Connecticut 06851, Attention: Corporate Secretary, or by contacting HKL & Co., LLC, our proxy solicitor, by mail at 3 Columbus Circle, 15th Floor, New York, NY 10019, or by telephone toll-free at (844) 218-8384 (from the U.S. and Canada) or at (212) 468-5380 (from other locations) (Banks and Brokerage firms may call collect at (212) 468-5380). The Notice also provides you with instructions on how to request paper copies of the proxy materials. There is no charge to receive the materials by mail. You may request paper copies of the materials until one year after the date of the Annual Meeting.
The 2024 Annual Report and 2024 Proxy Statement are also available on the Company’s website at www.xerox.com/investor (under “Investor Materials — 2024 Proxy Statement”).

Is there a list of shareholders entitled to vote at the Annual Meeting?
A list of registered shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at our offices located at Xerox Holdings Corporation, 201 Merritt 7, Norwalk, CT 06851.

ANNEX A
The Xerox Holdings Corporation
2024 Equity and Performance Incentive Plan
The Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan (the “Plan”) was adopted by Xerox Holdings Corporation (the “Company”) effective as of May 22, 2024.
1.Purpose
The purpose of the Plan as set forth herein or in any amendments hereto is to advance the interests of the Company and to increase shareholder value by providing Non-Employee Directors of the Company, and officers and employees of the Company and any entity in which the Company has a significant equity interest as determined by the Committee (“Affiliate”), with a proprietary interest in the growth and performance of the Company and with incentives for current and future service with the Company and Affiliates.
For purposes of the Plan, a Non-Employee Director shall mean a member of the Company’s Board of Directors (the “Board”) who is not at the time also an employee of the Company or any of the Company's direct or indirect majority-owned subsidiaries (regardless of whether such subsidiary is organized as a corporation, partnership, or other entity).
2.Effective Date and Term
The Plan is effective as of May 22, 2024 (the “Effective Date”) as to all awards granted under the Plan on and after the Effective Date. No awards or grants may be made under the Plan on or after May 22, 2034, or such earlier date as the Plan may be terminated pursuant to Section 13 by the Board.
The Plan is a successor plan to (i) The Xerox Holdings Corporation Performance Incentive Plan; (ii) The Xerox Corporation 2004 Performance Incentive Plan; and (iii) the Xerox Corporation 2004 Equity Compensation Plan for Non-Employee Directors (each a “Predecessor Plan”). Effective as of the Effective Date, no further awards were made under a Predecessor Plan, but outstanding awards under any Predecessor Plan remained outstanding in accordance with their applicable terms and conditions.
3.Plan Administration
(a)The independent Compensation Committee of the Board, or such other independent committee as the Board shall determine, comprised of not less than three members, shall be responsible for administering the Plan (the “Committee”). The Committee shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule, and (ii) any rules and regulations of a stock exchange on which Common Stock (as defined in Section 5) of the Company is listed.
(b)The Committee shall have full and exclusive power to interpret, construe and implement the Plan and any rules, regulations, guidelines or agreements adopted hereunder and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers shall include, but not be limited to, (i) determination of the type or types of awards to be granted under the Plan; (ii) determination of the terms and conditions of any awards under the Plan; (iii) determination of whether, to what extent and under what circumstances awards may be settled, paid or exercised in cash, shares, other securities, or other awards, or other property, or canceled, forfeited or suspended; (iv) adoption of such modifications, amendments, procedures, subplans and the like as are necessary to enable participants employed in other countries in which the Company or any Affiliate may operate to receive advantages and benefits under the Plan consistent with the laws of such countries, and consistent with the rules of the Plan; (v), modification, change, amendment or cancelation of any award to correct an administrative error, subject to the rights of participants; and (vi) taking any other action the Committee deems necessary or desirable for the administration of the Plan. All determinations, interpretations, and other decisions under or with respect to the Plan or any award by the Committee shall be final, conclusive and binding upon the Company, any Affiliate, any participant, any holder or beneficiary of any award under the Plan and any employee of the Company or an Affiliate.
(c)To the extent specified by the Committee, the Committee may delegate its administrative responsibilities to a subcommittee of the Committee comprised of not less than three members. Except for the power to amend the Plan as provided in Section 13 and except for determinations regarding employees who are subject to Section 16 of the 1934 Act and determinations regarding Non-Employee Directors, and except as may otherwise be required under any rules and regulations of a stock exchange on which Common Stock of the Company is listed, the Committee may delegate any or all of its duties, powers and authority under the Plan pursuant to such conditions or limitations as the Committee may establish to any officer or officers of the Company. Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder. To the extent that the Board, a subcommittee or any individual to whom authority is delegated pursuant to this Plan administers or amends the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board, such subcommittee or such individual.
4.    Eligibility
Any employee of the Company or any Affiliate, and any Non-Employee Director of the Company, shall be eligible to receive an award under the Plan, to the extent provided herein and as determined by the Committee.
5.    Shares of Stock Subject to the Plan
(a)As of the Effective Date, a total number of 5,200,000 shares of common stock of the Company par value $1.00 per share (“Common Stock”), are available for issuance under the Plan.
(b)Shares issued or transferred under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent on or after the Effective Date any Stock Awards, Stock Options or SARs (as such terms are defined in Section 7 of the Plan) granted at any time under the Plan or a Predecessor Plan expire or are canceled, forfeited, exchanged, terminated, surrendered without having been exercised (in the case of a Stock Option or SAR), or otherwise not paid in full, or are settled in cash and not in shares of Common Stock, the shares subject to such awards shall again be available for purposes of the Plan in addition to the 5,200,000 shares authorized at Section 5(a). No Awards under a Predecessor Plan may be awarded on or after March 31, 2024. Any shares subject to outstanding awards under a Predecessor Plan that were awarded before the Effective Date are available for issuance in accordance with the terms and conditions of such awards and applicable Predecessor Plan in addition to the number of shares set forth in Section 5(a). Shares of Common Stock surrendered in payment of the exercise price of a Stock Option awarded under the Plan or a Predecessor Plan, and shares of Common Stock withheld or surrendered for payment of taxes with respect to Awards awarded under the Plan or a Predecessor Plan, shall not be available for issuance under the Plan in addition to the number of shares set forth at Section 5(a). If shares are repurchased by the Company on the open market with the proceeds of the exercise price of Stock Options, such shares may not again be made available for issuance under the Plan. Any shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an affiliate of, or in substitution for, outstanding awards previously granted by an acquired company shall not be counted against the shares available for issuance under the Plan.
(c)No fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares in payment of awards under the Plan.

6.    Adjustments and Reorganizations
(a)If the Company shall at any time change the number of issued shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the shares) or make a distribution of cash or property that has a substantial impact on the value of issued shares (other than by normal cash dividends), the Committee shall equitably adjust (i) the aggregate number of shares that may be issued under the Plan; (ii) the number of shares subject to awards of a specified type or to any individual under the Plan; and/or (iii) the price per share for any outstanding Stock Options, SARs and other awards under the Plan to reflect such change to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.
(b)Except as otherwise provided in subsection 6(a) above, notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Committee shall authorize the issuance, continuation or assumption of outstanding Stock Options, SARs and other awards under the Plan or provide for other equitable adjustments after changes in the shares resulting from any merger, consolidation, sale of all or substantially all assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve the rights of the holders of awards under the Plan.
(c)In the case of any sale of all or substantially all assets, merger, consolidation or combination of the Company with or into another corporation other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), any individual holding a Stock Option, SAR or any other award denominated in shares of Common Stock shall have the right to receive the Acquisition Consideration (as defined in this subsection (c)) receivable by a holder of the number of shares available in accordance with the terms of the applicable awards and the Plan as in effect immediately before the Acquisition.
The term “Acquisition Consideration” shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one share of the Company upon consummation of an Acquisition.
(d)No adjustment or modification to any outstanding award pursuant to this Section 6 shall be permitted if it would constitute the modification or extension of a stock right within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury guidance thereunder (such Code section and applicable Treasury guidance, “Section 409A”).
7.    Awards to Employees
(a)The Committee shall determine the type or types of award(s) under the Plan to be made to each participant who is an employee of the Company or an Affiliate and shall approve the terms and conditions governing such awards in accordance with Section 12. Awards to employees of the Company or an Affiliate may include but are not limited to those listed in this Section 7. Awards to any employee of the Company or an Affiliate may be granted singly, in combination or in tandem so that the settlement or payment of one automatically reduces or cancels the other. Awards to any employee of the Company or an Affiliate may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other employee or compensation plan of the Company or an Affiliate, including the plan of any acquired entity.

(b)A Stock Option is a grant of a right to purchase a specified number of shares of Common Stock during a specified period. The purchase price of each Stock Option shall be not less than 100% of Fair Market Value (as defined in Section 10) on the effective date of grant. A Stock Option may be exercised in whole or in installments, which may be cumulative. A Stock Option granted to an employee may be in the form of an incentive stock option (“ISO”) that complies with Code Section 422 and the regulations thereunder at the time of grant. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or such other method as provided by the Committee at the time of grant or as provided in the form of agreement approved in accordance herewith, including tendering (either constructively or by attestation) Common Stock, surrendering a Stock Award valued at market value at the time of surrender, surrendering a cash award, or any combination thereof. Other than pursuant to Section 6, the Committee shall not without the approval of the Company’s shareholders (i) lower the exercise price per share of a Stock Option after it is granted, (ii) cancel a Stock Option when the exercise price per share exceeds the Fair Market Value of one share in exchange for cash or another award (other than in connection with a Change in Control), or (iii) take any other action with respect to a Stock Option that would be treated as a repricing under Nasdaq rules. The Company may not repurchase a Stock Option for value (in cash, substitutions, cash buyouts or otherwise) from a Stock Option-holder if the current Fair Market Value of the shares underlying the Stock Option is lower than the exercise price per share of the Stock Option. The foregoing two sentences are collectively referred to herein as the “Repricing Prohibition.” Under no circumstances may a Stock Option provide for automatic award of additional stock options upon the exercise of the Stock Option, including, without limitation, “reload options.”
(c)A Stock Appreciation Right (“SAR”) is a right to receive a payment, in cash and/or Common Stock, as determined by the Committee, equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time the SAR is exercised over (ii) the Fair Market Value on the effective date of grant of the SAR as set forth in the applicable award agreement (the “SAR Exercise Price”). Notwithstanding any provision of the Plan to the contrary, the Repricing Prohibition described above shall also apply to SARs on the same basis as it does to Stock Options were the SAR Exercise Price substituted for the Stock Option exercise price.
(d)    A Stock Award is an award made in stock or denominated in units of stock, other than a Stock Option or a SAR. For example, Stock Awards may include, but are not limited to, awards of restricted stock, restricted stock units (RSUs), performance share units (PSUs), or phantom stock. All or part of any Stock Award may be subject to conditions established by the Committee, and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance, including, without limitation, earnings per share, cash flow, cost reduction, days sales outstanding, cash conversion cycle, cash management (including, without limitation, inventory and/or capital expenditures), total shareholder return, return on shareholders’ equity, return on invested capital, economic value added measures, return on assets, pre-or post-currency revenue, pre-or post-currency performance profit, profit before tax, profit after tax, operating profit, operating margin, stock price and return on sales. The Committee may at its discretion modify performance standards as appropriate if any performance condition cannot be satisfied solely because of the occurrence of a significant event that is beyond the reasonable control of the Company or the participant and could not have been reasonably foreseen or provided for, including war, acts of terrorism and acts of God including earthquakes and epidemics.
(e)    A Cash Award may be made to an employee in any of the following forms:
(i)an annual incentive award in connection with which the Committee will establish specific performance periods (not to exceed twelve months) to provide cash awards for the purpose of motivating participants to achieve goals for the performance period. An annual incentive award shall specify the minimum, target and maximum amounts of awards for a performance period for a participant or any groups of participants; or
(ii)a long-term award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the award agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, and other measurement of individual, business unit or Company performance (for example, an award of phantom stock, the eventual payment of which would be made in cash and tied to the performance of a particular business unit, as set forth in the award agreement).
(f)    The Committee shall have the discretion with respect to any award granted under the Plan to establish upon its grant conditions under which (i) the award may be later forfeited, canceled, rescinded, suspended, withheld or otherwise limited or restricted; or (ii) gains realized by the grantee in connection with an award or an award’s exercise may be recovered; provided that such conditions comply with applicable laws.
If a participant who is an employee or former employee of the Company or an Affiliate is determined by the Committee, in the Committee’s sole discretion exercised prior to a Change in Control, to have failed to satisfy one or more of the conditions set forth in the Award Agreement, by any act or failure to act, any awards granted to such employee or former employee, whether or not nonforfeitable shall be canceled and be of no further force or effect and any payment or delivery of an award from six months prior to such act or failure to act may be rescinded. In the event of any such rescission, the participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee.
If the Company is required to prepare a Restatement, as such term is defined in in the Compensation Recoupment Policy of Xerox Holdings Corporation (the “Compensation Recoupment Policy”), any award of Incentive Based Compensation, as such term is defined in the Compensation Recoupment Policy, granted to a participant who is at any time an Executive Officer, as such term is defined in the Recoupment Policy, shall be subject to any applicable provisions of the Recoupment Policy.
(g)    Payment of awards may be in the form of cash, stock, other awards, or in such combinations thereof as the Committee shall determine at the time of grant, and with such restrictions as it may impose. The Committee may also require or permit participants to elect to defer the issuance of shares or the payment of awards in cash under such rules and procedures as it may establish under the Plan, to the extent permitted by Section 409A. It may also provide that deferred payments include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred payments denominated in shares.
8.Awards to Non-Employee Directors
(a)    The Committee shall determine the type of award(s) to be made to each Non-Employee Director under the Plan and shall approve the terms and conditions governing such awards through the issuance of an award agreement. Awards may be granted singly, in combination, or in tandem so that the settlement or payment of one automatically reduces or cancels the other.
(b)    There shall be an annual limit of $750,000 on the aggregate value of the annual cash retainer and annual equity retainer awarded to a Non-Employee Director for service as a director in any year, such value for the annual equity retainer to be the fair market value as determined by the Board as of the grant date(s) for such awards.
(c)    The following is a list of awards that may be granted under the Plan, either individually or collectively, to a Non-Employee Director, subject to the terms and conditions established by the Committee:
(i)     A Deferred Stock Unit is a type of Stock Award in the form of a bookkeeping entry that represents the right to receive one share of Common Stock at a future date and which may be in the form of restricted stock units ("RSUs") or deferred stock units ("DSUs"). Outright grants may be made as part of the Non-Employee Director's annual compensation for services rendered. If permitted by the Board at the time, and to the extent permitted by section 409A of the Code, a Non-Employee Director may elect to defer compensation otherwise payable to him or her currently. DSUs will include the right to receive, from and after the grant date but in all events subject to vesting of the DSUs, dividend equivalents which are credited in the form of additional DSUs payable in Common Stock following the Non-Employee Director's separation from service as defined for purposes of section 409A of the Code. RSUs will include the right to receive, from and after the grant date but in all events subject to vesting of the RSUs, dividend equivalents which are payable in the form of cash.
(ii)     A Stock Option shall have the meaning, and be subject to the terms and conditions set forth in Section 7(b) of the Plan, except that in no event may an ISO be granted to a Non-Employee Director.
(iii)    A Stock Appreciation Right or SAR shall have the meaning, and be subject to the terms and conditions, set forth in Section 7(c) of the Plan.
(iv)    A Stock Award shall have the meaning set forth in Section 7(d) of the Plan.
(d)    The Committee may require or permit participants to elect to defer the issuance of shares or the payment of awards in cash under such rules and procedures as it may establish under the Plan, to the extent permitted by Section 409A. The Committee may also provide that deferred payments include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred payments denominated in shares.
(e)    The Committee shall have the full power and authority to determine under what circumstances any award to a Non-Employee Director shall be canceled, suspended or recouped (e.g., activity by Non-Employee Directors which constitutes a conflict of interest with the Company or is in violation of Company policies).
9.Dividends and Dividend Equivalents
(a)    The Committee may provide that awards denominated in Common Stock may earn dividends or dividend equivalents, paid currently in cash or shares of Common Stock, or credited to an account established by the Committee under the Plan in the name of the participant and payable on a deferred basis.
(b)    Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents.
(c)    No dividends or dividend equivalents will be paid on shares subject to any award granted to a participant before the award becomes nonforfeitable. In no event will dividends or dividend equivalents be paid with respect to Options or SARs.
10. Fair Market Value
Fair Market Value for all purposes under the Plan shall mean the closing price of Common Stock as reported in The Wall Street Journal in the Nasdaq Composite Index or similar successor consolidated transactions reports for the relevant date, or if no sales of Common Stock were made on said exchange on that date, the closing price of Common Stock as reported in said composite transaction report for the preceding day on which sales of Common Stock were made on said exchange. Under no circumstances shall Fair Market Value be less than the par value of the Common Stock.
11. Transferability and Exercisability
Except as otherwise provided in this Section 11, all awards under the Plan shall be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the participant other than by will or the laws of descent and distribution except pursuant to a domestic relations order entered by a court of competent jurisdiction. Notwithstanding the preceding sentence, the Committee may provide that any award of non-qualified Stock Options may be transferable by the recipient to family members or family trusts established by the recipient. The Committee may also provide that, in the event that a participant terminates employment with the Company to assume a position with a governmental, charitable, educational or similar non-profit institution, a third party, including but not limited to a “blind” trust, may be authorized by the Committee to act on behalf of and for the benefit of the respective participant with respect to any outstanding awards. Except as otherwise provided in this Section 11, during the life of the participant, awards under the Plan shall be exercisable only by him or her except as otherwise determined by the Committee. In addition, if so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distributions under the Plan upon the death of the participant. In no event may an award be transferred for monetary value.
12.Award Agreements; Notification of Award
Awards under the Plan (other than annual incentive Cash Awards described in Section 7(e)(i)) shall be evidenced by one or more agreements approved by the Committee that set forth the terms and conditions of and limitations on an award, except that in no event shall the term of any Stock Option or SAR exceed a period of ten years from the date of its grant, except as otherwise permitted by Section 19. The Committee need not require the execution of any such agreement by a participant in which case acceptance of the award by the respective participant will constitute agreement to the terms of the award. In the case of an annual incentive Cash Award, the participant shall receive notification of such award in such form as the Committee may determine.
13.    Plan Amendment and Termination
The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with the following:
(a)The Board or the Committee may amend the Plan or any award agreement under the Plan as it deems necessary or appropriate, except that no such amendment which would cause the Plan not to comply with the requirements of New York Business Corporation Law as in effect at the time of such amendment shall be made without the approval of the Company’s shareholders. No amendment shall materially adversely affect any outstanding award under the Plan without the consent of the holder thereof.
(b)Notwithstanding the foregoing, an amendment that constitutes a “material amendment,” as defined by Nasdaq rules, shall be submitted to the Company’s shareholders for approval. Any revision that deletes or limits the scope of any Plan provision prohibiting repricing of Stock Options or SARs without shareholder approval will be considered a material amendment.
(c)The Board may terminate the Plan at any time, at its sole discretion. Upon termination of the Plan, no future awards may be granted, but previously-made awards shall remain outstanding in accordance with their applicable terms and conditions, and the terms of the Plan.
14.    Tax Withholding
The Company or an employee’s employer (the “Employer”) shall have the right to deduct from any payment of an award made under the Plan, including the delivery or vesting of shares, an amount sufficient to cover withholding required by law for any foreign, federal, state or local taxes or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit shares to be used to satisfy required tax withholding and such shares shall be valued at the fair market value as of the payment date of the applicable award.
Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to employee’s participation in the Plan and legally applicable to employee (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Company and the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of awards under the Plan, including, but not limited to, the making of awards, the issuance of shares of Common Stock of awards, subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents. The Company and the Employer do not commit to and are under no obligation to structure the terms of the grant or any aspect of the awards to reduce or eliminate employee’s liability for Tax-Related Items or achieve any particular tax result. The Company, the Employer, and their respective agents, at their discretion, are authorized to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: withholding from employee’s wages or other cash compensation paid to employee by the Company or the Employer; withholding from the proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the awards through Stock Option exercise either through a voluntary sale or through a mandatory sale arranged by the Company (on employee’s behalf pursuant to this authorization); or withholding in shares of Common Stock to be issued upon vesting/settlement of the awards and Stock Option exercises.
The employee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if employee fails to comply with employee’s obligations in connection with the Tax-Related Items.
15.    Other Company Benefit and Compensation Programs
Unless otherwise determined by the Committee, payments of awards received by participants under the Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company or Employer benefit plan, severance program or severance pay law of any country.
16.Unfunded Plan
Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.
17.Future Rights
No person shall have any claim or right to be granted an award under the Plan, and no participant shall have any right by reason of the grant of any award under the Plan to employment or continued employment by the Company or any Affiliate of the Company. Awards hereunder are voluntary and occasional and do not create any contractual or other right to receive future awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past. All decisions with respect to future awards under the Plan, if any, will be at the sole discretion of the Committee.
18.General Restriction
Each award shall be subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of any award under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such award or the exercise payment thereof, such award may not be granted, exercised or paid in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

19.Governing Law
The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the state of New York and applicable Federal law.
Grants provided hereunder are made and/or administered in the United States. Any litigation that arises under the Plan shall be conducted in the courts of Monroe County, New York, or the federal courts for the United States for the Western District of New York.
20.Successors and Assigns
The Plan shall be binding on all successors and permitted assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of such participant’s creditors.
21.Rights as a Shareholder
A participant shall have no rights as a shareholder until he or she becomes the holder of record of Common Stock.
22.Change in Control
Notwithstanding anything to the contrary in the Plan, the following shall apply to all awards granted and outstanding under the Plan:
(a)    Definitions. Unless otherwise defined by the Committee and set forth in the award agreement at the time of the grant or otherwise defined in a participant’s employment agreement, the following definitions shall apply to this Section 22:
(i)    A “Change in Control” shall be deemed to have occurred if:
(A)any Person (as defined below in this Section 22(a)(i)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities.
(B)there is consummated a merger or consolidation of the Company with any other person, other than (1) a merger or consolidation that results in the directors of the Company who were members of the Incumbent Board (as defined below in this Section 22(a)(i)) immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding voting securities, or
(C)the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before such sale.
For purposes of this definition of Change in Control, “Person” shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Section

13(d) and 14(d) of the 1934 Act, except that such term shall not include Excluded Persons. “Excluded Persons” shall mean (1) the Company and its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (3) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (4) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (5) an individual, entity or group who is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule), provided that if any Excluded Person described in this clause (5) subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this definition, such individual, entity or group shall no longer be considered an Excluded Person and shall be deemed to have first acquired beneficial ownership of securities of the Company on the first date on which such individual, entity or group becomes required to or does so report on such Schedule.
The “Incumbent Board” comprises the following individuals: individuals who, as of the date hereof, constitute the Board; and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.
(ii)    “CIC Price” shall mean either (A) the highest price paid for a share of the Company’s Common Stock in the transaction or series of transactions pursuant to which a Change in Control of the Company shall have occurred, or (B) if the Change in Control occurs without such a transaction or series of transactions, the closing price for a share of the Company’s Common Stock on the date immediately preceding the date upon which the event constituting a Change in Control shall have occurred as reported in The Wall Street Journal in the Nasdaq Composite Index or similar successor consolidated transactions reports.
(iii)A “Section 409A-Conforming Change in Control” is a Change in Control that conforms to the definition under Section 409A of a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such definition is set forth in Treasury guidance.
(iv)    A “Termination for Good Reason” by an employee shall mean the employee’s termination of employment with the Company within two years after a Change in Control after the employee properly notifies the Board in writing within ninety (90) days of the initial occurrence of any of the following circumstances and the Company does not remedy the circumstance within thirty (30) days of such notice, or the Company notifies the employee in writing within such 30-day period that such circumstance will not be remedied, and following such thirty (30) day period, the employee notifies the Company in writing of the employee’s termination, provided that such circumstance occurs without the employee’s express written consent after a Change in Control:
(A)    the material diminution of the employee’s authority, duties, or responsibilities from those in effect immediately prior to a Change in Control (including, without limitation, if the employee is an executive officer of the Company prior to a Change in Control, ceasing to be an executive officer of the surviving company);
(B)    A material reduction in the employee’s annual base salary and/or annual target bonus as in effect before the Change in Control except that this clause (B) shall not apply to across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person in control of the Company;

(C)    A material change in the geographic location at which the employee is required to be based (including, without limitation, the Company requiring the employee to relocate outside of the metropolitan area in which the employee was based immediately prior to the Change in Control), except for required travel on the Company’ business to an extent substantially consistent with the employee’s business travel obligations immediately prior to the Change in Control;
(D)    The failure by the Company to continue in effect any material compensation or benefit plan, vacation policy or any material perquisites in which the employee participated immediately before the Change in Control (except to the extent such plan terminates in accordance with its terms), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company Group to continue the employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the employee’s participation relative to other participants, than existed at the time of the Change in Control; or
(E)    The failure of the Company to obtain agreement from any successor to assume and agree to perform this this Plan.
A termination of employment by the employee shall not fail to be a Termination For Good Reason merely because of the employee’s incapacity due to mental or physical illness, or because the employee’s employment continued after the occurrence of any of the events listed in this Section 22(a)(iv)..
(b)Acceleration of Nonforfeitability of SARs, Stock Awards, Cash Awards, and Dividends and Dividend Equivalents Payable to Employees
(i)All SARs, Stock Options Stock Awards and Cash Awards (including dividend equivalents) outstanding shall become 100% nonforfeitable with respect to an employee upon a Termination for Good Reason or an involuntary termination of employment (other than a termination For Cause, as defined in the award agreement, according to a determination made before the Change in Control) that occurs not later than two years after a Change in Control.
(ii)If a performance-based award becomes nonforfeitable after a Change in Control under Section 22(b)(i), each applicable performance measure shall be deemed achieved at 100% of the target level determined by the Committee as of the grant date of the award, unless otherwise provided in the applicable award agreement.
(iii)The Committee may cancel a Stock Option or SAR upon a Change in Control provided that the exercise price of such Stock Option or SAR is in excess of the CIC Price, and further provided that no consideration is paid for such cancellation.
(c)    Accelerated Payment of Awards Payable to Employees
(i)Following a Change in Control that is not a Section 409A-Conforming Change in Control, awards payable to an employee (to the extent nonforfeitable) shall be paid on the scheduled payment date, and
(ii)Following a Section 409A-Conforming Change in Control, awards payable to an employee (to the extent nonforfeitable) shall be paid on the scheduled payment date, or, if earlier, upon the employee’s termination of employment that occurs within two years of such 409A-Conforming Change in Control (or, in the case of a Specified Employee, as defined in Section 23, the date that is 6 months after such termination).

(iii)If an employee has made a valid election under Section 409A to defer payment beyond the Vesting Date, such award shall be paid pursuant to clauses (i) and (ii) by substituting the date so elected for scheduled payment date.
(iv)Subsections (c)(i), (ii) and (iii) shall not apply to Stock Options, SARs, or shares of restricted stock unless otherwise provided in the applicable award agreement.
(v)Payment pursuant to the death or disability of an employee is governed by the award agreement.
(d)     Acceleration of Vesting and Payment of Stock Options, SARs, DSUs, RSUs, Stock Awards and Dividend Equivalents for Non-Employee Directors
(i)Upon the occurrence of a Change in Control, all Stock Options and SARs (to the extent the CIC Price exceeds the exercise price) held by a Non-Employee Director, and related dividend equivalents outstanding on such date shall become 100% nonforfeitable and shall be paid in cash to such Non-Employee Director as soon as may be practicable, and upon such payment shall be canceled. If upon a Change in Control the exercise price of a Stock Option or SAR is in excess of the CIC Price, the Committee shall cancel such Stock Option or SAR without consideration.
(ii)Upon the occurrence of a Change in Control, all DSUs, RSUs and any other Stock Awards shall become 100% vested. If such Change in Control is a Section 409A-Conforming Change in Control, the DSUs, RSUs and Stock Awards shall be paid in cash as soon as practicable. If such Change in Control is not a Section 409A-Conforming Change in Control, the DSUs, RSUs and Director Stock Awards shall be paid in cash as soon as on the scheduled payment date.
(iii)Payment pursuant to the death or disability of a participant who is a Non-Employee Director is governed by the award agreement.
(e)    Discretionary Awards. Upon or in anticipation of the occurrence of a Change in Control, the Committee may grant additional awards to participants who are employees (e.g., above-target awards for performance-based Stock Awards) at its sole discretion. Any such discretionary grants to employees shall be paid on the date specified by the terms of such grant. The Committee has no authority to grant discretionary Awards to Non-Employee Directors.
(f)    Amount of Cash. The amount of cash to be paid shall be determined as follows: (i) in the case of each nonforfeitable Stock Award, DSU or RSU, an amount equal to the product of (A) the number of shares subject to the nonforfeitable Stock Award, DSU or RSU, as applicable, and (B) the CIC price; (ii) in the case of each nonforfeitable Stock Option, an amount equal to the product of (A) the number of shares subject to the Stock Option and (B) the excess of the CIC Price over the exercise price; (iii) in the case of each nonforfeitable SAR, an amount equal to the product of (A) the number of shares subject to the nonforfeitable SAR and (B) the excess of the CIC Price over the SAR Exercise Price; and (iv) in the case of a nonforfeitable Cash Award, the cash payable pursuant to the nonforfeitable Cash Award.
(g)    Rule 16 Compliance. Notwithstanding the foregoing, any Stock Options, SARS or Stock Awards held by an officer or director subject to Section 16 of the 1934 Act which have been outstanding less than six months (or such other period as may be required by the 1934 Act) upon the occurrence of an event constituting a Change in Control shall not be paid in cash before the time permitted by applicable law including Section 16 of the 1934 Act.
(h)    Cancellation. Upon payment under this section, such awards shall be canceled.
23.     Section 409A Compliance
(a)    Construction and effect of terms and actions
(i)It is intended that no awards under the Plan shall cause any amount to be taxable under Code Section 409A with respect to any individual. All provisions of this Plan and of any agreement, award or award summary thereunder shall be construed in a manner consistent with this intent. Any provision of or amendment to this Plan, or of any agreement, award or award summary thereunder, that would cause any amount to be taxable under Section 409A with respect to any person is void and without effect. Any election by any participant, and any administrative action by the Committee that would cause any amount to be taxable under Section 409A with respect to any person is void and without effect under the Plan. Notwithstanding anything to the contrary herein, in no event shall the Company, its officers, directors, employees, subsidiaries, or affiliates be liable for any additional tax, interest, or penalty incurred by a participant or beneficiary as a result of the Plan’s failure to satisfy the requirements of Code Section 409A, or as a result of the Plan’s failure to satisfy any other applicable requirements for the deferral of tax.
(ii)All references in the Plan, awards and award agreements to “termination of employment” or “separation from service” shall mean “separation from service” as defined in Code Section 409A and Treasury guidance thereunder. The Committee, however, may decide in its discretion that, solely for purposes of determining the vested percentage of an award or the exercise period of a Stock Option or SAR, the reference to “termination of employment” or “separation from service” shall mean the end of the participant’s salary continuance period.
(b)    Election Rule. A participant may elect to defer awards under the Plan only if the election is made not later than December 31 of the year preceding the year in which related services are performed, except to the extent otherwise permitted by Section 409A.
(c)    Six-Month Delay Rule for Specified Employees. To the extent necessary to avoid any amount becoming taxable under Section 409A, any award that is to be paid to a Specified Employee upon termination of employment shall be administered so that any payment with respect to such award shall be made on the date that is 6 months after such termination. If the participant dies during such 6-month period, any postponed amounts shall be paid within 90 days of the participant’s death. A Specified Employee shall have the meaning set forth in Section 409A.
(d)    Accelerations. In the case of an award that is deferred compensation for purposes of Section 409A, acceleration of payment is not permitted, except that, if permitted by the Committee, acceleration of payment is permitted to the extent such acceleration shall not cause any amount to be taxable under Section 409A with respect to any individual.
(e)    Amendments for 409A Compliance. Any officer of the Company or his or her delegate, may amend the Plan as he or she, in his or her sole discretion, deems necessary or appropriate to avoid any amount becoming taxable under Section 409A and guidance thereunder.
(f)    To the extent permitted by Section 409A, the term of a Stock Option or SAR may be extended beyond the original term while the holder cannot exercise the Stock Option or SAR because such an exercise would violate an applicable Federal, state, local, or foreign law (including, without limitation, the Company’s insider trading policy established pursuant to any such law), or would jeopardize the ability of the Company to continue as a going concern, provided that the term is not extended more than 30 days after the date such exercise first would no longer violate an applicable Federal, state, local, and foreign law or would first no longer jeopardize the ability of the Company to continue as a going concern. Such amendment may be made by the Board, the Committee, or the CHRO or his or her delegate.
24.    Limitation of Actions. Any action brought in state or federal court (other than an alleged breach of fiduciary duty action under the Employee Retirement Income Security Act of 1974 (“ERISA”) which shall be governed by the terms of ERISA Section 413, if applicable) must be commenced within one year after the cause of action accrues.
XEROX HOLDINGS CORPORATION

By: _______________________

xerox™

XEROX HOLDINGS CORPORATION
201 MERRITT 7
NORWALK, CT 06851
ATTN: CORPORATE SECRETARY

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XEROX HOLDINGS CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Steven J. Bandrowczak	☐	☐	☐
1b. John G. Bruno	☐	☐	☐
1c. Tami Erwin	☐	☐	☐
1d. Priscilla Hung	☐	☐	☐
1e. Scott Letier	☐	☐	☐
1f. Nichelle Maynard-Elliott	☐	☐	☐
1g. Edward G. McLaughlin	☐	☐	☐
1h. John J. Roese	☐	☐	☐
1i. Amy Schwetz	☐	☐	☐
1j. Kenneth S. Wilson	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX] Date

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Your **Vote** Counts!

XEROX HOLDINGS CORPORATION

2024 Annual Meeting
Vote by May 21, 2024
11:59 PM ET

xerox™

XEROX HOLDINGS CORPORATION
201 MERRITT 7
NORWALK, CT 06851
ATTN: CORPORATE SECRETARY

V42564-P05554

You invested in XEROX HOLDINGS CORPORATION and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 22, 2024.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 8, 2024. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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Vote in Person at the Meeting*

May 22, 2024
9:00 AM, EDT

Xerox Holdings Corporation
501 Merritt 7
Norwalk, CT 06851

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THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of Directors	
	Nominees:	
1a.	Steven J. Bandrowczak	For
1b.	John G. Bruno	For
1c.	Tami Erwin	For
1d.	Priscilla Hung	For
1e.	Scott Letier	For
1f.	Nichelle Maynard-Elliott	For
1g.	Edward G. McLaughlin	For
1h.	John J. Roese	For
1i.	Amy Schwetz	For
1j.	Kenneth S. Wilson	For
2.	Ratify the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	For
3.	Approve, on an advisory basis, the 2023 compensation of our named executive officers.	For
4.	Approve the Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan.	For
5.	Consider a shareholder proposal relating to golden parachutes, if properly presented at the meeting.	Against
6.	Consider a shareholder proposal requesting a director election resignation bylaw, if properly presented at the meeting.	Against

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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